Filed Pursuant to Rule 424(b)(3)
Registration No. 333-218736

PROSPECTUS

(Proposed Holding Company for First Federal Bank of Wisconsin)

Up to 2,562,500 Shares of Common Stock

(Subject to increase to up to 2,950,625 shares)

FFBW, Inc. is offering up to 2,562,500 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of First Federal Bank of Wisconsin into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be traded on the Nasdaq Capital Market under the symbol “FFBW” upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 45.0% of the shares of common stock of FFBW, Inc. that will be outstanding following the offering. After the offering, 55.0% of our outstanding common stock will be owned by FFBW, MHC, our federally chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 1,887,500 shares in order to complete the offering. We may sell up to 2,950,625 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of First Federal Bank of Wisconsin and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on June 14, 2016 will have first priority to purchase shares of common stock of FFBW, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.”

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 6,000 shares ($60,000), and no person together with an associate or group of persons acting in concert may purchase more than 24,000 shares ($240,000).

The offering is scheduled to expire at 2:00 p.m., Central Time, on September 14, 2017. We may extend the expiration date without notice to you, until October 30, 2017, or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond September 27, 2019. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 30, 2017, or the number of shares of common stock to be sold is increased to more than 2,950,625 shares or decreased to less than 1,887,500 shares. If the offering is extended beyond October 30, 2017, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If you do not respond to this notice, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 2,950,625 shares or decreased to less than 1,887,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at First Federal Bank of Wisconsin and will earn interest at 0.05% until completion or termination of the offering.

FIG Partners, LLC will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, our officers, directors and employees may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,887,500	2,225,000	2,562,500	2,950,625
Gross offering proceeds	$18,875,000	$22,250,000	$25,625,000	$29,506,250
Estimated offering expenses, excluding selling agent fees and expenses	$785,000	$785,000	$785,000	$785,000
Estimated selling agent fees and expenses (1) (2)	$315,000	$315,000	$315,000	$315,000
Estimated net proceeds (1)	$17,775,000	$21,150,000	$24,525,000	$28,406,250
Estimated net proceeds per share (1)	$9.41	$9.51	$9.57	$9.63

(1)	See “The Reorganization and Offering − Plan of Distribution and Marketing Arrangements” for a discussion of FIG Partners, LLC’s compensation for this offering and the compensation to be received by FIG Partners, LLC.

(2)	Excludes reimbursable expenses and records agent fees, which are included in estimated offering expenses.

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 23.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FIG PARTNERS, LLC

For assistance, please contact the Stock Information Center at (866) 806-1790.

The date of this prospectus is August 14, 2017.

FIRST FEDERAL BANK

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43
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Lake Michigan
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Madison
Waukesha
Milwaukee
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43
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First Federal Bank

★ Home Office
1617 E Racine Ave
Waukesha, Wisconsin

Full Service Branches

★ 1617 E Racine Ave
Waukesha, Wisconsin

2 1801 Summit Ave
Waukesha, Wisconsin

3 1360 S Moorland Rd
Brookfield, Wisconsin

4 3974 S Howell Ave
Milwaukee, Wisconsin

WISCONSIN

i

SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by FFBW, Inc. and the business of First Federal Bank of Wisconsin. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of First Federal Bank of Wisconsin. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to FFBW, MHC, FFBW, Inc. and First Federal Bank of Wisconsin or to any of those entities, depending on the context.

The Companies

FFBW, MHC

Upon completion of the reorganization and the offering, FFBW, MHC will become the federally chartered mutual holding company of FFBW, Inc. FFBW, MHC is not currently an operating company and has not engaged in any business to date. FFBW, MHC will be formed upon completion of the reorganization. As a mutual holding company, FFBW, MHC will be a non-stock company that will have as its members all holders of deposit accounts at First Federal Bank of Wisconsin, and borrowers of First Federal Bank of Wisconsin as of November 1, 2012 and borrowers of the former Bay View Federal Savings and Loan Association (“Bay View Federal”), as of May 17, 2014 (the date of our merger with Bay View Federal), in each case whose borrowings as of those respective dates remain outstanding. As a mutual holding company, FFBW, MHC is required by law to own a majority of the voting stock of FFBW, Inc.

FFBW, Inc.

FFBW, Inc. will be chartered under federal law and will own 100% of the issued and outstanding common stock of First Federal Bank of Wisconsin following the reorganization and offering. This offering is being made by FFBW, Inc. FFBW, Inc. is not currently an operating company and will be formed upon completion of the reorganization. Our executive office will be located at 1360 South Moorland Road, Brookfield, Wisconsin 53005, and our telephone number will be (262) 542-4448.

Upon completion of the offering, public stockholders will own a minority of FFBW, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled company” under the meaning of the Nasdaq corporate governance rules following the offering, FFBW, Inc. will be exempt from certain corporate governance requirements, including the requirement that a majority of our board of directors be independent under Nasdaq listing standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, a majority of our directors would be considered independent under the applicable Nasdaq corporate governance listing standards.

First Federal Bank of Wisconsin

First Federal Bank of Wisconsin is a federally chartered mutual savings bank headquartered in Waukesha, Wisconsin. First Federal Bank of Wisconsin was originally chartered in 1922 and has operated continuously in the Milwaukee metropolitan area since that time. In May 2014, we merged with Bay View Federal, a federal mutual saving association located in Milwaukee, Wisconsin, with approximately $135 million in assets as of the May 17, 2014 closing date of the merger. In the merger, Bay View

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Federal’s sole office located in the Bay View neighborhood of Milwaukee became a branch office of First Federal Bank of Wisconsin, thereby expanding our presence into Milwaukee County.

We conduct our business from our main office and two additional branch offices in Waukesha County, Wisconsin, which is immediately to the west of Milwaukee, and our branch office in the Bay View neighborhood of Milwaukee.

At March 31, 2017, we had total assets of $236.1 million, total deposits of $180.5 million and total equity of $34.2 million. We had net income of $171,000 for the year ended December 31, 2016.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential owner-occupied real estate loans, one- to four-family residential investor-owned real estate loans, multifamily loans and commercial real estate loans, and, to a lesser extent, commercial and industrial loans, commercial development loans and consumer loans.

From our founding in 1922 until 2006, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. Beginning in 2006, we expanded our loan operations and began offering commercial products. Our commercial loan offerings have increased significantly in the last decade, including through our merger in 2014 with Bay View Federal.

In July 2016, we hired our current president and chief executive officer, Edward H. Schaefer, and since this time we have conducted an extensive review of our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Schaefer, we believe that we have significantly upgraded our loan operations, policies, procedures and controls. Among other areas, we have enhanced our commercial real estate and commercial and industrial lending infrastructure and have added four new loan officers, including two commercial loan officers, and expect to add additional loan officers in the future. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products in order to accommodate business customers, and thereby grow our core deposits. Also, beginning in 2015, due to the ongoing low market interest rate environment, we restructured our residential loan underwriting operations in order to increase the amount of loans that we originate which are underwritten consistent with Fannie Mae guidelines, allowing us to increase our loan sales, and thereby increase our noninterest income loan sale fees.

In recent years, we have assembled an experienced new executive management team. In addition to the 2016 hiring of Mr. Schaefer as president and chief executive officer, in 2012 we hired Nikola Schaumberg as our chief financial officer, in 2013, we hired David Rosenwald as our chief lending officer and in 2015 we hired a new compliance/internal audit officer. We believe that our new executive management team has positioned First Federal Bank of Wisconsin to achieve prudent, organic and sustained growth.

Subject to market conditions, we expect to increase our focus on originating commercial real estate and commercial and industrial loans in an effort to continue to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, health savings accounts and certificate of deposit accounts. Additionally, we have used borrowings, primarily advances from the Federal Home Loan Bank of Chicago, to fund our operations.

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First Federal Bank of Wisconsin is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

First Federal Bank of Wisconsin’s home banking office is located at 1617 East Racine Avenue, Waukesha, Wisconsin 53186, and our telephone number at this address is (262) 542-4448. Our website address is www.firstfederalwisconsin.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors, as well as our borrowers as of November 1, 2012 and former borrowers of Bay View Federal as of May 17, 2014, in each case whose borrowings as of that respective date remain outstanding, currently have the right to vote on certain matters pertaining to First Federal Bank of Wisconsin, such as the election of directors and the proposed mutual holding company reorganization described in this prospectus. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings association to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, First Federal Bank of Wisconsin will become a federal stock savings bank subsidiary of FFBW, Inc., and FFBW, Inc. will be a majority-owned subsidiary of FFBW, MHC. After the reorganization, our depositors and certain of our borrowers will become members of FFBW, MHC, and will continue to have the same voting rights in FFBW, MHC as they had in First Federal Bank of Wisconsin prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of FFBW, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and stock offerings. See ” − Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•	offer our customers, employees, management and directors an equity ownership interest in FFBW, Inc., our stock holding company, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

•	increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions or branches thereof, or establishing de novo branches.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base.

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The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal law and regulations require that a majority of the outstanding common stock of FFBW, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of FFBW, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 45% of our outstanding shares of common stock will be offered for sale in the offering (including 25,000 shares to be contributed to the charitable foundation), and 55% of our shares will be retained by FFBW, MHC. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See ” − Possible Conversion of FFBW, MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our goal is to provide long-term value to our stockholders, customers and employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•	Grow our balance sheet. As a result of our efforts to build our management team and infrastructure, and given our attractive market area, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits.

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•	Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate and commercial and industrial lending. Our principal business activity historically has been the origination of residential mortgage loans for retention in our loan portfolio, and we intend to retain our presence as a mortgage lender in our market area. Beginning in 2006, we expanded our loan operations and began offering commercial products. Our commercial loan offerings have increased significantly in the last decade. Since our hiring of our new president and chief executive officer in July 2016, we believe that we have implemented a stronger sales culture in our institution and we intend to increase our emphasis on the origination of commercial real estate and commercial and industrial loans. Since 2016 we have added four new loan officers, including two commercial loan officers, and we expect to hire additional loan officers in the future. Additionally, in recent years we have conducted an extensive review of, and have enhanced, our credit, underwriting, information technology and compliance operations. We believe all of these actions have properly positioned our institution to achieve prudent, organic and consistent growth in the future. The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

Increasing our commercial real estate and commercial and industrial loans involves risk, as described in “Risk Factors − Risks Related to Our Business − We have a substantial amount of commercial real estate, multifamily and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations” and ” − Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial real estate and multifamily loan portfolios may result in errors in judging their collectability, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits.”

•	Continue to increase core deposits, with an emphasis on low cost commercial demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include checking accounts, money market accounts, statement savings and health savings accounts. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. Since our 2014 merger with Bay View Federal, we have allowed, and continue to allow, higher-cost certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. As a result of these efforts, core deposits increased to $101.9 million, or 56.4% of our total deposits at March 31, 2017, from $95.7 million, or 52.0% of our total deposits at December 31, 2015. However, we expect to continue to utilize non-core funding sources, such as the Certificate of Depository Registry Service (CDARS) and QwickRate (online deposits) and borrowings, as needed, to fund future loan growth and our operations.

•	Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. In recent years we have conducted an extensive review of, and have

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enhanced, our credit, underwriting and loan processing policies and procedures. Our nonperforming assets to total assets ratio was 1.09% at March 31, 2017, compared to 1.48% at December 31, 2016 and 1.82% at December 31, 2013. At March 31, 2017, the majority of our nonperforming assets were related to one- to four-family residential real estate loans, including investor-owned one- to four-family loans, as our residential borrowers experienced difficulties repaying their loans during the past recession. We will continue to increase our investment in our credit review function, both in personnel as well as ancillary systems, as necessary, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth.

•	Grow organically and through opportunistic bank or branch acquisitions or de novo branching. As a result of our new executive management team, increased loan personnel and enhanced loan policies and procedures and credit administration processes, we expect to grow organically. In addition to this organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into nearby markets in southeastern Wisconsin. We will consider expanding our branch network by establishing new (“de novo”) branches and/or adding loan production offices. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

A full description of our products and services can be found under “Business of First Federal Bank of Wisconsin.”

Terms of the Offering

We are offering between 1,887,500 and 2,562,500 shares of common stock of FFBW, Inc. to eligible depositors and borrowers, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of FFBW, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 2,950,625 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering − Offering of Common Stock − Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of FFBW, Inc. decreases below $42.5 million or increases above $66.1 million, or the offering is extended beyond October 30, 2017, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. FIG Partners, LLC, our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but FIG Partners, LLC is not obligated to purchase any shares in the offering.

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Persons Who May Order Stock in the Offering

We are offering the shares of common stock of FFBW, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at First Federal Bank of Wisconsin with aggregate balances of at least $50 at the close of business on June 14, 2016;

(2)	the tax-qualified employee benefit plans of First Federal Bank of Wisconsin (including our employee stock ownership plan);

(3)	depositors who had accounts at First Federal Bank of Wisconsin with aggregate balances of at least $50 at the close of business on June 30, 2017; and

(4)	other members of First Federal Bank of Wisconsin at the close of business on July 31, 2017 and borrowers from First Federal Bank of Wisconsin as of November 1, 2012 who maintained such borrowings as of the close of business on July 31, 2017 and former borrowers of Bay View Federal as of May 17, 2014 who maintained such borrowings as of the close of business on July 31, 2017.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Waukesha and Milwaukee will have a purchase preference in any community offering. Shares also may be offered to the general public. We have the right to accept or reject, in our sole discretion, any orders received in the community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at June 14, 2016, June 30, 2017 or July 31, 2017, as applicable, or any loan account as of November 1, 2012 that remained outstanding at July 31, 2017 or any loans from Bay View Federal as of May 17, 2014 that remained outstanding at July 31, 2017. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering − Offering of Common Stock.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 1,887,500 shares and 2,562,500 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc. (“Keller & Company”), a firm experienced in appraisals of financial institutions. Keller & Company is of the opinion that as of May 19, 2017, and assuming we sell a minority of our shares in the stock offering, the estimated pro forma market value of the common stock of FFBW, Inc. was $50.0 million. Based on

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applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $42.5 million and a maximum of $57.5 million.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of FFBW, Inc. common stock should be offered for sale in the offering, including 25,000 shares that will be contributed to the charitable foundation, and 55% of the shares should be held by FFBW, MHC. Therefore, based on the valuation range, the number of shares of FFBW, Inc. common stock that will be sold in the offering will range from 1,887,500 shares to 2,562,500 shares (including the 25,000 shares to be contributed to the charitable foundation). If demand for the shares or market conditions warrant, our appraised value can be increased by up to 15%, which would result in an appraised value of $66.1 million and an offering of 2,950,625 shares of common stock.

The appraisal is based in part on our financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan holding companies that Keller & Company considers comparable to FFBW, Inc. on a pro forma basis. See “The Reorganization and Offering – How We Determined the Stock Pricing and the Number of Shares to be Issued.” The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market. Total assets are as of March 31, 2017.

Company Name	Ticker Symbol	Headquarters	Total Assets
			(In millions)

Equitable Financial Corp.	EQFN	Grand Island, NE	$241
FSB Bancorp	FSBC	Fairport, NY	271
WVS Financial Corp.	WVFC	Pittsburgh, PA	340
Central Federal Corp.	CFBK	Worthington, OH	435
Poage Bankshares	PBSK	Ashland, KY	458
Hamilton Bancorp	HBK	Baltimore, MD	495
Elmira Savings Bank	ESBK	Elmira, NY	574
IF Bancorp, Inc.	IROQ	Watseka, IL	580
HMN Financial	HMNF	Rochester, MN	681
Severn Bancorp	SVBI	Annapolis, MD	787

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $42.5 million or above $66.1 million, then FFBW, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. If we resolicit subscribers in this instance, then all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s tangible book value and the ratio of the offering price to the issuer’s annual net income. Keller & Company, Inc. considered these ratios, among other factors, in preparing its independent appraisal. Tangible book value is the same as total equity less any intangible assets, and represents the difference between the issuer’s assets and liabilities.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e. the table assumes that 45% of our outstanding shares of

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common stock is sold in the offering, including shares contributed to the charitable foundation, as opposed to 100% of our outstanding shares of common stock). These figures are from the Keller & Company, Inc. appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated no premium or discount based on a not meaningful price-to-earnings multiple on a non-fully converted price-to-earnings basis and a discount of 10.85% on a non-fully converted price-to-tangible-book value basis.

	Non-Fully Converted Pro Forma Price-to-Earnings Multiple (1)		Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)

FFBW, Inc.
Adjusted Maximum	n/m		112.99%
Maximum	n/m		104.38%
Midpoint	n/m		95.88%
Minimum	n/m		86.28%

Valuation of peer group companies
as of May 19, 2017
Averages	18.77	x	107.47%
Medians	17.37	x	103.88%

n/m	Not meaningful
(1)	Information for the peer group companies is based upon actual earnings for the 12 months ended March 31, 2017, while information for FFBW, Inc. is based upon actual earnings for the 12 months ended December 31, 2016. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, as of and for the same periods reflected in the above table, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for FFBW, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, FFBW, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated no premium or discount based on a not meaningful price-to-earnings multiple on a fully converted price-to-earnings basis and a discount of 39.36% on a fully converted price-to-tangible-book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple		Fully Converted Pro Forma Price-to-Book Value Ratio

FFBW, Inc.
Adjusted Maximum	n/m		72.73%
Maximum	n/m		69.01%
Midpoint	n/m		65.17%
Minimum	n/m		60.61%

Valuation of peer group companies
as of May 19, 2017
Averages	18.77	x	107.47%
Medians	17.37	x	103.88%

The pro forma fully converted calculations for FFBW, Inc. include the following assumptions:

•	8% of the shares sold in a full conversion offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 20 years;

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•	4% of the shares sold in a full conversion offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a full conversion offering would be granted under a stock-based benefit plan, with option expense of $2.83 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 4.94% of the stock offering amount at the midpoint of the offering range.

The independent appraisal does not indicate market value. Do not assume or expect that FFBW, Inc.’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering − How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in First Federal Bank of Wisconsin, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, contribute $250,000 to the charitable foundation, contribute $100,000 to FFBW, MHC as its initial capitalization, and retain the remainder of the net proceeds from the offering at FFBW, Inc. Therefore, assuming we sell 2,562,500 shares of common stock at the maximum of the offering range, and we have net proceeds of $24.5 million, we intend to invest $12.3 million in First Federal Bank of Wisconsin, loan $2.3 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to FFBW, MHC and the charitable foundation), contribute $100,000 to FFBW, MHC, contribute $250,000 to the charitable foundation and retain the remaining $9.7 million of the net proceeds at FFBW, Inc.

FFBW, Inc. expects to initially invest the net proceeds of the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. FFBW, Inc. may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization, and may use a portion of the net proceeds to finance the possible acquisition of other financial institutions or other financial service businesses. We may also use the net proceeds for other general corporate purposes. First Federal Bank of Wisconsin generally intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise organically through de novo branching or establishing loan production offices, or expand through acquisitions of other financial institutions, branch offices, or other financial service businesses. First Federal Bank of Wisconsin may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes.

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Neither First Federal Bank of Wisconsin nor FFBW, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $60,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $240,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of First Federal Bank of Wisconsin;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering − Offering of Common Stock − Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 166,600 shares to 259,210 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

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How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to FFBW, Inc. (cash and third-party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with First Federal Bank of Wisconsin, other than checking accounts or retirement accounts, including individual retirement accounts (IRAs) and health savings accounts.

First Federal Bank of Wisconsin is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a First Federal Bank of Wisconsin line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to First Federal Bank of Wisconsin’s office located at 1360 South Moorland Road, Brookfield, Wisconsin. Please do not mail stock order forms to First Federal Bank of Wisconsin. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at First Federal Bank of Wisconsin. Subscription funds will earn interest at 0.05%. If the offering is terminated, we will promptly return your subscription funds with interest.

The stock order form does not permit a subscriber to designate withdrawal from First Federal Bank of Wisconsin accounts with check-writing privileges; instead, please submit a check. If, however, you request that we directly withdraw the funds from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a First Federal Bank of Wisconsin IRA or other retirement account, including a health savings account. See ” − Using Retirement Account Funds, other than Health Savings Accounts, to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at First Federal Bank of Wisconsin for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with First Federal Bank of Wisconsin must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.05%

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thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by First Federal Bank of Wisconsin, the Federal Deposit Insurance Corporation or any other government agency.

Using Retirement Account Funds, other than Health Savings Accounts, to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account; however, you are not permitted to use funds from a health savings account to purchase shares of common stock. If you wish to use some or all of the funds in your IRA or other retirement account held at First Federal Bank of Wisconsin, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 14, 2017 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at First Federal Bank of Wisconsin or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering − Procedure for Purchasing Shares − Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

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Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 2:00 p.m., Central Time, on September 14, 2017, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 2:00 p.m., Central Time, on September 14, 2017 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Central Time, on September 14, 2017, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering − Procedure for Purchasing Shares − Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond October 30, 2017, or the number of shares to be sold in the offering is increased to more than 2,950,625 shares or decreased to fewer than 1,887,500 shares.

Termination of the Offering

The subscription offering will expire at 2:00 p.m., Central Time, on September 14, 2017. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until October 30, 2017, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond October 30, 2017, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond September 27, 2019, which is two years after the special meeting of members of First Federal Bank of Wisconsin to be held on September 27, 2017 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,887,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond

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the October 30, 2017 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond October 30, 2017, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 2,950,625 shares or decreased to less than 1,887,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be traded on the on the Nasdaq Capital Market under the symbol “FFBW” upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

We do not currently intend to pay dividends on our common stock following completion of the stock offering. In the unlikely event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions. See “Our Policy Regarding Dividends” in this prospectus for additional information regarding our dividend policy.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 2,950,625 shares in the offering without further notice to you. If our pro forma market value at that time is either below $42.5 million or above $66.1 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05%;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

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Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of First Federal Bank of Wisconsin that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.05%, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based benefits plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of First Federal Bank of Wisconsin has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) from the proceeds of the loan made by FFBW, Inc. to the plan.

Stock-Based Benefit Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based benefit plan. The plan will be designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in FFBW, Inc., which will be an incentive to contribute to our success, and will reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under a stock-based benefit plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to FFBW, MHC, provided that if First Federal Bank of Wisconsin’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under the stock-based benefit plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than FFBW, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

A stock-based benefit plan will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than FFBW, MHC. If a stock-based benefit plan is established more than one year after the stock offering, it must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than FFBW, MHC. The following additional restrictions would apply to our stock-based benefit plan only if such plan is adopted within one year after the stock offering:

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•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of First Federal Bank of Wisconsin or FFBW, Inc.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Equity Plan Expenses. The implementation of an employee stock ownership plan and a stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors − Risks Related to the Offering − Our stock-based benefit plan will increase our costs, which will reduce our income” and “Management – Future Stock Benefit Plans.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) and that we implement a stock-based benefit plan granting options to purchase 4.90% of the total shares of common stock of FFBW, Inc. issued in connection with the reorganization (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of FFBW, Inc. issued in connection with the reorganization (including shares issued to FFBW, MHC and shares contributed to the charitable foundation).

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Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)

Employee stock ownership plan	All employees	3.92%	$2,592
Stock awards	Directors, officers and employees	1.96	1,296
Stock options	Directors, officers and employees	4.90	917	(1)
Total		10.78%	$4,805

(1)	The fair value of stock options has been estimated at $2.83 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 2.45%; and a volatility rate of 13.48% based on an index of publicly traded thrift institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of FFBW, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	83,300 Shares Awarded at Minimum of Offering Range	98,000 Shares Awarded at Midpoint of Offering Range	112,700 Shares Awarded at Maximum of Offering Range	129,605 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)

$8.00	$666	$784	$902	$1,037
$10.00	$833	$980	$1,127	$1,296
$12.00	$1,000	$1,176	$1,352	$1,555
$14.00	$1,166	$1,372	$1,578	$1,814

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of FFBW, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	208,250 Options at Minimum of Offering Range	245,000 Options at Midpoint of Offering Range	281,750 Options at Maximum of Offering Range	324,013 Options at Adjusted Maximum of Offering Range
(In thousands, except market/exercise price and fair value information)

$8.00	$2.26	$471	$554	$637	$732
$10.00	$2.83	$589	$693	$797	$917
$12.00	$3.39	$706	$831	$955	$1,098
$14.00	$3.96	$825	$970	$1,116	$1,283

Restrictions on the Acquisition of FFBW, Inc. and First Federal Bank of Wisconsin

Federal regulations, as well as provisions contained in the charter and bylaws of First Federal Bank of Wisconsin and FFBW, Inc., restrict the ability of any person, firm or entity to acquire FFBW, Inc., First Federal Bank of Wisconsin, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve

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Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of FFBW, Inc. or First Federal Bank of Wisconsin, as well as a provision in each of FFBW, Inc.’s and First Federal Bank of Wisconsin’s respective charters that generally provides that for a period of five years from the closing of the offering, no person, other than FFBW, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of FFBW, Inc. or First Federal Bank of Wisconsin held by persons other than FFBW, MHC, and, with respect to First Federal Bank of Wisconsin, other than FFBW, Inc., and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of FFBW, Inc. must be owned by FFBW, MHC, any acquisition of FFBW, Inc. must be approved by FFBW, MHC. Furthermore, FFBW, MHC would not be required to pursue or approve a sale of FFBW, Inc. even if such sale were favored by a majority of FFBW, Inc.’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for FFBW, Inc. is unlikely unless the applicant can clearly demonstrate that the regulatory concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

FFBW, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 120,500 ($1,205,000) shares of common stock in the offering, which represents 6.3% of the shares sold to the public (including shares contributed to the charitable foundation) and 2.8% of the total shares to be outstanding after the offering (including shares owned by FFBW, MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor and borrower purchasers, our directors and executive officers and their associates have subscription rights based on their deposits or borrowings and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate number of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 31% of the outstanding shares held by persons other than FFBW, MHC, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 31% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 1,887,500 shares, the minimum of the offering range;

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•	the members of First Federal Bank of Wisconsin vote to approve the reorganization and offering; and

•	we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

Federal Reserve Board, Office of the Comptroller of the Currency or Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of FFBW, MHC to Stock Form

In the future, FFBW, MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of FFBW, MHC would have subscription rights to purchase common stock of FFBW, Inc. or its successor, and the public stockholders of FFBW, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted FFBW, MHC. This percentage may be adjusted to reflect any assets owned by FFBW, MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of FFBW, Inc. common stock (excluding shares held by FFBW, MHC) and the approval of the depositor and borrower members of FFBW, MHC. Public stockholders will not be able to force a merger or second-step conversion transaction of FFBW, MHC without the consent of FFBW, MHC since such transactions would require the approval of a majority of the outstanding shares of FFBW, Inc.’s common stock.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Central Time, on September 14, 2017, whether or not we have been able to locate each person entitled to subscription rights.

Our Contribution of Cash and Shares of Common Stock to the Charitable Foundation

To further our commitment to our local community, we intend to establish and fund a charitable foundation as part of the reorganization and offering. Assuming we receive regulatory approval, we intend to contribute to the charitable foundation $250,000 in cash and 25,000 shares of our common stock ($250,000 based on the $10.00 per share offering price). As a result of the contribution, we expect to record an after-tax expense of approximately $330,000 during the quarter in which the reorganization and offering is completed.

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The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

•	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors − The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2017”, “Risk Factors − Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits”, “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “FFBW Community Foundation.”

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

First Federal Bank of Wisconsin and FFBW, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositor and borrower members as a result of the exercise of the nontransferable subscription rights. First Federal Bank of Wisconsin and FFBW, Inc. have also received an opinion of Wipfli LLP regarding the material Wisconsin state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to First Federal Bank of Wisconsin, FFBW, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

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Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors − Risks Related to the Offering − We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision − Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You May Obtain Additional Information Regarding the Reorganization and Offering

Our banking personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the reorganization and stock offering, please call the Stock Information Center at (866) 806-1790. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

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RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. In recent years we have hired a new executive management team, including a new president and chief executive officer and a new chief lending officer. These officers oversee our strategy to implement a stronger sales culture whereby we seek to attain prudent, consistent organic growth. Our ability to successfully grow will depend on a variety of factors, including the ability of these executive officers to execute our business strategy to increase commercial real estate and commercial and industrial loans and to increase these new customers’ deposit relationships, our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Since 2012 we have hired a new team of executive officers to lead our institution, including Edward H. Schaefer, our president and chief executive officer, who was hired in July 2016. During this time period, we have also hired a chief financial officer, a chief lending officer and a compliance/internal audit officer as well as a several new loan officers. Under this new leadership, we believe that we have significantly upgraded our loan operations, policies, procedures and controls. These executive officers and lending personnel possess expertise in our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

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We have a substantial amount of commercial real estate, multifamily and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At March 31, 2017, commercial real estate loans totaled $40.3 million, or 23.7% of our loan portfolio, multifamily loans totaled $32.0 million, or 18.8% of our loan portfolio, and commercial and industrial loans totaled $9.1 million, or 5.4% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate, multifamily and commercial and industrial loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate, multifamily and commercial and industrial loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. Further, unlike residential mortgage loans, commercial real estate loans, multifamily and commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may depreciate over time, may be more difficult to appraise or liquidate and may be more susceptible to fluctuation in value at default. In addition, the physical condition of non-owner-occupied properties may be below that of owner-occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our commercial real estate, multifamily and commercial and industrial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

A portion of our one- to four-family residential real estate loans is comprised of investor-owned properties which increases the credit risk on this portion of our loan portfolio.

At March 31, 2017, one- to four-family investor-owned residential real estate loans totaled $33.7 million, or 19.8% of our total loan portfolio. Our investor-owned residential loans are secured primarily by single family properties, and to a much lesser extent, by two- to four-unit properties. We believe that there is a greater credit risk inherent in investor-owned residential properties than in owner-occupied one- to four-family residential real estate loans since, similar to commercial real estate and multifamily loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property. In addition, the physical condition of investor-owned properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our investor-owned loan borrowers may have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan. A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties which could affect the borrower’s ability to repay the loan. At March 31, 2017, four of our investor-owned one- to four-family residential real estate loans totaling $573,000 were delinquent 30 days or more.

Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial real estate and multifamily loan portfolios may result in errors in judging their collectability, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits.

Our commercial real estate and multifamily loan portfolios have increased to $72.3 million, or 42.5% of total loans, at March 31, 2017 from $29.7 million, or 33.1% of total loans, at December 31,

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2013. A substantial amount of this increase resulted from loans acquired with our merger with Bay View Federal which was consummated in May 2014. Our more limited experience with these borrowers does not provide us with a significant payment history pattern with which to judge future collectability. Further, these loans have not been subjected to unfavorable economic conditions. As a result, it is difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We maintain an allowance for loan losses, which is established through a provision for loan losses, that represents management’s best estimate of probable losses within the existing portfolio of loans. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the adequacy of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal regulators periodically review our allowance for loan losses and as a result of such reviews, we may decide to adjust our allowance for loan losses or recognize further loan charge-offs. However, regulatory agencies are not directly involved in the process of establishing the allowance for loan losses, as the process is our responsibility and any adjustment of the allowance is the responsibility of management. Material additions to the allowance would materially decrease our net income.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of non-performing loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

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Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest income, which would have an adverse effect on our profitability.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we

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outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

Future changes in interest rates could reduce our profits and asset values.

Net income is the amount by which net interest income and noninterest income exceed noninterest expense and the provision for loan losses. Net interest income makes up a majority of our net income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. As of March 31, 2017, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 7.8% decrease in NPV. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal Bank of Wisconsin − Management of Market Risk.”

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Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans due to competition, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of First Federal Bank of Wisconsin − Market Area” and “− Competition.”

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

First Federal Bank of Wisconsin is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, and FFBW, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of First Federal Bank of Wisconsin, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

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The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand.

Our ability to originate loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The costs and liabilities related to these additional regulatory requirements may adversely affect our profitability.

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We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

A final capital rule, effective for First Federal Bank of Wisconsin on January 1, 2015, includes minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the then applicable buffer amount.

We have analyzed the effects of these new capital requirements, and we believe that First Federal Bank of Wisconsin meets all of these new requirements, including the full 2.5% capital conservation buffer as if it had been fully phased in.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the requirements of the Basel Committee on Banking Supervision (“Basel III”) could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. Specifically, following the completion of the stock offering, First Federal Bank of Wisconsin’s ability to pay dividends to FFBW, Inc. will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit FFBW, Inc.’s ability to pay dividends to stockholders. See “Regulation and Supervision − Federal Banking Regulation − Capital Requirements.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

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Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

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We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of FFBW, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

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We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $8.9 million and $14.2 million of the net proceeds of the offering in First Federal Bank of Wisconsin. We also expect to use a portion of the net proceeds we retain to fund a loan to the employee stock ownership plan for the purchase of shares of common stock in the offering by the employee stock ownership plan, and will contribute $100,000 to FFBW, MHC as a part of our formation of the mutual holding company and will contribute $250,000 to the charitable foundation that we are establishing in connection with the reorganization. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of our common stock, pay dividends, although we currently do not intend to pay dividends, or for other general corporate purposes. First Federal Bank of Wisconsin intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and the contributions to FFBW, MHC and to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of or non-objection from the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to FFBW, Inc., First Federal Bank of Wisconsin or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the Nasdaq Capital Market under the symbol “FFBW” upon conclusion of the stock offering, subject to completion of the stock offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by FFBW, MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

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Our stock-based benefit plans will increase our costs, which will reduce our net income.

We anticipate that our employee stock ownership plan will purchase in the offering shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by FFBW, MHC and the charitable foundation), provided that, with approval of the Federal Reserve Board, our employee stock ownership plan may purchase some or all of such shares in the open market following the completion of the offering. If all shares are purchased in the open market at a price of $10.00 per share, the cost of acquiring the shares of common stock for the employee stock ownership plan will be between $1.7 million at the minimum of the offering range and $2.6 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the offering, under which participants would be awarded shares of restricted common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under a stock-based benefit plan in an amount up to 25% of the shares of common stock held by persons other than FFBW, MHC. The number of shares of common stock or options granted under any initial stock-based benefit plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to FFBW, MHC and contributed to the charitable foundation.

The shares of restricted common stock granted under the stock-based benefit plan will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by FFBW, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $833,000 at the minimum of the offering range and approximately $1.3 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of First Federal Bank of Wisconsin,” and based on certain assumptions discussed therein, we estimate this annual pre-tax expense, assuming it is amortized over a 5-year vesting period, would be approximately $183,000, assuming we sell 2,950,625 shares in the offering.

The implementation of a stock-based benefit plan may dilute your ownership interest.

We intend to adopt a stock-based benefit plan following the reorganization and offering. The stock-based benefit plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 2.95% in the event newly issued shares are used to fund stock options and

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restricted stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to FFBW, MHC and the charitable foundation).

Persons who purchase stock in the offering will own a minority of FFBW, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of FFBW, Inc.’s common stock. As a result, stockholders other than FFBW, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. FFBW, MHC will own a majority of FFBW, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. Generally, the same directors and officers who manage First Federal Bank of Wisconsin will also manage FFBW, Inc. and FFBW, MHC. Our board of directors, officers or FFBW, MHC may take actions that the public stockholders believe to be contrary to their interests, including whether or not the mutual holding company should convert to stock form in a “second-step” transaction. The only matters as to which stockholders other than FFBW, MHC will be able to exercise voting control currently include any proposal to implement a stock-based benefit plan or a “second-step” conversion. In addition, FFBW, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.

FFBW, MHC, as the majority stockholder of FFBW, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including any proposal to acquire FFBW, Inc. Accordingly, FFBW, MHC may prevent the sale of control or merger of FFBW, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of FFBW, Inc. The board of directors of First Federal Bank of Wisconsin has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of FFBW, Inc. and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such transactions may be unlikely because of the heightened regulatory scrutiny given to such transactions.

For three years following the offering, federal regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency. Moreover, current Federal Reserve Board and Office of the Comptroller of the Currency policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of FFBW, Inc. and First Federal Bank of Wisconsin” for a discussion of applicable Federal Reserve Board regulations regarding acquisitions.

The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections

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of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that FFBW, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in FFBW, Inc.’s charter will generally provide that, for a period of five years from the closing of the offering, no person, other than FFBW, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of FFBW, Inc. held by persons other than FFBW, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote. First Federal Bank of Wisconsin’s charter will contain a similar provision, except the ownership restriction will apply to persons other than FFBW, MHC and FFBW, Inc.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management team and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends only to our public stockholders, under the regulations that have been implemented by the Federal Reserve Board following the enactment of the Dodd-Frank Act with regard to dividend waivers by mutual holding companies. See “Our Policy Regarding Dividends,” “Regulation and Supervision − Federal Banking Regulation − Capital Requirements,” “Federal Banking Regulation − Capital Distributions” and “− Holding Company Regulation − Waivers of Dividends by FFBW, MHC.”

FFBW, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of First Federal Bank of Wisconsin to provide funds to pay dividends on our common stock. The payment of dividends by First Federal Bank of Wisconsin also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by FFBW, Inc. will depend, in large part, on First Federal Bank of Wisconsin’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

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Under current law, if we declare dividends on our common stock, FFBW, MHC will be restricted from waiving the receipt of dividends.

FFBW, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If FFBW, Inc. pays dividends to its stockholders, it also will be required to pay dividends to FFBW, MHC, unless FFBW, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of newly organized mutual holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would likely be required to be paid to FFBW, MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if FFBW, MHC were to waive the receipt of dividends.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation or on any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

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As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2017.

We intend to establish and fund a new charitable foundation in connection with the reorganization and offering. We intend to contribute $250,000 in cash and 25,000 shares ($250,000 based on the $10.00 per share offering price) to this charitable foundation. The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution is expected to reduce net income in the year of the contribution by approximately $330,000. Our 2016 net income was $171,000.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the charitable foundation. Additionally, we made a charitable donation of our former branch office located in downtown Waukesha during July 2017 which donation was valued at $273,000. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period.

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SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for First Federal Bank of Wisconsin at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements beginning on page F-1. The information at March 31, 2017 and for the three months ended March 31, 2017 and 2016 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the entire year. The information at December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 is derived in part from the audited financial statements appearing in this prospectus. The information at and for the years ended December 31, 2014, 2013 and 2012 is derived in part from financial statements not appearing in this prospectus.

	At March 31,	At December 31,
	2017	2016	2015	2014	2013	2012
	(In thousands)
Selected Financial Condition Data:

Total assets	$236,114	$241,555	$242,695	$241,555	$119,929	$115,613
Cash and cash equivalents	4,985	6,911	3,093	7,363	5,150	4,383
Available-for-sale securities	47,044	48,613	48,921	51,829	—	—
Securities held to maturity	—	—	—	—	18,514	19,226
Loans held for sale	268	592	636	215	—	—
Loans, net	165,697	166,974	172,132	169,886	88,494	83,688
Premises and equipment, net	7,679	7,610	8,009	3,836	3,321	3,395
Foreclosed assets, net	837	667	—	—	413	1,006
FHLB stock, at cost	739	1,347	1,347	1,347	653	577
Accrued interest receivable	776	760	806	810	268	262
Cash value of life insurance	6,408	6,352	6,149	4,469	2,550	2,451
Other assets	1,681	1,729	1,602	1,800	566	625
Total liabilities	201,959	207,557	208,513	208,013	106,955	102,926
Deposits	180,835	184,672	184,247	193,534	94,389	93,674
FHLB advances	19,770	21,277	23,304	13,830	12,250	8,750
Other liabilities	1,354	1,608	962	649	316	502
Total equity	34,155	33,998	34,182	33,542	12,974	12,687

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands)
Selected Operating Data:

Interest and dividend income	$2,133	$2,295	$8,865	$9,121	$7,486	$4,007	$4,317
Interest expense	377	405	1,633	1,283	909	433	645
Net interest income	1,756	1,890	7,232	7,838	6,577	3,574	3,672
Provision for loan losses	51	11	844	360	523	171	230
Net interest income after provision for loan losses	1,705	1,879	6,388	7,478	6,054	3,403	3,442
Noninterest income	199	151	866	606	108	370	460
Noninterest expense	1,821	1,723	7,239	6,689	6,520	3,364	3,415
Income (expense) before income tax provision (credit)	83	307	15	1,395	(358)	409	487
Provision (credit) for income tax	2	48	(156)	417	(60)	122	153
Net income (loss)	$81	$259	$171	$978	$(298)	$287	$334

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	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012

Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on average assets	0.14%	0.42%	0.07%	0.41%	(0.14)%	0.24%	0.28%
Return on average equity	0.95%	2.99%	0.49%	2.83%	(1.10)%	2.24%	2.68%
Interest rate spread (2)	3.14%	3.28%	3.16%	3.47%	3.49%	3.24%	3.30%
Net interest margin (3)	3.25%	3.37%	3.25%	3.55%	3.54%	3.30%	3.38%
Efficiency ratio (4)	93.05%	84.23%	89.39%	79.22%	97.53%	85.29%	82.65%
Noninterest expense to average total assets	3.02%	2.79%	2.96%	2.78%	3.15%	2.87%	2.90%
Average interest-earning assets to average interest-bearing liabilities	115.00%	113.00%	113.00%	113.00%	111.00%	115.00%	113.00%
Average equity to average total assets	14.43%	14.21%	14.27%	14.37%	13.08%	10.94%	10.63%

Asset Quality Ratios:
Non-performing assets to total assets	1.09%	1.39%	1.48%	1.61%	1.41%	1.82%	1.30%
Non-performing loans to total loans	1.02%	1.94%	1.69%	2.24%	1.98%	1.97%	0.59%
Allowance for loan losses to non-performing loans	84.89%	46.09%	50.97%	39.60%	34.30%	44.39%	174.50%
Allowance for loan losses to total loans	0.88%	0.89%	0.87%	0.89%	0.68%	1.15%	1.03%

Capital Ratios:
Total capital (to risk-weighted assets)	21.26%	21.40%	21.77%	21.54%	21.88%	17.42%	17.81%
Tier 1 capital (to risk-weighted assets)	20.38%	20.46%	20.87%	20.60%	21.13%	16.17%	16.67%
Tier 1 capital (to total assets)	14.43%	13.96%	13.93%	14.00%	13.60%	10.82%	10.97%
Common equity Tier 1 capital (to risk-weighted assets)	20.38%	20.46%	n/a	n/a	n/a	n/a	n/a

Other Data:
Number of full service offices	4	4	4	4	3	2	2

(1)	Annualized for the three-month periods ended March 31, 2017 and 2016.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and non-interest income.

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RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of First Federal Bank of Wisconsin for the periods and at the dates indicated. This information is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements beginning on page F-1. The information at December 31, 2016 is derived in part from, and should be read together with, the audited financial statements and notes thereto of First Federal Bank of Wisconsin beginning at page F-1 of this prospectus. The information at June 30, 2017 and for the three months and six months ended June 30, 2017 and 2016 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months and six months ended June 30, 2017 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2017 or any other period.

	At June 30, 2017	At December 31, 2016
	(In thousands)
Selected Financial Condition Data:

Total assets	$236,150	$241,555
Cash and cash equivalents	5,779	6,911
Available-for-sale securities	46,081	48,613
Loans held for sale	131	592
Loans, net	166,329	166,974
Premises and equipment, net	7,618	7,610
Foreclosed assets, net	770	667
FHLB stock, at cost	514	1,347
Accrued interest receivable	716	760
Cash value of life insurance	6,458	6,352
Other assets	1,754	1,729
Total liabilities	201,828	207,557
Deposits	185,650	184,672
FHLB advances	14,763	21,277
Other liabilities	1,415	1,608
Total equity	34,322	33,998

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
			(In thousands)
Selected Operations Data:

Interest and dividend income	$2,167	$2,254	$4,300	$4,549
Interest expense	389	411	766	816
Net interest income	1,778	1,843	3,534	3,733
Provision for loan losses	52	22	103	33
Net interest income after provision for loan losses	1,726	1,821	3,431	3,700
Noninterest income	196	153	395	304
Noninterest expense	1,790	1,710	3,611	3,433
Income before income tax expense	132	264	215	571
Provision for income tax	21	67	23	115
Net income	$111	$197	$192	$456

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	At or For the Three Months Ended June 30		At or For the Six Months Ended June 30,
	2017	2016	2017	2016

Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on average assets	0.19%	0.32%	0.16%	0.37%
Return on average equity	1.30%	2.26%	1.12%	2.62%
Interest rate spread (2)	3.20%	3.22%	3.21%	3.26%
Net interest margin (3)	3.33%	3.31%	3.32%	3.35%
Efficiency ratio (4)	90.68%	85.67%	91.91%	85.04%
Noninterest expense to average total assets	3.02%	2.79%	3.06%	2.81%
Average interest-earning assets to average interest-bearing liabilities	117.10%	112.60%	115.50%	112.50%
Average equity to average total assets	14.45%	14.21%	14.53%	14.25%

Asset Quality Ratios:
Non-performing assets to total assets	1.08%	1.52%	1.08%	1.52%
Non-performing loans to total loans	1.03%	1.80%	1.03%	1.80%
Allowance for loan losses to non-performing loans	85.77%	49.74%	85.77%	49.74%
Allowance for loan losses to total loans	0.88%	0.90%	0.88%	0.90%

Capital Ratios:
Total capital (to risk-weighted assets)	22.04%	21.19%	22.04%	21.19%
Tier 1 capital (to risk-weighted assets)	21.10%	20.27%	21.10%	20.27%
Tier 1 capital (to avg assets) (Tier1 Leverage Ratio)	14.52%	14.05%	14.52%	14.05%
Common equity Tier 1 capital (to risk-weighted assets)	21.10%	20.27%	21.10%	20.27%

Other Data:
Number of full service offices	4	4	4	4

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at June 30, 2017 and December 31, 2016

Total Assets. Total assets decreased $5.4 million, or 2.2%, to $236.2 million at June 30, 2017 from $241.6 million at December 31, 2016. The decrease resulted primarily from decreases in available-for-sale securities of $2.5 million, in net loans of $645,000, in FHLB stock, at cost of $833,000 and in cash and cash equivalents of $1.1 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased $1.1 million, or 16.4%, to $5.8 million at June 30, 2017 from $6.9 million at December 31, 2016. The decrease resulted primarily from normal fluctuations and seasonal deposit outflow.

Net Loans.  Net loans decreased $645,000, or 0.39%, to $166.3 million at June 30, 2017 from $167.0 million at December 31, 2016. The decrease resulted from decreases of $2.8 million, or 5.5%, in one-to-four family owner-occupied loans, $1.2 million, or 3.5%, in one-to four-family investor-owned loans, offset in part by an increase of $4.8 million, or 11.4%, in commercial real estate loans. Additionally, loans-in-process increased $1.8 million, or 80.1%.

In 2015, we restructured our residential lending underwriting operations in order to increase the amount of conforming loans that we originate and sell to the secondary market. As a result of this restructuring, during the quarter ended June 30, 2017, we sold $2.3 million of loans, all of which were one- to four-family owner-occupied residential real estate loans, on a servicing-released basis. Subject to

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market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

Available-for-sale securities. Available-for-sale securities decreased $2.5 million, or 5.2%, to $46.1 million at June 30, 2017 from $48.6 million at December 31, 2016.

FHLB stock. The FHLB repurchased $833,000 of its stock during the first six months of 2017, reducing the balance 61.8% from $1.3 million to $514,000.

Deposits.  Deposits increased $978,000, or 0.53%, to $185.7 million at June 30, 2017 from $184.6 million at December 31, 2016. Noninterest-bearing checking accounts increased $6.9 million, or 54.1%, to $19.6 million as of June 30, 2017 compared to $12.7 million as of December 31, 2016. Interest-bearing checking accounts decreased $5.9 million, or 74.3%, to $2.0 million at June 30, 2017 from $7.9 million at December 31, 2016. Additionally, money market accounts increased $4.0 million, or 6.8%, to $62.5 million at June 30, 2017, compared to $58.5 million at December 31, 2016, while savings accounts and escrow increased $2.5 million to $12.1 million at June 30, 2017, compared to $9.6 million at December 31, 2016. The change in balances between categories was due in large part to a consolidation and restructuring of deposit accounts in March 2017. During the six months ended June 30, 2017 we continued to allow the run-off of higher-priced certificates of deposit which we acquired from our merger with Bay View Federal, which resulted in a decrease of $6.5 million, or 7.7%, in certificates of deposit, to $78.0 million as of June 30, 2017 from $84.5 million as of December 31, 2016.

Borrowings. Borrowings, consisting entirely of FHLB advances, totaled $14.8 million at June 30, 2017 compared to $21.3 million at December 31, 2016. The aggregate cost of outstanding advances from the FHLB was 1.23% at June 30, 2017, compared to the Bank’s cost of deposits of 0.72% at that date.

Other liabilities. Other liabilities decreased $193,000, or 12.0%, to $1.4 million at June 30, 2017 from $1.6 million at December 31, 2016.

Total Equity.  Total equity increased $324,000, 1.0%, to $34.3 million at June 30, 2017 from $34.0 million at December 31, 2016. The increase resulted from net income of $192,000 for the six months ended June 30, 2017 and the net change in the value of the available-for-sale securities during the period.

Comparison of Operating Results for the Three Months Ended June 30, 2017 and June 30, 2016

General.  We had net income of $111,000 for the three months ended June 30, 2017, compared to net income of $197,000 for the three months ended June 30, 2016, a decrease of $86,000, or 43.7%. The decrease in net income was the net effect of a decrease in net interest income of $65,000, or 3.5%, an increase of $30,000, or 136.4%, in provision for loan losses and an increase of $80,000, or 4.7%, in noninterest expense, offset in part by an increase of $43,000, or 28.1%, in noninterest income.

Interest and dividend income. Interest and dividend income decreased $87,000, or 3.9%, to $2.2 million for the three months ended June 30, 2017 from $2.3 million for the three months ended June 30, 2016. The decrease was primarily attributable to a $49,000 decrease in interest on loans resulting from a decrease of $6.3 million in the average balance of loans quarter to quarter, as well as a $32,000 decrease in interest on available-for sale securities, due to a decrease in the average balance of available-for-sale securities of $2.1 million period to period.

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Interest Expense. Interest expense decreased $22,000, or 5.4%, to $389,000 for the three months ended June 30, 2017, from $411,000 for the three months ended June 30, 2016. Interest expense on borrowings, consisting entirely of FHLB advances, decreased $10,000, or 14.3%, to $60,000 during the three months ended June 30, 2017 from $70,000 during the three months ended June 30, 2016, as the average balance of borrowings decreased $4.3 million to $19.8 million for the 2017 quarter from $24.1 million for the 2016 quarter, although the cost of borrowings increased five basis points to 1.21% for the quarter ended June 30, 2017 from 1.16% for the quarter ended June 30, 2016.  Interest expense on interest-bearing deposits decreased $12,000 quarter to quarter. The average cost of our interest-bearing deposits increased three basis points to 0.81% from 0.78% while the average balance of interest-bearing deposits decreased by $11.1 million, or 6.4%, during the same period.

Net Interest Income.  Net interest income decreased $65,000, or 3.5%, to $1.8 million for the three months ended June 30, 2017 from $1.9 million for the three months ended June 30, 2016. Average net interest-earning assets increased $6.4 million to $31.3 million for the 2017 quarter from $24.9 million for the 2016 quarter. The increase was due primarily to an increase in noninterest-bearing deposits. Our net interest rate spread decreased to 3.20% for the three months ended June 30, 2017 from 3.22% for the three months ended June 30, 2016, and our net interest margin increased to 3.33% for the 2017 quarter from 3.31% for the 2016 quarter.

Provision for Loan Losses.  We recorded a provision for loan losses of $52,000 for the three months ended June 30, 2017, compared to a $22,000 provision for the three months ended June 30, 2016. Beginning in 2016, our new executive management conducted a thorough credit administration and loan underwriting analysis which resulted in enhanced loan policies, including updated loan modification and foreclosed assets policies. The implementation of these policies provided us with better information about our assets and allowed us to more quickly identify problem assets and assess the costs required to extend, modify, and hold troubled loans and real estate. In addition, our board of directors and management determined that an expedited approach to resolving certain problem assets was warranted and determined to sell certain assets and loans, accepting current losses, rather than incur the time and expense of carrying and managing these assets. The increase in the provision for loan losses in the 2017 quarter compared to the 2016 quarter resulted from the afore-mentioned analyses, as well as the factors described in “Critical Accounting Policies – Allowance for Loan Losses.” The allowance for loan losses was $1.5 million, or 0.88% of total loans, at June 30, 2017, compared to $1.5 million, or 0.90% of total loans, at June 30, 2016. Classified (substandard, doubtful and loss) loans decreased to $1.8 million at June 30, 2017 from $3.3 million at June 30, 2016. Total nonperforming loans decreased to $1.8 million at June 30, 2017 from $3.1 million at June 30, 2016. Net charge-offs for the three months ended June 30, 2017 were $11,000, compared to $38,000 for the prior year period. At June 30, 2017, $0.9 million, or 51.9%, of the nonperforming loans were contractually current.

Noninterest Income. Noninterest income increased $43,000, or 28.1%, to $196,000 for the three months ended June 30, 2017 from $153,000 for the three months ended June 30, 2016. The increase resulted primarily from a gain on sale of securities of $23,000, as well as other income of $12,000 consisting of rental income from our Brookfield branch office and a repossessed property.

Noninterest Expense.  Noninterest expense increased $80,000, or 4.7%, to $1.8 million for the three months ended June 30, 2017 from $1.7 million for the three months ended June 30, 2016. The increase was due primarily to an increase of $69,000, or 7.3%, in salaries and employee benefits, to $1.0 million for the three months ended June 30, 2017 from $957,000 for the three months ended June 30, 2016. The increase resulted from an increase in full-time equivalent employees during 2016 as well as normal salary increases. Additionally, occupancy and equipment increased $16,000, or 6.7%, due to

44

increased building maintenance. Professional services increased $21,000 during the 2017 quarter as a result of consulting expenses incurred to enhance information security. These increases were offset in part by a decrease of $29,000, or 16.8%, in data processing expense, resulting from the renegotiated contract with the core processor.

Upon consummation of the reorganization and stock offering, we expect our noninterest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense.  We recorded an income tax expense of $21,000 for the three months ended June 30, 2017 compared to an income tax expense of $67,000 for the three months ended June 30, 2016, a decrease of $46,000, or 68.7%. The decrease reflected a decrease of $132,000 in income before income taxes to $132,000 for the 2017 quarter from $264,000 for the 2016 quarter.

Comparison of Operating Results for the Six Months Ended June 30, 2017 and 2016

General.  We had net income of $192,000 for the six months ended June 30, 2017, compared to net income of $456,000 for the six months ended June 30, 2016, a decrease of $264,000, or 57.9%. The decrease in net income was the net effect of a decrease in net interest income of $199,000, or 5.3%, an increase of $70,000, or 212.1%, in provision for loan losses and an increase of $178,000 in noninterest expense, offset in part by an increase of $91,000, or 29.9%, in noninterest income.

Interest and dividend income. Interest and dividend income decreased $249,000, or 5.5%, to $4.3 million for the six months ended June 30, 2017 from $4.5 million for the six months ended June 30, 2016. The decrease was primarily attributable to a $185,000 decrease in interest on loans resulting from a decrease of $7.1 million in the average balance of loans period to period, as well as a $55,000 decrease in interest on available-for sale securities, due to a decrease in the average balance of available-for-sale securities of $2.0 million period to period.

Interest Expense. Interest expense decreased $50,000, or 6.1%, to $766,000 for the six months ended June 30, 2017, from $816,000 for the six months ended June 30, 2016. Interest expense on borrowings, consisting entirely of FHLB advances, decreased $24,000, or 16.9%, to $118,000 during the six months ended June 30, 2017 from $142,000 during the six months ended June 30, 2016, as the average balance of borrowings decreased $4.9 million to $19.0 million for the 2017 period from $23.9 million for the 2016 period, although the cost of borrowings increased five basis points to 1.24% for the 2017 period from 1.19% for the 2016 period.  Interest expense on interest-bearing deposits decreased $26,000 period to period. The average cost of our interest-bearing deposits increased one basis point to 0.78% from 0.77%, while the average balance of interest-bearing deposits decreased by $8.6 million, or 4.9%, during the same period.

Net Interest Income.  Net interest income decreased $199,000, or 5.3%, to $3.5 million for the six months ended June 30, 2017 from $3.7 million for the six months ended June 30, 2016. Average net interest-earning assets increased $3.8 million to $28.6 million for the 2017 period from $24.8 million for the 2016 period. The increase was due primarily to an increase in noninterest-bearing deposits (from interest-bearing) and a decrease in borrowings. Our net interest rate spread decreased to 3.21% for the six months ended June 30, 2017 from 3.26% for the six months ended June 30, 2016, and our net interest margin decreased to 3.32% for the 2017 period from 3.35% for the 2016 period.

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Provision for Loan Losses.  We recorded a provision for loan losses of $103,000 for the six months ended June 30, 2017, compared to a $33,000 provision for the six months ended June 30, 2016. Beginning in 2016, our new executive management conducted a thorough credit administration and loan underwriting analysis which resulted in enhanced loan policies, including updated loan modification and foreclosed assets policies. The implementation of these policies provided us with better information about our assets and allowed us to more quickly identify problem assets and assess the costs required to extend, modify, and hold troubled loans and real estate. In addition, our board of directors and management determined that an expedited approach to resolving certain problem assets was warranted and determined to sell certain assets and loans, accepting current losses, rather than incur the time and expense of carrying and managing these assets. The increase in the provision for loan losses in the 2017 period compared to the 2016 period resulted from the increase in charge-offs year to year, resulting from the afore-mentioned analyses, as well as the factors described in “Critical Accounting Policies – Allowance for Loan Losses.” The allowance for loan losses was $1.5 million, or 0.88% of total loans, at June 30, 2017, compared to $1.5 million, or 0.90% of total loans, at June 30, 2016. Classified (substandard, doubtful and loss) loans decreased to $1.8 million at June 30, 2017 from $3.3 million at June 30, 2016. Total nonperforming loans decreased to $1.8 million at June 30, 2017 from $3.1 million at June 30, 2016. Net charge-offs for the six months ended June 30, 2017 were $62,000, compared to $38,000 for the prior year period. At June 30, 2017, $0.9 million, or 51.9%, of the nonperforming loans were contractually current.

Noninterest Income. Noninterest income increased $91,000, or 29.9%, to $395,000 for the six months ended June 30, 2017 from $304,000 for the six months ended June 30, 2016. The increase was due to increased gains on the sale of loans of $51,000, an increase in the gain on sale of securities of $17,000, an increase in other income of $14,000 consisting of rental income from a real estate owned property, and an increase in fee income of $9,000.

Noninterest Expense.  Noninterest expense increased $178,000, or 5.2%, to $3.6 million for the six months ended June 30, 2017 from $3.4 million for the six months ended June 30, 2016. The increase was due primarily to an increase of $123,000, or 6.4%, in salaries and employee benefits, to $2.0 million for the six months ended June 30, 2017 from $1.9 million for the six months ended June 30, 2016. The increase resulted from an increase in full-time equivalent employees during 2016 as well as normal salary increases. Additionally, occupancy and equipment increased $43,000, or 8.6%, due to increased building maintenance. Professional services increased $44,000 during the 2017 period as a result of consulting expenses incurred to enhance information security. Expenses for foreclosed assets increased $18,000, or 207.1%, to $27,000 in 2017 from $9,000 in the 2016 period. These increases were offset in part by a decrease of $44,000, or 12.7%, in data processing expense, resulting from the renegotiated contract with the core processor.

Upon consummation of the reorganization and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense.  We recorded an income tax expense of $23,000 for the six months ended June 30, 2017 compared to an income tax expense of $115,000 for the six months ended June 30, 2016, a decrease of $92,000 or 80.0%. The decrease was the result of a decrease of $356,000 in income before income taxes to $215,000 for the 2017 period from $571,000 for the 2016 period.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

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•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 23.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $17.8 million and $24.5 million, or $28.4 million if the offering is increased by 15%.

FFBW, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,887,500 Shares at Minimum of Offering Range		2,225,000 Shares at Midpoint of Offering Range		2,562,500 Shares at Maximum of Offering Range		2,950,625 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$18,875		$22,250		$25,625		$29,506
Less: estimated offering expenses	(1,100)		(1,100)		(1,100)		(1,100)
Net offering proceeds	$17,775	100.00%	$21,150	100.00%	$24,525	100.00%	$28,406	100.00%
Less:
Amount contributed to FFBW, MHC	$(100)	(0.56)%	$(100)	(0.47)%	$(100)	(0.41)%	$(100)	(0.35)%
Proceeds contributed to First Federal Bank of Wisconsin	$(8,888)	(50.0)%	$(10,575)	(50.00)%	$(12,263)	(50.00)%	$(14,203)	(50.00)%
Proceeds used for loan to employee stock ownership plan (2)	$(1,666)	(9.37)%	$(1,960)	(9.27)%	$(2,254)	(9.19)%	$(2,592)	(9.12)%
Proceeds contributed to charitable foundation	$(250)	(1.41)%	$(250)	(1.18)%	$(250)	(1.02)%	$(250)	(0.88)%
Proceeds retained by FFBW, Inc.	$6,871	38.66%	$8,265	39.08%	$9,658	39.38%	$11,261	39.64%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan (“ESOP”) will purchase 3.92% of our outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) with the ESOP obtaining the funds to purchase the shares from a loan made available by FFBW, Inc. to the ESOP. The loan will be repaid principally through First Federal Bank of Wisconsin’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 20-year term of the loan. The interest rate for the ESOP loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of First Federal Bank of Wisconsin’s deposits. First Federal Bank of Wisconsin will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by FFBW, Inc.

FFBW, Inc.:

•	intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of First Federal Bank of Wisconsin − Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the

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reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, or branches thereof, or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

Use of Proceeds Received by First Federal Bank of Wisconsin

First Federal Bank of Wisconsin:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new residential mortgage loans, commercial real estate, multifamily and commercial and industrial loans and, to a lesser extent, other loans, in accordance with our business plan and lending guidelines. See “Business of First Federal Bank of Wisconsin − Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of First Federal Bank of Wisconsin − Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions, branch offices or other financial services businesses, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by FFBW, Inc. and First Federal Bank of Wisconsin may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

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OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay dividends on our common stock following completion of the stock offering. In the unlikely event that we do determine to pay dividends in the future, the payment and amount of any dividends will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the Federal Reserve Board’s current regulations restricting the waiver of dividends by mutual holding companies; statutory and regulatory limitations; and general economic conditions.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, First Federal Bank of Wisconsin’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision − Federal Banking Regulation − Capital Requirements.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

FFBW, Inc. will file a consolidated federal tax return with First Federal Bank of Wisconsin. Accordingly, it is anticipated that any cash distributions that FFBW, Inc. makes to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, FFBW, Inc. will not take any action to declare an extraordinary dividend to its stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of FFBW, Inc. − Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from First Federal Bank of Wisconsin, because initially we will have no source of income other than dividends from First Federal Bank of Wisconsin and earnings from the investment of the net proceeds from the sale of shares of common stock retained by FFBW, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision − Federal Banking Regulation − Capital Distributions.”

Any payment of dividends by First Federal Bank of Wisconsin to us that would be deemed to be drawn out of First Federal Bank of Wisconsin’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by First Federal Bank of Wisconsin on the amount of earnings deemed to be removed from the reserves for such distribution. First Federal Bank of Wisconsin does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

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If FFBW, Inc. pays dividends to its stockholders, it will likely pay dividends to FFBW, MHC. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that FFBW, MHC will waive dividends paid by FFBW, Inc. See “Risk Factors − Risks Related to the Offering − Under current law, if we declare dividends on our common stock, FFBW, MHC will be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

FFBW, Inc. is a to-be-formed company and has never issued capital stock. First Federal Bank of Wisconsin, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. FFBW, Inc. expects that its common stock will be quoted on the Nasdaq Capital Market under the symbol “FFBW” upon completion of the stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2017, First Federal Bank of Wisconsin exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of First Federal Bank of Wisconsin at March 31, 2017, and the pro forma equity capital and regulatory capital of First Federal Bank of Wisconsin after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by First Federal Bank of Wisconsin of 50% of the net proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	First Federal Bank of Wisconsin Historical at		Pro Forma at March 31, 2017, Based Upon the Sale in the Offering of (1)
	March 31, 2017		1,887,500 Shares		2,225,000 Shares		2,562,500 Shares		2,950,625 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)

Equity	$34,155	14.5%	$40,544	16.5%	$41,790	16.9%	$43,037	17.3%	$44,470	17.8%

Tier 1 leverage capital	$34,112	14.4%	$40,501	16.5%	$41,747	16.9%	$42,994	17.3%	$44,427	17.7%
Tier 1 leverage capital requirement	11,822	5.00	12,266	5.0	12,351	5.0	12,435	5.0	12,532	5.0
Excess	$22,290	9.4%	$28,234	11.5%	$29,396	11.9%	$30,558	12.3%	$31,895	12.7%

Tier 1 risk-based capital (4)	$34,112	20.4%	$40,501	23.9%	$41,747	24.6%	$42,994	25.3%	$44,427	26.1%
Tier 1 risk-based requirement	13,391	8.0	13,533	8.0	13,560	8.0	13,587	8.0	13,618	8.0
Excess	$20,721	12.4%	$26,967	15.9%	$28,187	16.6%	$29,406	17.3%	$30,809	18.1%

Total risk-based capital (4)	$35,590	21.3%	$41,979	24.8%	$43,225	25.5%	$44,472	26.2%	$45,905	27.0%
Total risk-based requirement	16,739	10.0	16,916	10.0	16,950	10.0	16,984	10.0	17,023	10.0
Excess	$18,851	11.3%	$25,062	14.8%	$26,275	15.5%	$27,488	16.2%	$28,882	17.0%

Common equity tier 1 risk-based capital (4)	$34,112	20.4%	$40,501	23.9%	$41,747	24.6%	$42,994	25.3%	$44,427	26.1%
Common equity tier 1 risk-based requirement	10,880	6.5	10,996	6.5	11,018	6.5	11,040	6.5	11,065	6.5
Excess	$23,232	13.9%	$29,505	17.4%	$30,729	18.1%	$31,954	18.8%	$33,362	19.6%

Reconciliation of capital infused into First Federal Bank of Wisconsin:
Net offering proceeds			$17,775		$21,150		$24,525		$28,406
Proceeds to First Federal Bank of Wisconsin			$8,888		$10,575		$12,263		$14,203
Less: Common stock acquired by employee stock ownership plan			1,666		1,960		2,254		2,592
Less: Common stock acquired by stock-based benefit plans			833		980		1,127		1,296
Pro forma increase			$6,389		$7,635		$8,882		$10,315

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

53

CAPITALIZATION

The following table presents the historical capitalization of First Federal Bank of Wisconsin at March 31, 2017, and the pro forma consolidated capitalization of FFBW, Inc. after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	First Federal Bank of Wisconsin Historical Capitalization	Pro Forma Consolidated Capitalization at March 31, 2017 of FFBW, Inc. Based Upon the Sale for $10.00 Per Share of
	at March 31, 2017	1,887,500 Shares	2,225,000 Shares	2,562,500 Shares	2,950,625 Shares (1)
	(Dollars in thousands)

Deposits (2)	$180,534	$180,534	$180,534	$180,534	$180,534
Borrowings	19,770	19,770	19,770	19,770	19,770
Total interest-bearing liabilities	$200,304	$200,304	$200,304	$200,304	$200,304

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 1,000,000; shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share: 19,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	19	22	26	30
Additional paid-in capital (3)	—	17,756	21,128	24,499	28,376
Retained earnings (4)	34,204	34,204	34,204	34,204	34,204
Unrealized (loss) on securities, net	(49)	(49)	(49)	(49)	(49)
Shares issued to foundation	—	250	250	250	250
Less:
After-tax expense of contribution to charitable foundation (5)	—	330	330	330	330
Assets retained by FFBW, MHC (6)	—	100	100	100	100
Common stock acquired by employee stock ownership plan (7)	—	1,666	1,960	2,254	2,592
Common stock acquired by stock-based benefit plans (8)	—	833	980	1,127	1,296
Total stockholders’ equity	$34,155	$49,251	$52,185	$55,119	$58,493
Total tangible stockholders’ equity	$34,155	$49,251	$52,185	$55,119	$58,493
Pro forma shares of common stock outstanding:
Shares offered for sale	—	1,887,500	2,225,000	2,562,500	2,950,625
Shares issued to FFBW, MHC	—	2,362,500	2,775,000	3,187,500	3,661,875
Total shares outstanding	—	4,250,000	5,000,000	5,750,000	6,612,500

Total stockholders’ equity as a percentage of pro forma total assets	14.47%	19.60%	20.52%	21.45%	22.45%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that FFBW, Inc. expects to adopt. The plan of reorganization permits FFBW, Inc. to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the shares of common stock held by persons other than FFBW, MHC.
(4)	The retained earnings of First Federal Bank of Wisconsin will be substantially restricted after the offering. See “Regulation and Supervision − Federal Banking Regulation − Capital Distributions.”
(5)	Represents the expense of the contribution to the charitable foundation based on a 34.0% tax rate. The total contribution is assumed to be $500,000 at all points in the offering range. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable donations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of FFBW, MHC.

(footnotes continued on following page)

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(7)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from FFBW, Inc. and will represent unearned compensation, reflected as a reduction of capital The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. First Federal Bank of Wisconsin will provide the funds to repay the employee stock ownership plan loan. See “Management − Benefit Plans and Agreements.”
(8)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to FFBW, MHC and shares contributed to the charitable foundation) are purchased by FFBW, Inc. for stock awards under a stock-based benefit plan in the open market. The shares of common stock to be purchased by FFBW, Inc. for the stock-based benefit plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits FFBW, Inc. to adopt a stock-based benefit plan that awards stock or stock options, in an aggregate amount up to 25% of the shares of common stock held by persons other than FFBW, MHC. The stock-based benefit plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.

55

PRO FORMA DATA

The following tables summarize historical data of First Federal Bank of Wisconsin and pro forma data of FFBW, Inc. at and for the three months ended March 31, 2017 and the year ended December 31, 2016. This information is based on assumptions set forth below and in the table and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares, including shares held by FFBW, MHC and shares contributed to the charitable foundation, with a loan from FFBW, Inc. The loan will be repaid in substantially equal principal payments over a period of 20 years. Interest income that we earn on the loan will offset the interest paid by First Federal Bank of Wisconsin; and

(ii)	expenses of the offering, including fees and expenses to be paid to FIG Partners, LLC, will be $1.1 million.

We calculated the pro forma consolidated net income of FFBW, Inc. for the year as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 1.87% (1.23% on an after-tax basis), which is equal to the yield on the five-year U.S. Treasury Note as of March 31, 2017. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or

56

more stock benefit plans in an aggregate amount up to 25% of the shares of common stock held by persons other than FFBW, MHC.

We have also assumed that the stock-based benefit plans will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to FFBW, MHC and shares contributed to the charitable foundation). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.83 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 13.48% for the common stock based on an index of publicly traded thrifts, no dividend yield, an expected option life of 10 years and a risk-free interest rate of 2.45%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than FFBW, MHC.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” FFBW, Inc. intends to contribute 50% of the net proceeds from the offering to First Federal Bank of Wisconsin. FFBW, Inc. will contribute $100,000 to FFBW, MHC and $250,000 to the charitable foundation and will retain the remainder of the net proceeds from the offering. FFBW, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	FFBW, Inc.’s results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of FFBW, Inc., computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated.

57

	At or For the Three Months Ended March 31, 2017 Based Upon the Sale at $10.00 Per Share of
	1,887,500 Shares at Minimum of Offering Range	2,225,000 Shares at Midpoint of Offering Range	2,562,500 Shares at Maximum of Offering Range	2,950,625 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$18,875	$22,250	$25,625	$29,506
Market value of shares issued to foundation	250	250	250	250
Market value of shares issued to FFBW, MHC	23,375	27,500	31,625	36,369
Market value of FFBW, Inc.	$42,500	$50,000	$57,500	$66,125

Gross proceeds of the offering	$18,875	$22,250	$25,625	$29,506
Estimated expenses	(1,100)	(1,100)	(1,100)	(1,100)
Estimated net proceeds	17,775	21,150	24,525	28,406
FFBW, MHC capitalization	(100)	(100)	(100)	(100)
Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Common stock acquired by employee stock ownership plan (2)	(1,666)	(1,960)	(2,254)	(2,592)
Common stock acquired by stock-based benefit plans (3)	(833)	(980)	(1,127)	(1,296)
Estimated net proceeds as adjusted	$14,926	$17,860	$20,794	$24,168

For the three months ended March 31, 2017
Consolidated net income:
Historical	$81	$81	$81	$81
Income on adjusted net proceeds	46	55	64	75
Employee stock ownership plan (2)	(14)	(16)	(19)	(21)
Shares granted under stock-based benefit plans (3)	(27)	(32)	(37)	(43)
Options granted under stock-based benefit plans (4)	(13)	(16)	(18)	(21)
Pro forma net income	$73	$72	$71	$71

Earnings per share:
Historical	$0.02	$0.02	$0.01	$0.01
Income on net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan (2)	0.00	0.00	0.00	0.00
Shares granted under stock-based benefit plans (3)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under stock-based benefit plans (4)	0.00	0.00	0.00	0.00
Pro forma earnings per share	$0.02	$0.02	$0.01	$0.01

Offering price to pro forma earnings per share	n/m	n/m	n/m	n/m
Number of shares used in earnings per share calculations (2)	4,085,483	4,806,450	5,527,418	6,356,530

At March 31, 2017
Stockholders’ equity:
Historical	$34,155	$34,155	$34,155	$34,155
Estimated net proceeds	17,775	21,150	24,525	28,406
Capitalization of FFBW, MHC	(100)	(100)	(100)	(100)
Stock contribution to foundation	250	250	250	250
After tax cost of foundation	(330)	(330)	(330)	(330)
Common stock acquired by employee stock ownership plan (2)	(1,666)	(1,960)	(2,254)	(2,592)
Common stock acquired by stock-based benefit plans (3)	(833)	(980)	(1,127)	(1,296)
Pro forma stockholders’ equity (5)	$49,251	$52,185	$55,119	$58,493
Pro forma tangible stockholders’ equity	$49,251	$52,185	$55,119	$58,493

Stockholders’ equity per share:
Historical	$8.04	$6.83	$5.94	$5.17
Estimated net proceeds	4.18	4.23	4.27	4.30
Shares issued to foundation	0.06	0.05	0.04	0.04
After tax cost of foundation	(0.08)	(0.07)	(0.06)	(0.05)
Capitalization of FFBW, MHC	(0.02)	(0.02)	(0.02)	(0.02)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (3)(5)	$11.59	$10.43	$9.58	$8.85
Pro forma tangible stockholders’ equity per share	$11.59	$10.43	$9.58	$8.85

Offering price as a percentage of pro forma stockholders’ equity per share	86.28%	95.88%	104.38%	112.99%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	86.28%	95.88%	104.38%	112.99%
Number of shares outstanding for pro forma equity per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

58

n/m	Not meaningful
(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the offering will be purchased in the offering by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from FFBW, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. First Federal Bank of Wisconsin intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. First Federal Bank of Wisconsin’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) First Federal Bank of Wisconsin’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 166,600, 196,000, 225,400 and 259,210 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 2,082, 2,450, 2,917 and 3,240 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 20-year loan term), were committed to be released during the quarter ended March 31, 2017 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 2,082, 2,450, 2,917 and 3,240 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to a stock-based benefit plan expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to FFBW, MHC and shares contributed to the charitable foundation) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of FFBW, Inc., if any. Funds used by the stock-based benefit plan to purchase the shares will be contributed to the plan by FFBW, Inc. In calculating the pro forma effect of the stock-based benefit plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2016. The actual purchase price of the shares granted under the stock-based benefit plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of FFBW, Inc., there would be a dilutive effect of up to 1.93% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plan are obtained from authorized but unissued shares.
(4)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to FFBW, MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.83 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 38.0%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(5)	The retained earnings of First Federal Bank of Wisconsin will continue to be substantially restricted after the offering. See “Regulation and Supervision − Federal Banking Regulation.”

59

	At or For the Year Ended December 31, 2016 Based Upon the Sale at $10.00 Per Share of
	1,887,500 Shares at Minimum of Offering Range	2,225,000 Shares at Midpoint of Offering Range	2,562,500 Shares at Maximum of Offering Range	2,950,625 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of the offering	$18,875	$22,250	$25,625	$29,506
Market value of shares issued to foundation	250	250	250	250
Market value of shares issued to FFBW, MHC	23,375	27,500	31,625	36,369
Market value of FFBW, Inc.	$42,500	$50,000	$57,500	$66,125

Gross proceeds of the offering	$18,875	$22,250	$25,625	$29,506
Estimated expenses	(1,100)	(1,100)	(1,100)	(1,100)
Estimated net proceeds	17,775	21,150	24,525	28,406
FFBW, MHC capitalization	(100)	(100)	(100)	(100)
Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Common stock acquired by employee stock ownership plan (2)	(1,666)	(1,960)	(2,254)	(2,592)
Common stock acquired by stock-based benefit plans (3)	(833)	(980)	(1,127)	(1,296)
Estimated net proceeds as adjusted	$14,926	$17,860	$20,794	$24,168

For the year ended December 31, 2016
Consolidated net income:
Historical (4)	$171	$171	$171	$171
Income on adjusted net proceeds	184	220	257	298
Employee stock ownership plan (2)	(55)	(65)	(74)	(86)
Shares granted under stock-based benefit plans (3)	(110)	(129)	(149)	(171)
Options granted under stock-based benefit plans (5)	(54)	(63)	(73)	(84)
Pro forma net income	$136	$134	$132	$128

Earnings per share:
Historical	$0.04	$0.04	$0.03	$0.03
Income on net proceeds	0.04	0.05	0.05	0.05
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plans (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based benefit plans (5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share	$0.03	$0.04	$0.03	$0.03

Offering price to pro forma earnings per share	n/m	n/m	n/m	n/m
Number of shares used in earnings per share calculations (2)	4,091,730	4,813,800	5,535,870	6,366,251

At December 31, 2016
Stockholders’ equity:
Historical (4)	$33,998	$33,998	$33,998	$33,998
Estimated net proceeds	17,775	21,150	24,525	28,406
Capitalization of FFBW, MHC	(100)	(100)	(100)	(100)
Stock contribution to foundation	250	250	250	250
After tax cost of foundation	(330)	(330)	(330)	(330)
Common stock acquired by employee stock ownership plan (2)	(1,666)	(1,960)	(2,254)	(2,592)
Common stock acquired by stock-based benefit plans (3)	(833)	(980)	(1,127)	(1,296)
Pro forma stockholders’ equity (6)	$49,094	$52,028	$54,962	$58,336
Pro forma tangible stockholders’ equity	$49,094	$52,028	$54,962	$58,336

Stockholders’ equity per share:
Historical	$8.00	$6.80	$5.91	$5.14
Estimated net proceeds	4.18	4.23	4.27	4.30
Shares issued to foundation	0.06	0.05	0.04	0.04
After tax cost of foundation	(0.08)	(0.07)	(0.06)	(0.05)
Capitalization of FFBW, MHC	(0.02)	(0.02)	(0.02)	(0.02)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (3)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (3)(6)	$11.55	$10.40	$9.55	$8.82
Pro forma tangible stockholders’ equity per share	$11.55	$10.40	$9.55	$8.82

Offering price as a percentage of pro forma stockholders’ equity per share	86.58%	96.15%	104.71%	113.38%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	86.58%	96.15%	104.71%	113.38%
Number of shares outstanding for pro forma equity per share calculations	4,250,000	5,000,000	5,750,000	6,612,500

60

n/m	Not meaningful
(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the offering will be purchased in the offering by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from FFBW, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. First Federal Bank of Wisconsin intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. First Federal Bank of Wisconsin’s total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) First Federal Bank of Wisconsin’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 166,600, 196,000, 225,400 and 259,210 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 8,330, 9,800, 11,270 and 12,961 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 20-year loan term), were committed to be released during the year ended December 31, 2016 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares (which is also the number of shares outstanding for pro forma equity per share calculations) of 8,330, 9,800, 11,270 and 12,961 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range, to determine the number of shares outstanding for earnings per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to FFBW, MHC) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of FFBW, Inc., if any. Funds used by the stock-based benefit plans to purchase the shares will be contributed to the plan by FFBW, Inc. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the year presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2016. The actual purchase price of the shares granted under the stock-based benefit plans may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of FFBW, Inc., there would be a dilutive effect of up to 1.93% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based benefit plans are obtained from authorized but unissued shares.
(4)	Derived from First Federal Bank of Wisconsin’s audited December 31, 2016 financial statements included elsewhere in this prospectus.
(5)	Gives effect to a stock-based benefit plan expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to FFBW, MHC and shares of common stock contributed to the charitable foundation). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.83 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 38.0%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of First Federal Bank of Wisconsin will continue to be substantially restricted after the offering. See “Regulation and Supervision − Federal Banking Regulation.”

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COMPARISON OF VALUATION AND PRO FORMA INFORMATION
WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded in connection with the reorganization and offering, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of the stock sold in the offering is $18.9 million, $22.3 million, $25.6 million and $29.5 million, respectively, with the charitable foundation, as compared to $19.1 million, $22.5 million, $25.0 million and $29.8 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, Keller & Company, Inc. determined that the additional capital that would be received, assuming the offering occurs without the charitable foundation, was immaterial to the pro forma valuation; and accordingly, the valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the three months ended March 31, 2017, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the period, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated offering amount	$18,875		$19,125		$22,250		$22,500		$25,625		$25,875		$29,506		$29,756
Pro forma market capitalization	42,500		42,500		50,000		50,000		57,500		57,500		66,125		66,125
Total assets	251,326		251,656		254,260		254,590		257,194		257,524		260,568		260,898
Total liabilities	202,075		202,075		202,075		202,075		202,075		202,075		202,075		202,075
Pro forma shareholders’ equity	49,251		49,581		52,185		52,515		55,119		55,449		58,493		58,823
Pro forma net income (1)	73		75		72		74		71		73		71		72
Pro forma shareholders’ equity per share	11.59		11.67		10.44		10.50		9.58		9.64		8.85		8.89
Pro forma net income per share	0.02		0.02		0.02		0.02		0.01		0.01		0.01		0.01

Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	86.29%		86.59%		95.88%		94.24%		104.38%		103.73%		112.99%		112.49%
Offering price as a percentage of pro forma price to earnings	125.00%		125.00%		125.00%		125.00%		250.00%		250.00%		250.00%		250.00%
Offering price to pro forma assets per share	16.91	x	16.89	x	19.66	x	19.64	x	22.37	x	22.33	x	25.38	x	25.35	x

Pro forma financial ratios:
Return on assets (annualized)	0.06%		0.06%		0.06%		0.06%		0.06%		0.06%		0.05%		0.06%
Return on equity (annualized)	0.30%		0.30%		0.28%		0.28%		0.26%		0.26%		0.24%		0.24%
Equity to assets	19.60%		19.60%		20.52%		20.63%		21.45%		21.53%		22.45%		22.55%
Total shares issued	4,250,000		4,250,000		5,000,000		5,000,000		5,750,000		5,750,000		6,612,500		6,612,500

(footnotes on following page)

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(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net (loss), pro forma net (loss) per share, pro forma (loss) on assets and pro forma (loss) on shareholders’ equity assuming the contribution to the charitable foundation was expensed during the three months ended March 31. 2017.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Adjusted Maximum of Offering Range
	(Dollars in thousands, except per share amounts)

After-tax expense of stock and cash contribution to foundation	$83	$83	$83	$83
Pro forma net (loss)	$(10)	$(11)	$(12)	$(12)
Pro forma net (loss) per share	$(0.25)	$(0.23)	$(0.22)	$(0.19)
Offering price to pro forma net income (loss) per share	*	*	*	*
Pro forma (loss) on assets (annualized)	− %	− %	(0.01)%	(0.01)%
Pro forma (loss) on equity (annualized)	(0.02)%	(0.02)%	(0.02)%	(0.02)%

* Not meaningful.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF FIRST FEDERAL BANK OF WISCONSIN

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding First Federal Bank of Wisconsin provided in this prospectus.

Overview

First Federal Bank of Wisconsin is a federally chartered mutual savings bank headquartered in Waukesha, Wisconsin. First Federal Bank of Wisconsin was originally chartered in 1922 and has operated continuously in the Milwaukee metropolitan area since that time. In May 2014, we merged with Bay View Federal, a federal mutual saving association located in Milwaukee, Wisconsin, with approximately $135 million in assets as of the May 17, 2014 closing date of the merger. In the merger, Bay View Federal’s sole office located in the Bay View neighborhood of Milwaukee became a branch office of First Federal Bank of Wisconsin, thereby expanding our presence into Milwaukee County.

We conduct our business from our main office and two additional branch offices in Waukesha County, Wisconsin, which is immediately west of Milwaukee, and our branch office in the Bay View neighborhood in Milwaukee.

At March 31, 2017, we had total assets of $236.1 million, total deposits of $180.5 million and total equity of $34.2 million. We had net income of $171,000 for the year ended December 31, 2016.

Our business consists primarily of taking deposits from the general public and, historically, investing those deposits, together with funds generated from operations, in one- to four-family residential owner-occupied real estate loans, one- to four-family residential investor-owned real estate loans, multifamily loans and commercial real estate loans, and, to a lesser extent, commercial and industrial loans, commercial development loans and consumer loans.

From our founding in 1922 until 2006, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. Beginning in 2006, we expanded our loan operations and began offering commercial products. Our commercial loan offerings have increased significantly in the last decade, including through our merger in 2014 with Bay View Federal.

In July 2016, we hired our current president and chief executive officer, Edward H. Schaefer, and since this time we have conducted an extensive review of, and have enhanced, our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Schaefer, we believe that we have significantly upgraded our loan operations, policies, procedures and controls. Among other areas, we have enhanced our commercial real estate and commercial and industrial lending infrastructure and have added four new loan officers, including two commercial loan officers, and expect to add additional loan officers in the future. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products in order to accommodate business customers, and thereby grow our core deposits. Also, beginning in 2015, due to the ongoing low market interest rate environment, we restructured our residential loan underwriting operations in order to increase the amount of loans that we originate which are underwritten consistent with Fannie Mae guidelines, allowing us to increase our loan sales, and thereby increase our noninterest income loan sale fees.

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In recent years, we have assembled an experienced new executive management team. In addition to the 2016 hiring of Mr. Schaefer as president and chief executive officer, in 2012 we hired Nikola Schaumberg as our chief financial officer, in 2013, we hired David Rosenwald as our chief lending officer and in 2015 we hired a new compliance/internal audit officer. We believe that our new executive management team has positioned First Federal Bank of Wisconsin to achieve prudent, organic and sustained growth.

Subject to market conditions, we expect to increase our focus on originating commercial real estate and commercial and industrial loans in an effort to continue to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, health savings accounts and certificate of deposit accounts. Additionally, we have used borrowings, primarily advances from the Federal Home Loan Bank of Chicago, to fund our operations.

First Federal Bank of Wisconsin is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency.

Our home banking office is located at 1617 East Racine Avenue, Waukesha, Wisconsin 53186, and our telephone number at this address is (262) 542-4448. Our website address is www.firstfederalwisconsin.com. Information on our website is not and should not be considered a part of this prospectus.

Business Strategy

Our goal is to provide long-term value to our stockholders, customers and employees and the communities we serve by executing a safe and sound business strategy that produces increasing earnings. We believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to commercial and retail customers in our market area, and the increased capital we will have after the completion of the offering will enable us to compete more effectively with other financial institutions.

Our current business strategy consists of the following:

•	Grow our balance sheet. As a result of our efforts to build our management team and infrastructure, and given our attractive market area, we believe we are well-positioned to increase the size of our balance sheet without a proportional increase in overhead expense or operating risk. Accordingly, we intend to increase, on a managed basis, our assets and liabilities, particularly loans and deposits.

•	Grow our loan portfolio prudently with a focus on diversifying the portfolio, particularly in commercial real estate and commercial and industrial lending. Our principal business activity historically has been the origination of residential mortgage loans for retention in our loan portfolio, and we intend to retain our presence as a mortgage lender in our market area. Beginning in 2006, we expanded our loan operations and began offering commercial products. Our commercial loan offerings have increased significantly in the last decade. Since our hiring of our new president and chief executive officer in July 2016, we believe that we have implemented a stronger sales culture in our institution and we intend to increase our emphasis on the origination of commercial real estate and commercial and industrial loans. Since 2016 we have added four new loan

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officers, including two commercial loan officers, and we expect to hire additional loan officers in the future. Additionally, in recent years we have conducted an extensive review of, and have enhanced, our credit, underwriting, information technology and compliance operations. We believe all of these actions have properly positioned our institution to achieve prudent, organic and consistent growth in the future. The capital we are raising in the offering will support an increase in our lending limits, which will enable us to originate larger loans to new and existing customers.

Increasing our commercial real estate and commercial and industrial loans involves risk, as described in “Risk Factors − Risks Related to Our Business − We have a substantial amount of commercial real estate, multifamily and commercial and industrial loans, and intend to continue to increase originations of these types of loans. These loans involve credit risks that could adversely affect our financial condition and results of operations” and ” − Our portfolio of loans with a higher risk of loss is increasing and the unseasoned nature of our commercial real estate and multifamily loan portfolios may result in errors in judging their collectability, which may lead to additional provisions for loan losses or charge-offs, which would reduce our profits.”

•	Continue to increase core deposits, with an emphasis on low cost commercial demand deposits. We seek core deposits to provide a stable source of funds to support loan growth at costs consistent with improving our net interest rate spread and margin. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include checking accounts, money market accounts, statement savings and health savings accounts. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. Since our 2014 merger with Bay View Federal, we have allowed, and continue to allow, higher-cost certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds. As a result of these efforts, core deposits increased to $101.9 million, or 56.4% of our total deposits at March 31, 2017, from $95.7 million, or 52.0% of our total deposits at December 31, 2015. However, we expect to continue to utilize non-core funding sources, such as the Certificate of Depository Registry Service (CDARS) and QwickRate (online deposits) and borrowings, as needed, to fund future loan growth and our operations.

•	Manage credit risk to maintain a low level of non-performing assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. In recent years we have conducted an extensive review of, and have enhanced, our credit, underwriting and loan processing policies and procedures. Our nonperforming assets to total assets ratio was 1.09% at March 31, 2017, compared to 1.48% at December 31, 2016 and 1.82% at December 31, 2013. At March 31, 2017, the majority of our nonperforming assets were related to one- to four-family residential real estate loans, including investor-owned one- to four-family loans, as our residential borrowers experienced difficulties repaying their loans during the past recession. We will continue to increase our investment in our credit review function, both in personnel as well as ancillary systems, as necessary, in order to be able to evaluate more complex loans and better manage credit risk, which will also support our intended loan growth.

•	Grow organically and through opportunistic bank or branch acquisitions or de novo branching. As a result of our new executive management team, increased loan personnel

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and enhanced loan policies and procedures and credit administration processes, we expect to grow organically. In addition to this organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into nearby markets in southeastern Wisconsin. We will consider expanding our branch network by establishing new (“de novo”) branches and/or adding loan production offices. The capital we are raising in the offering will also provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the reorganization and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the reorganization and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the reorganization. For further information, see “Summary – Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors – Risks Related to the Offering – Our stock-based benefit plan will increase our costs, which will reduce our income;” and “Management – Benefit Plans and Agreements.”

Our noninterest expense will also increase as a result of our contribution of cash and shares of common stock to our charitable foundation, and as a result of the increased reporting and other costs associated with operating as a public company as we may be required to expand our accounting staff and expand our internal audit and risk management functions, and/or engage outside consultants to provide these services for us until qualified personnel are hired. For further information, please see “Summary – Our Contribution of Cash and Shares of Our Common Stock to the Charitable Foundation,” “Risk Factors – Risks Related to Our Business – The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses” and “– Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2017,” and “FFBW Community Foundation.”

Additionally, noninterest expense increased during the quarter ending June 30, 2017 as a result of costs associated with the closing of a branch office as well as severance payments of approximately $82,000.

Finally, we expect noninterest expense to increase during the third quarter of 2017 as a result of a charitable donation of a branch office valued at $273,000. This donation occured in July 2017.

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Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover inherent, but unconfirmed, credit losses in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical accounting policies.

Management performs a quarterly evaluation of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

The analysis has two components, specific and general allowances. The specific allowance is for unconfirmed losses related to loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, adjusted for market conditions and selling expenses. If the fair value of the loan is less than the loan’s carrying value, a charge is recorded for the difference. The general allowance, which is for loans reviewed collectively, is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes historical loss percentages and qualitative factors that are applied to the loan groups to determine the amount of the allowance for loan losses necessary for loans that are reviewed collectively. The qualitative component is critical in determining the allowance for loan losses as certain trends may indicate the need for changes to the allowance for loan losses based on factors beyond the historical loss history. Not incorporating a qualitative component could misstate the allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could result in a material negative effect on our financial results.

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Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. First Federal Bank of Wisconsin estimates the fair value of a financial instrument and any related asset impairment using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, First Federal Bank of Wisconsin estimates fair value. These estimates are subjective in nature and any imprecision in estimating these factors can impact the amount of gain or loss recorded. A more detailed description of the fair values measured at each level of the fair value hierarchy and the methodology utilized by the Bank can be found in Note 14 of the Financial Statements ” – Fair Value.”

Comparison of Financial Condition at March 31, 2017 and December 31, 2016

Total Assets. Total assets decreased $5.4 million, or 2.3%, to $236.1 million at March 31, 2017 from $241.6 million at December 31, 2016. The decrease resulted primarily from decreases in available-for-sale securities of $1.6 million, in net loans of $1.3 million and in cash and cash equivalents $1.9 million.

Cash and Cash Equivalents. Cash and cash equivalents decreased $1.9 million, or 27.9%, to $5.0 million at March 31, 2017 from $6.9 million at December 31, 2016. The decrease resulted primarily from normal fluctuations and seasonal deposit outflow.

Net Loans.  Net loans decreased $1.3 million, or 0.78%, to $165.7 million at March 31, 2017 from $167.0 million at December 31, 2016. The decrease resulted from decreases of: $1.6 million, or 3.2%, in one-to four-family owner-occupied residential real estate loans resulting primarily from increased loan sales; $2.0 million, or 4.7%, in commercial real estate loans; and $950,000, or 2.7%, in one-to four-family investor-owned residential real estate loans. These decreases were offset in part by increases of: $1.7 million, or 67.1%, in commercial development loans and $1.5 million, or 20.0%, in commercial and industrial loans.

In 2015, we restructured our residential lending underwriting operations in order to increase the amount of conforming loans that we originate. As a result of this restructuring, during the quarter ended March 31, 2017, we sold $4.7 million of loans, all of which were one- to four-family owner-occupied residential real estate loans, on a servicing-released basis. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

Investment securities.  Investment securities decreased $1.6 million, or 3.2%, to $47.0 million at March 31, 2017 from $48.6 million at December 31, 2016.

FHLB stock. During the quarter ended March 31, 2017, the FHLB repurchased $608,000 of its stock, reducing it 45.1%, to $739,000 at March 31, 2017 from $1.3 million at December 31, 2016.

Deposits.  Deposits decreased $3.8 million, or 2.1%, to $180.8 million at March 31, 2017 from $184.6 million at December 31, 2016. Noninterest-bearing checking accounts increased $5.4 million, or 42.2%, to $18.0 million as of March 31, 2017 compared to $12.7 million as of December 31, 2016. Interest-bearing checking accounts decreased $7.3 million, or 92.1%, to $624,000 at March 31, 2017 from $7.9 million at December 31, 2016. Additionally, money market accounts increased $1.1 million, or 1.9% to $59.6 million at March 31, 2017, compared to $58.5 million at December 31, 2016, while savings accounts increased $2.3 million to $12.0 million at March 31, 2017, compared to $9.6 million as of

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December 31, 2016. The change in balances between categories was due in large part to a consolidation and restructuring of deposit accounts in March 2017. Health savings accounts increased $268,000, or 2.4% to $11.7 million as of March 31, 2017, compared to $11.4 million as of December 31, 2016. During the quarter ended March 31, 2017 we continued to allow the run-off of higher-priced certificates of deposit which we acquired from our merger with Bay View Federal, which resulted in a decrease of $5.9 million, or 6.9%, in certificates of deposit, to $78.6 million as of March 31, 2017 from $84.5 million as of December 31, 2016.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $19.8 million at March 31, 2017 compared to $21.3 million at December 31, 2016. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.37% at March 31, 2017, compared to the Bank’s cost of deposits of 0.81% at that date.

Other liabilities. Other liabilities decreased $254,000, or 15.8%, to $1.4 million at March 31, 2017 from $1.6 million at December 31, 2016.

Total Equity.  Total equity increased $157,000, 0.5%, to $34.2 million at March 31, 2017 from $34.0 million at December 31, 2016. The increase resulted from net income of $81,000 for the quarter and the net change in the value of the available-for-sale securities between these dates.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015

Total Assets. Total assets decreased $1.1 million, or 0.5%, to $241.6 million at December 31, 2016 from $242.7 million at December 31, 2015. The decrease resulted primarily from a decrease in net loans of $5.2 million, offset in part by an increase of $3.8 million in cash and cash equivalents and an increase of $667,000 in foreclosed assets.

Cash and Cash Equivalents. Cash and cash equivalents increased $3.8 million, or 123.4%, to $6.9 million at December 31, 2016 from $3.1 million at December 31, 2015. The increase resulted primarily from the proceeds of a decrease of net loans of $5.2 million, offset in part by $2.0 million of maturing FHLB advances.

Net Loans.  Net loans decreased $5.2 million, or 3.0%, to $167.0 million at December 31, 2016 from $172.1 million at December 31, 2015. The decrease resulted from decreases of: $5.8 million, or 10.3%, in one-to four-family owner-occupied residential real estate loans; $1.8 million, or 41.8%, in commercial development loans; $1.4 million, or 15.1%, in commercial and industrial loans; and $973,000, or 38.1%, in consumer loans. These decreases were offset in part by increases of: $4.9 million, or 18.3%, in multifamily loans; and $1.3 million, or 3.8%, in one- to four-family investor-owned residential real estate loans.

In 2015, we restructured our residential lending underwriting operations in order to increase the amount of conforming loans that we originate. As a result of this restructuring, in 2016, we sold $20.2 million of loans, all of which were one- to four-family owner-occupied residential real estate loans, on a servicing-released basis. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

Available for sale securities.  Available for sale securities decreased $308,000, or 0.6%, to $48.6 million at December 31, 2016 from $48.9 million at December 31, 2015.

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Foreclosed assets. Foreclosed assets increased to $667,000 at December 31, 2016 from $0 at December 31, 2015. The entire balance at December 31, 2016 consisted of one parcel of land that was deeded to the Bank in lieu of foreclosure.

Premises and equipment, net. Premises and equipment, net decreased $399,000, or 5.0%, to $7.6 million at December 31, 2016 from $8.0 million at December 31, 2015. The decrease resulted from the recognition of depreciation of $473,000 during 2016.

Bank-owned life insurance. At December 31, 2016, our investment in bank-owned life insurance was $6.4 million, an increase of $203,000, from $6.1 million at December 31, 2015. We invest in bank-owned life insurance to provide us with a funding offset for certain of our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable.

Deposits.  Deposits increased $425,000, or 0.2%, to $184.7 million at December 31, 2016 from $184.2 million at December 31, 2015. Money market accounts increased $2.7 million, or 4.8%, to $58.5 million at December 31, 2016 from $55.8 million at December 31, 2015, and noninterest-bearing checking accounts increased $3.4 million, or 37.1%, to $12.7 million at December 31, 2016, from $9.3 million at December 31, 2015. These increases were offset in part by a decrease of $4.0 million, or 4.5%, in certificates of deposit, to $84.5 million, at December 31, 2016 from $88.5 million at December 31, 2015. The growth in the balance of checking accounts and the decrease in the balance of certificates of deposit reflect management’s effort to change the deposit mix and increase core deposits.

Borrowings. Borrowings, consisting entirely of Federal Home Loan Bank advances, totaled $21.3 million at December 31, 2016 compared to $23.3 million at December 31, 2015. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.21% at December 31, 2016, compared to our cost of deposits of 0.70% at that date.

Other liabilities. Other liabilities increased $646,000, or 67.2%, to $1.6 million at December 31, 2016 from $962,000 at December 31, 2015.

Total Equity.  Total equity decreased $184,000, 0.5%, to $34.0 million at December 31, 2016 from $34.2 million at December 31, 2015. The decrease resulted from other comprehensive loss of $355,000 in 2016, offset in part, by net income of $171,000 during 2016.

Comparison of Operating Results for the Three Months Ended March 31, 2017 and 2016

General.  We had net income of $81,000 for the three months ended March 31, 2017, compared to net income of $259,000 for the three months ended March 31, 2016, a decrease of $178,000, or 68.7%. The decrease in net income was the net effect of a decrease in net interest income of $134,000, or 7.1%, an increase of $40,000, or 363.6%, in provision for loan losses and an increase of $98,000 in noninterest expense, offset in part by an increase of $48,000, or 31.8%, in noninterest income.

Interest and dividend income. Interest and dividend income decreased $162,000, or 7.1%, to $2.1 million for the three months ended March 31, 2017 from $2.3 million for the three months ended March 31, 2016. The decrease was primarily attributable to a $136,000 decrease in interest on loans resulting from a decrease of $5.9 million in the average balance of loans and a decrease of 16 basis points in the average yield on loans quarter to quarter, as well as a $23,000 decrease in interest on available-for sale securities, due to a decrease in the average balance of available-for-sale securities period to period.

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Interest Expense. Interest expense decreased $28,000, or 6.9%, to $377,000 for the three months ended March 31, 2017, from $405,000 for the three months ended March 31, 2016. Interest expense on borrowings, consisting entirely of FHLB advances, decreased $14,000, or 19.4%, to $58,000 during the three months ended March 31, 2017 from $72,000 during the three months ended March 31, 2016, as the average balance of borrowings decreased $4.1 million for the 2017 quarter from $23.9 million for the 2016 quarter, and the cost of borrowings decreased three basis points to 1.18% for the quarter ended March 31, 2017 from 1.21% for the quarter ended March 31, 2016.  The average cost of our interest-bearing deposits was unchanged at 0.76% for both of the three-month periods.

Net Interest Income.  Net interest income decreased $134,000, or 7.1%, to $1.8 million for the three months ended March 31, 2017 from $1.9 million for the three months ended March 31, 2016. Average net interest-earning assets increased $2.8 million to $28.0 million for the 2017 quarter from $25.2 million for the 2016 quarter. The increase was due primarily to a reduction in interest-bearing liabilities. Our net interest rate spread decreased to 3.14% for the three months ended March 31, 2017 from 3.28% for the three months ended March 31, 2016, and our net interest margin decreased to 3.25% for the 2017 quarter from 3.37% for the 2016 quarter. The decrease in net interest rate spread and net interest margin was primarily a result of the yield on loans decreasing 16 basis points to 4.42% during the three months ended March 31, 2017 from 4.58% during the three months ended March 31, 2016.

Provision for Loan Losses.  We recorded a provision for loan losses of $51,000 for the three months ended March 31, 2017, compared to a $11,000 provision for the three months ended March 31, 2016. Beginning in 2016, our new executive management conducted a thorough credit administration and loan underwriting analysis which resulted in enhanced loan policies, including updated loan modification and foreclosed assets policies. The implementation of these policies provided us with better information about our assets and allowed us to more quickly identify problem assets and assess the costs required to extend, modify, and hold troubled loans and real estate. In addition, our board of directors and management determined that an expedited approach to resolving certain problem assets was warranted and determined to sell certain assets and loans, accepting current losses, rather than incur the time and expense of carrying and managing these assets. The increase in the provision for loan losses in the 2017 quarter compared to the 2016 quarter resulted from the increase in charge-offs year to year, resulting from the afore-mentioned analyses, as well as the factors described in “Critical Accounting Policies – Allowance for Loan Losses.” The allowance for loan losses was $1.5 million, or 0.87% of total loans, at March 31, 2017, compared to $1.6 million, or 0.89% of total loans, at March 31, 2016. Classified (substandard, doubtful and loss) loans decreased to $1.9 million at March 31, 2017 from $3.3 million at March 31, 2016. Total nonperforming loans decreased to $1.7 million at March 31, 2017 from $3.4 million at March 31, 2016. Net charge-offs for the three months ended March 31, 2017 were $51,000, compared to $0 for the prior year period. At March 31, 2017, $1.0 million, or 58.9%, of the nonperforming loans were contractually current.

Noninterest Income. Noninterest income increased $48,000, or 31.8%, to $199,000 for the three months ended March 31, 2017 from $151,000 for the three months ended March 31, 2016. The increase was primarily due to an increase in gain on sale of loans of $47,000.

Noninterest Expense.  Noninterest expense increased $98,000, or 5.7%, to $1.8 million for the three months ended March 31, 2017 from $1.7 million for the three months ended March 31, 2016. The increase was due primarily to an increase of $53,000, or 5.5%, in salaries and employee benefits, to $1.0 million for the three months ended March 31, 2017 from $959,000 for the three months ended March 31, 2016. The increase resulted from an increase in full-time equivalent employees during 2016 as well as normal salary increases. Additionally, occupancy and equipment increased $27,000, or 10.4%, due to increased property taxes and maintenance, partially offset by reduced telephone expenses. Professional services increased $23,000 during the 2017 period as a result of consulting expenses incurred to enhance

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information security. These increases were offset in part by a decrease of $14,000, or 8.2%, in data processing expense, resulting from the renegotiated contract with the core processor.

Upon consummation of the reorganization and stock offering, we expect noninterest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of a stock-based benefit plan, if approved by our stockholders.

Income Tax Expense.  We recorded an income tax expense of $2,000 for the three months ended March 31, 2017 compared to an income tax expense of $48,000 for the three months ended March 31, 2016, a decrease of $46,000 or 95.8%. The decrease reflected a decrease of $224,000 in income before income taxes to $83,000 for the 2017 quarter from $307,000 for the 2016 quarter.

Comparison of Operating Results for the Years Ended December 31, 2016 and December 31, 2015

General.  We had net income of $171,000 for the year ended December 31, 2016, compared to net income of $978,000 for the year ended December 31, 2015, a decrease of $807,000, or 82.5%. The decrease in net income was the net effect of a decrease in net interest income of $606,000, or 7.7%, an increase of $484,000, or 134.4%, in provision for loan loss and an increase of $550,000 in noninterest expense, offset in part by an increase of $260,000, or 42.9%, in noninterest income.

Interest and dividend income.  Interest and dividend income decreased $256,000, or 2.8%, to $8.9 million for the year ended December 31, 2016 from $9.1 million for the year ended December 31, 2015. The decrease was primarily attributable to a $326,000 decrease in interest on loans, offset in part by a $49,000 increase in interest on available-for sale securities, due to an increase in the average balance of available-for-sale securities year to year. The average balance of loans decreased minimally by $257,000 to $172.9 million for 2016 from $173.1 million for 2015, while the average yield on loans decreased 18 basis points to 4.48% during 2016 from 4.66% during 2015. The average balance of available-for-sale securities increased $1.7 million, or 3.7%, to $48.2 million for 2016 from $46.5 million for 2015 and the average yield on available-for-sale securities increased two basis points to 2.27% for 2016 from 2.25% for 2015.

Interest Expense. Interest expense increased $350,000, or 27.3%, to $1.6 million for the year ended December 31, 2016 from $1.3 million for the year ended December 31, 2015. The increase was primarily due to an increase of $236,000, or 27.8%, in interest expense on certificates of deposit between 2016 and 2015. Although the average balance of certificates of deposit decreased $7.8 million to $87.5 million for 2016 from $95.3 million for 2015, the average cost of these deposits increased 35 basis points to 1.24% for 2016 from 0.89% for 2015. The decrease in the average balance of certificates of deposit is consistent with our business strategy to allow higher-cost certificates of deposit, many of which were acquired with our 2014 merger with Bay View Federal to run off and to replace these certificates of deposit with core deposits. Additionally, interest expense on borrowings, consisting entirely of FHLB advances, increased $79,000, or 41.8%, to $268,000 during 2016 from $189,000 during 2015 as the average balance of borrowings increased to $23.1 million during 2016 from $14.6 million during 2015, offset in part by a decrease of 14 basis points in the cost of borrowings to 1.16% in 2016 from 1.30% in 2015.

Net Interest Income.  Net interest income decreased $606,000, or 7.7%, to $7.2 million for the year ended December 31, 2016 from $7.8 million for the year ended December 31, 2015. Average net interest-earning assets decreased $336,000 year to year. Our net interest rate spread decreased to 3.16% for the year ended December 31, 2016 from 3.47% for the year ended December 31, 2015, and our net interest margin decreased to 3.25% for the year ended December 31, 2016 from 3.55% for the year ended December 31, 2015. The decrease in net interest rate spread and net interest margin was primarily a result

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of the yield on loans decreasing 18 basis points to 4.48% during 2016 from 4.66% during 2015 and the yield on certificates of deposit increasing 35 basis points to 1.24% for 2016 from 0.89% for 2015 reflecting management’s efforts to extend the duration of the portfolio during that time and an increase of 37 basis points in the average rate paid on demand account to 0.71% for 2016 from 0.34% for 2015, reflecting the change in market interest rates over this period.

Provision for Loan Losses.  We recorded a provision for loan losses of $844,000 for the year ended December 31, 2016, compared to a $360,000 provision for the year ended December 31, 2015. Beginning in 2016, our new executive management conducted a thorough credit administration and loan underwriting analysis which resulted in enhanced loan policies, including updated loan modification and foreclosed assets policies. The implementation of these policies provided us with better information about our assets and allowed us to more quickly identify problem assets and assess the costs required to extend, modify, and hold troubled loans and real estate. In addition, our board of directors and management determined that an expedited approach to resolving certain problem assets was warranted and determined to sell certain assets and loans, accepting current losses, rather than incur the time and expense of carrying and managing these assets. The increase in the provision for loan losses in 2016 compared to 2015 resulted from the increase in charge-offs year to year, resulting from the afore-mentioned analyses, as well as factors described in “Critical Accounting Policies – Allowance for Loan Losses.” The allowance for loan losses was $1.5 million, or 0.87% of total loans, at December 31, 2016, compared to $1.6 million, or 0.89% of total loans, at December 31, 2015. Classified (substandard, doubtful and loss) loans decreased to $1.2 million at December 31, 2016 from $1.8 million at December 31, 2015. Total nonperforming loans decreased to $2.9 million at December 31, 2016 from $3.9 million at December 31, 2015. Net charge-offs for 2016 were $917,000, an increase of $941,000 over a $24,000 net recovery in 2015. At December 31, 2016, $890,000, or 30.7%, of the nonperforming loans were contractually current.

Noninterest Income. Noninterest income increased $260,000, or 42.9%, to $866,000 for the year ended December 31, 2016 from $606,000 for the year ended December 31, 2015. The increase was primarily due to an increase in gain on service charges and fees of $36,000, an increase in gain on sale of loans of $88,000 and in gain on sale of securities of $114,000.

Noninterest Expense.  Noninterest expense increased $550,000, or 8.2%, to $7.2 million for 2016 from $6.7 million for 2015. The increase was due primarily to an increase of $302,000, or 8.1%, in salaries and employee benefits, to $4.1 million in 2016 from $3.7 million in 2015. The increase resulted from an increase in full-time equivalent employees during 2016, normal salary increases and an increase in the cost of health insurance. Additionally, occupancy and equipment increased $184,000, or 22.2%, due to costs associated with the new branch office acquired in the Bay View Federal merger which was consummated in May 2014, and foreclosed assets increased $66,000. These increases were offset in part by a decrease of $106,000, or 9.8%, in other noninterest expense, resulting from reduced bank service charges as well as FDIC insurance costs.

Income Tax Expense (Benefit).  We recorded an income tax benefit of $(156,000) for 2016 compared to an income tax expense of $417,000 in 2015, a decrease of $573,000 or 137.4%. The decrease reflected the decrease in income before income taxes to $15,000 for 2016 from $1.4 million for 2015.

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Average balances and yields. The following tables sets forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances except for the year ended December 31, 2014 which are monthly averages. Management does not believe that the limited use of month end balances for 2014 rather than daily balances has caused any material differences in the information presented. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	At March	For the Three Months Ended March 31,
	31, 2017	2017			2016
	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate

Interest-earning assets:
Loans	4.09%	$167,837	$1,853	4.42%	$173,785	$1,989	4.58%
Investment securities	2.44	47,624	276	2.32	49,244	299	2.43
FHLB stock	3.15	935	4	1.71	1,347	7	2.08
Total interest-earning assets	3.72	216,396	2,133	3.94	224,376	2,295	4.09
Noninterest-earning assets		22,229			21,038
Allowance for loan losses		(1,501)			(1,556)
Total assets		$237,124			$243,858

Interest-bearing liabilities:
Demand accounts	0.71%	$4,962	$6	0.48%	$8,546	$11	0.51%
Money market accounts	0.51	52,881	46	0.35	47,174	39	0.33
Savings accounts	0.12	17,035	5	0.12	18,948	8	0.17
Health savings accounts	0.23	11,667	7	0.24	11,671	12	0.41
Certificates of deposit	1.25	82,075	255	1.24	88,963	263	1.18
Total interest-bearing deposits	0.81	168,620	319	0.76	175,302	333	0.76
Borrowings	1.37	19,742	58	1.18	23,856	72	1.21
Total interest-bearing liabilities	0.81	188,362	377	0.80	199,158	405	0.81
Noninterest-bearing deposits		13,384			9,755
Other non-interest bearing liabilities		1,168			300
Total liabilities		202,914			209,213
Equity		34,210			34,645
Total liabilities and equity		$237,124			$243,858

Net interest income			$1,756			$1,890
Net interest rate spread (1)	2.91%			3.14%			3.28%
Net interest-earning assets (2)		$28,034			$25,218
Net interest margin (3)				3.25%			3.37%
Average interest-earning assets to interest-bearing liabilities		115%			113%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

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	For the Year Ended December 31,
	2016			2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate (1)

Interest-earning assets:
Loans	$172,892	$7,741	4.48%	$173,149	$8,067	4.66%	$143,116	$6,647	4.64%
Investment securities	48,218	1,093	2.27	46,486	1,044	2.25	41,721	835	2.00
FHLB stock	1,347	31	2.30	1,347	10	0.74	1,119	4	0.36
Total interest-earning assets	222,457	8,865	3.99	220,982	9,121	4.13	185,956	7,486	4.03
Noninterest-earning assets	23,985			20,793			21,798
Allowance for loan losses	(1,546)			(1,344)			(1,030)
Total assets	$244,896			$240,431			$206,724

Interest-bearing liabilities:
Demand accounts	$7,779	$55	0.71%	$7,931	$27	0.34%	$7,438	$9	0.12%
Money market accounts	49,629	159	0.32	48,523	143	0.29	43,284	120	0.28
Savings accounts	17,618	23	0.13	17,615	26	0.15	12,806	38	0.30
Health savings accounts	11,558	43	0.37	11,438	49	0.43	11,328	30	0.26
Certificates of deposit	87,476	1,085	1.24	95,316	849	0.89	80,000	549	0.69
Total interest-bearing deposits	174,060	1,365	0.78	180,823	1,094	0.61	154,856	746	0.48
Borrowings	23,147	268	1.16	14,573	189	1.30	13,369	163	1.22
Total interest-bearing liabilities	197,207	1,633	0.83	195,396	1,283	0.66	168,225	909	0.54
Noninterest-bearing deposits	11,508			9,489			10,508
Other non-interest bearing liabilities	1,306			996			959
Total liabilities	210,021			205,881			179,692
Equity	34,875			34,550			27,032
Total liabilities and equity	$244,896			$240,431			$206,724

Net interest income		$7,232			$7,838			$6,577
Net interest rate spread (1)			3.16%			3.47%			3.49%
Net interest-earning assets (2)	$25,250			$25,586			$17,731
Net interest margin (3)			3.25%			3.55%			3.54%
Average interest-earning assets to interest-bearing liabilities	113%			113%			111%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in average rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior period average rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2017 vs. 2016			Years Ended December 31, 2016 vs. 2015
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Loans	$(66)	$(70)	$(136)	$(12)	$(314)	$(326)
Available-for-sale securities	(9)	(14)	(23)	39	10	49
FHLB Stock	(2)	(1)	(3)	—	21	21

Total interest-earning assets	(77)	(85)	(162)	27	(283)	(256)

Interest-bearing liabilities:
Demand accounts	(4)	(1)	(5)	(1)	29	28
Money market accounts	5	2	7	4	12	16
Savings accounts	(1)	(2)	(3)	—	(3)	(3)
Health savings accounts	—	(5)	(5)	—	(6)	(6)
Certificates of deposit	(21)	13	(8)	(97)	333	236
Total deposits	(21)	7	(14)	(94)	365	271

Borrowings	(12)	(2)	(14)	99	(20)	79

Total interest-bearing liabilities	(33)	5	(28)	5	345	350

Change in net interest income	$(44)	$(90)	$(134)	$22	$(628)	$(606)

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	originating commercial real estate, multifamily and commercial and industrial loans, all of which tend to have shorter terms and higher interest rates than one- to four-family

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owner-occupied residential real estate loans, and which generate customer relationships that can result in larger noninterest-bearing checking accounts;

•	selling substantially all of our conforming and eligible jumbo, longer-term, fixed-rate one- to four-family owner-occupied residential real estate loans and retaining the non-conforming and shorter-term, fixed-rate and adjustable-rate one- to four-family residential real estate loans that we originate, subject to market conditions and periodic review of our asset/liability management needs; and

•	reducing our dependence on certificates of deposit to support lending and investment activities and increasing our reliance on core deposits, including checking accounts and savings accounts, which are less interest rate sensitive than certificates of deposit.

Our board of directors is responsible for the review and oversight of our executive management team and other essential operational staff which are responsible for our asset/liability analysis. These officers act as an asset/liability committee and are charged with developing and implementing an asset/liability management plan, and they meet at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Net Portfolio Value. The Office of the Comptroller of Currency requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off-balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates.

The tables below set forth, as of March 31, 2017, the estimated changes in our NPV that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	Increase (Decrease) (basis points)
(Dollars in thousands)

+300	$33,798	$(4,862)	(12.6)%	15.34%	(115)
+200	35,627	(3,033)	(7.8)%	15.82%	(67)
+100	37,251	(1,409)	(3.6)%	16.21%	(28)
—	38,660	—	—	16.49%	—
-100	38,260	(400)	(1.0)%	16.06%	(43)

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(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The tables above indicate that at March 31, 2017, in the event of a 100 basis point decrease in interest rates, we would have experienced a 1.0% decrease in NPV. In the event of a 200 basis point increase in interest rates at March 31, 2017, we would have experienced a 7.8% decrease in NPV.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on NPV and will differ from actual results.

NPV calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the FHLB-Chicago. At March 31, 2017, we had $19.8 million outstanding in advances from the FHLB-Chicago. At March 31, 2017, due to the FHLB-Chicago’s repurchase of its stock, we had no available additional FHLB-Chicago advances.

Additionally, at March 31, 2017 we had a $7.0 million federal funds rate line of credit with the Bankers’ Bank of Wisconsin, of which $0 was drawn at March 31, 2017.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and cash equivalents and available-for-sale investment securities. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $511,000 and $2.0 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively. Net cash provided by investing activities, which consists primarily of disbursements for loan originations and the purchase of investment securities, offset by principal collections on loans, proceeds from the sale of loans and the sale of securities and proceeds from maturing securities and pay downs on securities, was $2.9 million and $3.4 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively. Net cash used in financing activities, consisting of activity in deposit accounts and FHLB advances, was $5.3 million and $1.6 million for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively.

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We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our current strategy to change our mix of deposits to become less reliant on certificates of deposit, we anticipate that we will continue to allow a significant portion of higher-costing certificates of deposit to run off at maturity. We also anticipate continued use of FHLB-Chicago advances as well as continuing to utilize non-core funding sources, such as the Certificate of Depository Registry Service (CDARS) and QwickRate (online deposits), as needed, to fund future loan growth and our operations.

At March 31, 2017, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $34.1 million, or 14.4% of adjusted total assets, which is above the well-capitalized required level of $11.8 million, or 5.0%; and total risk-based capital of $35.6 million, or 21.3% of risk-weighted assets, which is above the well-capitalized required level of $16.7 million, or 10.0%. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 10 of the Notes to the Financial Statements beginning on page F-1 of this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowings and deposits, and agreements with respect to securities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 of the notes to our financial statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

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BUSINESS OF FFBW, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of First Federal Bank of Wisconsin. We intend to retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to the First Federal Bank of Wisconsin employee stock ownership plan to fund the purchase of shares of our common stock by the employee stock ownership plan. Additionally, we intend to contribute $250,000 in cash to FFBW Community Foundation, the charitable foundation that we are creating and funding in connection with the reorganization and stock offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, FFBW, Inc., as the holding company of First Federal Bank of Wisconsin, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of FFBW, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds received in the offering that we retain, and any dividends received from First Federal Bank of Wisconsin. Initially, FFBW, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of First Federal Bank of Wisconsin. At the present time, we intend to employ only persons who are officers of First Federal Bank of Wisconsin to serve as officers of FFBW, Inc. We will also use the support staff of First Federal Bank of Wisconsin from time to time. These persons will not be separately compensated by FFBW, Inc. FFBW, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF FFBW, MHC

FFBW, MHC will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of FFBW, Inc.’s common stock. Persons who had membership rights in First Federal Bank of Wisconsin as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in FFBW, MHC.

FFBW, MHC’s principal assets will be the common stock of FFBW, Inc. it receives in the reorganization and offering and $100,000 cash in initial capitalization, which will be contributed by FFBW, Inc. from the net proceeds of the stock offering. Presently, it is expected that the only business activity of FFBW, MHC will be to own a majority of FFBW, Inc.’s common stock. FFBW, MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

FFBW, MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of First Federal Bank of Wisconsin. It is anticipated that FFBW, MHC will employ only persons who are officers of First Federal Bank of Wisconsin to serve as officers of FFBW, MHC. Those persons will not be separately compensated by FFBW, MHC. The initial directors of FFBW, MHC will consist of the current directors of First Federal Bank of Wisconsin.

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BUSINESS OF FIRST FEDERAL BANK OF WISCONSIN

General

First Federal Bank of Wisconsin is a federally chartered mutual savings bank, with its home office in Waukesha, Wisconsin, which in in Waukesha County, located in southeastern Wisconsin approximately 18 miles west of Milwaukee. First Federal Bank of Wisconsin was originally organized in 1922, and has operated continuously in the Milwaukee metropolitan area since that time. In May 2014, we merged with Bay View Federal Savings and Loan Association (“Bay View Federal”), a federal mutual saving association located in Milwaukee, Wisconsin, with approximately $135 million in assets as of the May 17, 2014 closing date of the merger. In the merger, Bay View Federal’s sole office located in the Bay View neighborhood of Milwaukee became a branch office of First Federal Bank of Wisconsin, thereby expanding our presence into Milwaukee County.

From our founding in 1922 until 2006, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. Beginning in 2006, we expanded our loan operations and began offering commercial products. Our commercial loan offerings have increased significantly in the last decade, including through our merger in 2014 with Bay View Federal.

In July 2016, we hired our current president and chief executive officer, Edward H. Schaefer, and since this time we have conducted an extensive review of our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Schaefer, we believe that we have significantly upgraded our loan operations, policies, procedures and controls. Among other areas, we have enhanced our commercial real estate and commercial and industrial lending infrastructure and have added four new loan officers, including two commercial loan officers, and expect to add additional loan officers in the future. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products in order to accommodate business customers, and thereby grow our core deposits. Also, beginning in 2015, due to the ongoing low market interest rate environment, we restructured our residential loan underwriting operations in order to increase the amount of loans that we originate which are underwritten consistent with Fannie Mae guidelines, allowing us to increase our loan sales, and thereby increase our noninterest income loan sale fees.

In recent years, we have assembled an experienced new executive management team. In addition to the 2016 hiring of Mr. Schaefer as president and chief executive officer, in 2012 we hired Nikola Schaumberg as our chief financial officer, in 2013, we hired David Rosenwald as our chief lending officer and in 2015 we hired a new compliance/internal audit officer. We believe that our new executive management team has positioned First Federal Bank of Wisconsin to achieve prudent, organic and sustained growth.

Subject to market conditions, we expect to increase our focus on originating commercial real estate and commercial and industrial loans in an effort to continue to diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, health savings accounts and certificate of deposit accounts. Additionally, we have used borrowings, primarily advances from the Federal Home Loan Bank of Chicago, to fund our operations.

Reflecting our focus on our community, in connection with the offering, we intend to establish a charitable foundation called FFBW Community Foundation and fund it with $250,000 in cash and 25,000 shares ($250,000 based on the $10.00 per share offering price) of our common stock. The purpose of this

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foundation will be to make contributions to support various charitable organizations operating in our community now and in the future.

Our website address is www.firstfederalwisconsin.com. Information on this website should not be considered a part of this prospectus.

Market Area

We conduct our operations from our three full-service banking offices in Waukesha County, Wisconsin, which is located immediately west of Milwaukee, and our office in the Bay View neighborhood on Milwaukee’s south side. We consider our primary lending market area to be southeastern Wisconsin, however, we occasionally make loans secured by properties located outside of our primary lending market, usually to borrowers with whom we have an existing relationship and who have a presence within our primary market.

Waukesha County contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance-related employment. Waukesha County had an estimated population of 398,000 as of July 2016. The Bay View neighborhood of Milwaukee is a more urban community located in the southern portion of the city of Milwaukee.

Waukesha County is primarily a suburban community and is the second wealthiest county in Wisconsin. According to the United States Census, from 2011 through 2015:

•	the median household income in Waukesha County was $76,000 compared to a median household income for Wisconsin of $54,000;

•	The median home value was $249,000, compared to $166,000 in Wisconsin;

•	Approximately 41.2% of the population of Waukesha County held a bachelor’s degree or higher, compared to 27.8% of Wisconsin; and

•	Approximately 4.7% of the population of Waukesha County had incomes below the poverty level, compared to 12.1% of Wisconsin.

Competition

We face significant competition within our market both in making loans and attracting deposits. Our market area has a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies.

As of June 30, 2016 (the latest date for which information is available), our market share was 1.02% of total deposits in Waukesha County, Wisconsin, making us the 22nd largest out of 37 banks in Waukesha County. We also have approximately $67 million of deposits in Milwaukee County from our Bay View branch.

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Lending Activities

Our principal lending activity is originating one- to four-family owner-occupied residential real estate loans, one- to four-family investor-owned residential real estate loans, commercial real estate loans and multifamily loans. To a lesser extent, we also originate commercial and industrial loans, commercial development loans and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to continue to increase our focus on commercial real estate and commercial and industrial lending, in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans.

Since 2016, we have hired a new president and chief executive officer who has extensive commercial lending experience and have hired four additional loan officers, including two commercial loan officers, and we expect to hire additional residential and commercial lenders in the future. During this same time period, we have conducted a thorough review of, and have enhanced, our underwriting policies and procedures. We believe that these enhanced policies and procedures will further our business strategy of growing our commercial real estate and commercial and industrial loan portfolios while maintaining a strong credit and underwriting culture.

We sell the majority of the fixed-rate conforming and eligible jumbo one- to four-family owner-occupied residential real estate loans that we originate, generally on a servicing-released basis, with limited or no recourse, while retaining non-eligible jumbo fixed-rate and adjustable-rate one- to four-family owner-occupied residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale of $268,000, $592,000, $636,000, $215,000, $0 and $0 at March 31, 2017, December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

	At March 31,2017		At December 31,
			2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
		(Dollars in thousands)

Commercial:
Development	$4,222	$2.5%	$2,526	1.5%	$4,340	2.5%
Real estate	40,275	23.7	42,276	24.7	42,213	24.2
Commercial and industrial	9,137	5.4	7,617	4.5	8,972	5.1
Residential real estate and consumer:
One- to four-family owner-occupied	48,688	28.5	50,284	29.4	56,086	32.1
One- to four-family investor-owned	33,683	19.8	34,633	20.3	33,353	19.1
Multifamily	31,983	18.8	31,905	18.7	26,963	15.5
Consumer	2,132	1.3	1,582	0.9	2,555	1.5

Total loans	170,120	100.0%	170,823	100.0%	174,482	100.0%

Deferred loan costs (fees)	(84)		(88)		(77)
Loans in process	(2,861)		(2,283)		(722)
Allowance for loan losses	(1,478)		(1,478)		(1,551)

Total loans, net	$165,697		$166,974		$172,132

	At December 31,
	2014		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Commercial:
Development	$2,639	1.5%	$2,541	2.8%	$2,657	3.1%
Real estate	38,177	22.2	17,990	20.1	17,196	20.3
Commercial and industrial	7,173	4.2	6,304	7.0	7,349	8.7
Residential real estate and consumer:
One- to four-family owner-occupied	58,866	34.2	35,636	39.9	31,932	37.8
One- to four-family investor-owned	32,713	19.0	11,446	12.8	12,677	15.0
Multifamily	27,152	15.8	11,668	13.0	9,313	11.0
Consumer	5,256	3.1	3,948	4.4	3,495	4.1

Total loans	171,976	100.0%	89,533	100.0%	84,619	100.0%

Deferred loan costs (fees)	(71)		—		(5)
Loans in process	(852)		(6)		(57)
Allowance for loan losses	(1,167)		(1,033)		(869)

Total loans, net	$169,886		$88,494		$83,688

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Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2016. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2017. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	Commercial development	Commercial real estate	Commercial and industrial	One- to four-family owner- occupied	One- to four-family investor- owned	Multifamily	Consumer	Total
	(In thousands)

Due During the Years
Ending December 31,
2017	$998	$2,517	$3,335	$5,759	$3,209	$3,004	$1,122	$19,944
2018	172	4,992	504	2,382	1,299	1,821	135	11,305
2019	464	7,895	2,568	2,298	1,874	9,311	29	24,439
2020 to 2021	892	13,550	944	1,268	10,602	7,640	—	34,896
2022 to 2026	—	6,876	266	2,143	1,841	5,145	270	16,541
2027 to 2031	—	398	—	3,109	1,104	239	—	4,850
2032 and beyond	—	6,048	—	33,325	14,704	4,745	26	58,848

Total	$2,526	$42,276	$7,617	$50,284	$34,633	$31,905	$1,582	$170,823

The following table sets forth the fixed- and adjustable-rate loans at December 31, 2016 that are contractually due after December 31, 2017.

	Due After December 31, 2017
	Fixed	Adjustable	Total
	(In thousands)

Commercial:
Development	$1,528	$—	$1,528
Real estate	28,969	10,790	39,759
Commercial and industrial	4,282	—	4,282
Residential real estate and consumer:
One- to four-family owner-occupied	17,575	26,950	44,525
One- to four-family investor-owned	17,577	13,847	31,424
Multifamily	23,366	5,535	28,901
Consumer	95	365	460
Total	$93,392	$57,487	$150,879

One- to Four-Family Owner-Occupied Residential Real Estate Lending. At March 31, 2017, we had $48.7 million of loans secured by one- to four-family owner-occupied residential real estate, representing 28.5% of our total loan portfolio. In addition, at March 31, 2017, we had $268,000 of residential mortgages held for sale. We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans. At March 31, 2017, 47.3% of our one- to four-family owner-occupied residential real estate loans were fixed-rate loans, and 52.7% of such loans were adjustable-rate loans.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Fannie Mae guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of March 31, 2017 was generally $424,100 for single-family homes in our market area. We typically sell, servicing-released, our conforming and eligible jumbo fixed-rate one- to four-family owner-occupied residential real estate loans. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans” that we retain in our portfolio. Jumbo loans that we originate typically have

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15 to 30 year terms and maximum loan-to-value ratios of 80%. At March 31, 2017, we had $10.3 million in jumbo loans, which represented 21.1% of our one- to four-family owner-occupied residential real estate loans. Our average loan size for jumbo loans was $570,000 at March 31, 2017. Virtually all of our one- to four-family residential real estate loans are secured by properties located in Waukesha County or Milwaukee County, Wisconsin.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 85% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 100%.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years and generally have fixed rates for initial terms of five years, although we also offer terms of three or seven years, and adjust annually thereafter at a margin, which in recent years has been tied to a margin above the LIBOR rate. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period, with a lifetime interest rate cap of generally 6% over the initial interest rate of the loan and a rate floor. We typically hold in our loan portfolio our adjustable-rate one- to four-family residential real estate loans.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

Generally, residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of First Federal Bank of Wisconsin. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

One- to Four-Family Investor-Owned Residential Real Estate Lending. At March 31, 2017, we had $33.7 million of loans secured by one- to four-family investor-owned residential real estate, representing 19.8% of our total loan portfolio. As part of the credit administration and loan underwriting analysis that our management team conducted in 2016, we now originate primarily adjustable-rate one- to four-family investor-owned residential real estate loans and these loans are underwritten pursuant to our commercial lending underwriting criteria. Generally, we require personal guarantees from the borrowers on these properties, and we will not make loans in excess of 80% loan to value on non-owner-occupied properties.

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In recent years we have experienced losses in one- to -four-family investor-owned residential real estate loans. Although we believe that our enhanced credit underwriting and loan administration policies and procedures should address many of the risks that resulted in these losses, we intend to continue to make these loans and we believe that there is a greater credit risk inherent in investor-owned residential properties than in owner-occupied one- to four-family residential real estate loans since, similar to commercial real estate and multifamily loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property. In addition, the physical condition of investor-owned properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties.

Multifamily Residential Real Estate Loans. At March 31, 2017, multifamily residential real estate loans were $32.0 million, or 18.8%, of our total loan portfolio. Our multifamily residential real estate loans are generally secured by properties consisting of five or more rental units in our market area. In addition to originating these loans, we also purchase and participate in multifamily residential real estate loans from other financial institutions. Such loans are independently underwritten according to our policies and require satisfactory documentation review by our legal counsel before we will purchase or participate in such loans.

We originate a variety of adjustable-rate multifamily residential real estate loans with terms and amortization periods generally up to 30 years, which may include balloon loans. Interest rates and payments on our adjustable-rate loans adjust every five, seven or ten years and generally are indexed to the prime rate or the corresponding Treasury rate, plus a margin. We generally include pre-payment penalties on multi-family residential real estate loans we originate.

In underwriting multifamily residential real estate loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum of 115%), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multi-family residential real estate loans are generally originated in amounts up to 75% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from multi-family residential real estate customers. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates.

If we foreclose on a multifamily real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be a lengthy process with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

At March 31, 2017, our largest multifamily residential real estate loan had an outstanding balance of $4.0 million and was secured by an apartment complex. At March 31, 2017, this loan was performing in accordance with its repayment terms.

Commercial Real Estate Lending. Consistent with our strategy to diversify our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans. At March 31, 2017, we had $40.3 million in commercial real estate loans, representing 23.7% of our total loan portfolio. Our commercial real estate loans are generally secured by office and industrial buildings,

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warehouses, small retail facilities and restaurants and other special purpose commercial properties, primarily in southeastern Wisconsin

Our commercial real estate loans generally have initial terms of five to ten years and amortization terms of 15 to 20 years, with a balloon payment at the end of the initial term, and may be fixed-rate or adjustable-rate loans. Our adjustable-rate commercial real estate loans are generally tied to a margin above the prime rate. The maximum loan-to-value ratio of our commercial real estate loans is generally 80% of the lower of cost or appraised value of the property securing the loan.

At March 31, 2017, the average loan size of our outstanding commercial real estate loans was $492,000, and the largest of such loans was a $2.9 million loan secured by a hotel. This loan was performing in accordance with its repayment terms at March 31, 2017.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.15x. All commercial real estate loans of $250,000 or more are appraised by outside independent appraisers.

Personal guarantees are generally obtained from the principals of commercial real estate loans. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area.

Commercial real estate loans entail greater credit risks compared to one- to four-family owner-occupied residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Commercial and industrial lending. At March 31, 2017, we had $9.1 million of commercial and industrial loans, representing 5.4% of our total loan portfolio. We originate commercial and industrial loans and lines of credit secured by non-real estate business assets. These loans are generally originated to small businesses in our primary market area. Our commercial and industrial loans are generally used by the borrowers for working capital purposes or for acquiring equipment, inventory or furniture, and are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Our commercial and industrial loans are generally term loans with terms of three to seven years and lines of credit with terms of one to two years, with a target loan size of $250,000 to $3.0 million. Our commercial and industrial lines of credit are generally priced on an adjustable-rate basis tied to the prime rate. Term loans are generally priced at a spread over the comparable term Federal Home Loan Bank of Chicago rate. We generally obtain personal guarantees with commercial and industrial loans.

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At March 31, 2017, the average loan size of our outstanding commercial and industrial loans was $194,000, and our largest outstanding commercial and industrial loan balance was a $2.5 million loan to a leasing company. This loan was performing in accordance with its repayment terms at March 31, 2017.

We typically originate commercial and industrial loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and their underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial and industrial loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial and industrial loans that we originate have greater credit risk than one- to four-family residential real estate loans. In addition, commercial and industrial loans often result in larger outstanding balances to single borrowers, or related groups of borrowers, and also generally require substantially greater evaluation and oversight efforts.

Commercial Development Loans. At March 31, 2017, we had $4.2 million, or 2.5% of our total loan portfolio, in commercial development loans. Our commercial development loans may be made for the construction and development of both one- to four-family residential real estate and commercial real estate projects. Our commercial development loans generally have initial terms of up to 12 months, during which the borrower pays interest only. Upon completion of construction, these loans convert to permanent loans. Our commercial development loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial real estate loans, and have rates and terms comparable to commercial real estate loans that we originate. The maximum loan-to-value of our commercial construction loans is 65% of the lesser of the appraised value of the completed property or the contract price for the land plus the value of the improvements. Before making a commitment to fund a construction loan, First Federal Bank of Wisconsin requires detailed cost estimates to complete the project and an appraisal of the property by an independent licensed appraiser. Each property is inspected before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method. All borrowers are required to obtain title insurance, property and casualty insurance, and, if the property is determined to be located in a flood zone area, flood insurance. At March 31, 2017, the unadvanced portion of total commercial development loans totaled $2.1 million. At March 31, 2017, our largest commercial development loan had a balance of $1.6 million and was secured by a retail strip center under construction and was performing in accordance with its repayment terms.

Commercial development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a commercial development loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Commercial development loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Consumer Lending. To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including home equity lines of credit, new and used automobile loans, boat loans, recreational vehicle loans and loans secured by certificates of deposit. At March 31, 2017, our consumer loan portfolio totaled $2.1 million, or 1.3% of our total loan portfolio. At March 31, 2017, we had $89,000 of unsecured consumer loans.

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Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Originations, Sales and Purchases of Loans

Most of our loan originations are generated by our loan personnel operating at our banking office locations. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions, and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

In 2015, we restructured our one- to four-family residential underwriting operations in order to increase the amount of conforming loans that we originate. As a result of this restructuring, and consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we have sold on a servicing-released basis most of the fixed-rate conforming and eligible jumbo one- to four-family owner-occupied residential mortgage loans that we have originated.

We consider our balance sheet as well as market conditions on an ongoing basis in making decisions as to whether to hold loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. For the three months ended March 31, 2017 and the years ended December 31, 2016 and 2015, we sold $4.7 million, $20.2 million and $14.4 million of one- to four-family owner-occupied residential real estate loans. Subject to market and economic conditions, management intends to continue this sales activity in future periods to generate gain on sale income.

From time to time, we may purchase loan participations secured by properties within and outside of our primary lending market area in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At March 31, 2017, we had seven loans for $4.9 million in which we were not the lead lender, all of which were performing in accordance with their original repayment terms. We also have participated out portions of a loan that exceeded our loans-to-one borrower legal lending limit and for risk diversification. Historically, we have not purchased whole loans, however, pursuant to our growth strategy, we may purchase whole loans in the future.

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The following table sets forth our loan origination, purchase, sale and principal repayment activity during the periods indicated.

	Three Months Ended March 31,	Years Ended December 31,
	2017	2016	2015	2014	2013	2012
	(In thousands)

Total loans, including loans held for sale, at beginning of period	$171,415	$175,118	$172,191	$89,533	$84,619	$84,752

Loans originated:
Commercial development	45	1,873	832	—	—	—
Commercial real estate	2,518	9,011	16,784	15,415	5,848	4,815
Commercial and industrial	901	2,637	2,582	3,724	1,213	2,277
Residential one- to four-family owner-occupied	6,583	33,688	26,885	18,178	19,269	23,150
Residential one- to four-family investor-owned	1,504	5,783	6,212	12,368	2,429	3,569
Multifamily	3,642	5,380	2,340	7,382	7,220	4,952
Consumer	40	76	70	73	478	377
Total loans originated	15,233	58,448	55,705	57,140	36,457	39,140

Loans purchased:
Commercial development	—	—	—	3,015	—	—
Commercial real estate	—	1,975	1,890	15,292	686	748
Residential one- to four-family owner-occupied	—	—	—	20,109	—	—
Residential one- to four-family investor-owned	—	—	—	22,182	—	—
Multifamily	—	4,000	—	13,607	—	—
Consumer	—	—	—	275	—	—
Total loans purchased	—	5,975	1,890	74,480	686	748

Loans sold:
Commercial real estate	(500)	—	(3,529)	(2,031)	(500)	(1,304)
Residential one- to four-family owner-occupied	(4,683)	(20,175)	(14,434)	(4,646)	—	—
Multifamily	—	—	—	—	(3,200)	—
Total loans sold	(5,183)	(20,175)	(17,693)	(6,677)	(3,700)	(1,304)

Other:
Principal repayments	(11,077)	(47,951)	(36,975)	(42,285)	(28,529)	(38,717)

Net loan activity	(1,027)	(3,703)	2,927	82,658	4,914	(133)
Total loans, including loans held for sale, at end of period	$170,388	$171,415	$175,118	$172,191	$89,533	$84,619

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Loan Approval Procedures and Authority

Pursuant to federal law, the aggregate amount of loans that First Federal Bank of Wisconsin is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of First Federal Bank of Wisconsin’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans).  At March 31, 2017, based on the 15% limitation, First Federal Bank of Wisconsin’s loans-to-one-borrower limit was approximately $5.1 million.  On the same date, First Federal Bank of Wisconsin had no borrowers with outstanding balances in excess of this amount. At March 31, 2017, our largest loan relationship with one borrower was for $4.8 million, which was secured by a commercial office building and multifamily residential real estate properties, and the underlying loans were performing in accordance with their repayment terms on that date.  Our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital First Federal Bank of Wisconsin will receive.

Our lending is subject to written underwriting standards and origination procedures.  Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations.  The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our president and chief executive officer has individual authorization to approve loans up to $2.0 million.  Our chief lending officer has individual authorization to approve loans up to $1.0 million.  Our Officers Loan Committee, which consists of our president and chief executive officer, chief lending officer, and all loan officers, can approve loans up to $3.0 million in the aggregate.  Our Board Credit Committee, which consists of our president and chief executive officer, chief lending officer, and two outside directors can approve loans up to $4.0 million. Loans in excess of $4.0 million require the approval of our full board of directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a loan payment becomes 15 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 30 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of First Federal Bank of Wisconsin to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

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Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis. Management determines that a loan is impaired or nonperforming when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent.  When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as foreclosed assets.  Foreclosed assets are recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense, in either case during the applicable period of such determination. After acquisition, all costs incurred in maintaining the property are expensed.  Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

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Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At March 31, 2017
Commercial:
Development	$—	$—	$—	$—	$—	$—
Real estate	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	6	789	1	290	7	1,079
One- to four-family investor-owned	1	147	2	425	3	572
Multifamily	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total	$7	$936	$3	$715	$10	$1,651

At December 31, 2016
Commercial:
Development	$—	$—	$—	$—	$—	$—
Real estate	—	—	—	—	—	—
Commercial and industrial	1	54	—	—	1	54
Residential real estate and consumer:
One- to four-family owner-occupied	10	1,743	2	407	12	2,150
One- to four-family investor-owned	2	170	3	567	5	737
Multifamily	—	—	—	—	—	—
Consumer	1	2	—	—	1	2
Total	$14	$1,969	$5	$974	$19	$2,943

At December 31, 2015
Commercial:
Development	$—	$—	$1	$566	$1	$566
Real estate	—	—	—	—	—	—
Commercial and industrial	2	162	—	—	2	162
Residential real estate and consumer:
One- to four-family owner-occupied	5	691	3	715	8	1,406
One- to four-family investor-owned	7	650	7	1,004	14	1,654
Multifamily	—	—	—	—	—	—
Consumer	3	117	2	200	5	317
Total	$17	$1,620	$13	$2,485	$30	$4,105

At December 31, 2014
Commercial:
Development	$2	$1,083	$—	$—	$2	$1,083
Real estate	—	—	—	—	—	—
Commercial and industrial	1	118	—	—	1	118
Residential real estate and consumer:
One- to four-family owner-occupied	6	958	6	1,107	12	2,065
One- to four-family investor-owned	1	170	4	363	5	533
Multifamily	—	—			—	—
Consumer	2	172	2	43	4	215
Total	$12	$2,501	$12	$1,513	$24	$4,014

At December 31, 2013
Commercial:
Development	$—	$—	$1	$1,024	$1	$1,024
Real estate	—	—		—	—	—
Commercial and industrial	—	—		—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	8	960	1	579	9	1,539
One- to four-family investor-owned	—	—	2	165	2	165
Multifamily	—	—	—	—	—	—
Consumer	2	21	—	—	2	21
Total	$10	$981	$4	$1,768	$14	$2,749

At December 31, 2012
Commercial:
Development	$—	$—	$—	$—	$—	$—
Real estate	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	5	700	2	317	7	1,017
One- to four-family investor-owned	10	984	1	181	11	1,165
Multifamily	—	—	—	—	—	—
Consumer	13	105	—	—	13	105
Total	$28	$1,789	$3	$498	$31	$2,287

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Nonperforming Loans. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal or interest and is recognized on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Nonperforming loans decreased to $1.7 million, or 1.02% of total loans, at March 31, 2017 from $2.9 million, or 1.69% of total loans, at December 31, 2016 and $3.9 million, or 2.24% of total loans, at December 31, 2015. The decrease in nonperforming loans was due to decreases in all nonperforming loans in all loan categories, including one-to four-family owner-occupied loans, one- to four- family investor-owned loans, multifamily loans and consumer loans.

Troubled Debt Restructurings. Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and First Federal Bank of Wisconsin grants a concession to the borrower that it would not otherwise consider. These concessions include a modification of terms, such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than current market rate for a new loan with similar risk, or some combination thereof to facilitate payment. Troubled debt restructurings are considered impaired loans. No additional loan commitments were outstanding to our troubled debt restructured borrowers at March 31, 2017.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings. At March 31, 2017, we had $1.7 million in non-accrual troubled debt restructurings. Of these, $921,000 were in the process of foreclosure as of March 31, 2017. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments. At March 31, 2017, we had $2.6 million in accruing troubled debt restructurings.

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Nonperforming Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At March 31,	At December 31,
	2017	2016	2015	2014	2013	2012
	(Dollars in thousands)

Non-accrual loans:
Commercial:
Development	$—	$—	$566	$646	$1,024	$—
Real estate	—	—	—	—	—	—
Commercial and industrial	—	126	—	—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	1,229	1,698	1,871	1,410	579	317
One- to four-family investor-owned	512	827	1,003	825	165	181
Multifamily	—	248	277	306	—	—
Consumer	—	—	200	192	—	—
Total	1,741	2,899	3,917	3,379	1,768	498

Accruing loans 90 days or more past due:
Commercial:
Development	—	—	—	—	—	—
Real estate	—	—	—	—	—	—
Commercial and industrial	—	—	—	—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	—	—	—	—	—	—
One- to four-family investor-owned	—	—	—	—	—	—
Multifamily	—	—	—	—	—	—
Consumer	—	—	—	23	—	—
Total loans 90 days or more past due	—	—	—	23	—	—

Total non-performing loans	1,741	2,899	3,917	3,402	1,768	498

Foreclosed assets	837	667	—	—	413	1,006
Other non-performing assets	—	—	—	—	—	—

Total non-performing assets	$2,578	$3,566	$3,917	$3,402	$2,181	$1,504

Troubled debt restructurings:
Commercial:
Development	$—	$—	$566	$646	$—	$—
Real estate	14	14	—	—	—	—
Commercial and industrial	211	127	—	—	—	—
Residential real estate and consumer:
One- to four-family owner-occupied	1,586	2,104	1,685	2,600	1,329	244
One- to four-family investor-owned	2,108	2,454	927	997	—	—
Multifamily	220	468	277	306	—	—
Consumer	—	—	171	—	—	—
Total	$4,139	$5,167	$3,626	$4,549	$1,329	$244

Ratios:
Total non-performing loans to total loans	1.02%	1.69%	2.24%	1.98%	1.97%	0.59%
Total non-performing loans to total assets	0.74%	1.20%	1.61%	1.41%	1.47%	0.43%
Total non-performing assets to total assets	1.09%	1.48%	1.61%	1.41%	1.82%	1.30%

For the year ended December 31, 2016, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $164,000. Interest income recognized on such loans for the year ended December 31, 2016 was $15,000.

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Foreclosed Assets. Foreclosed assets consist of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and are recorded at the lower of recorded investment or fair value less estimated costs to sell. Write-downs from recorded investment to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses. After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. During the three months ended March 31, 2017, three loans totaling $456,000 secured by one- to four-family investor-owned residential properties were transferred into foreclosed assets. We had $837,000 and $667,000 of foreclosed assets at March 31, 2017 and December 31, 2016, respectively.

Other Loans of Concern. There were $0 other loans at March 31, 2017 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses in the loan portfolio. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In accordance with our loan policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or if the loan possesses weaknesses although currently performing. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” Management reviews the status of each impaired loan on our watch list on a quarterly basis.

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Allowance for Loan Losses

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on various factors, including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses. However, regulatory agencies are not directly involved in the process for establishing the allowance for loan losses as the process is our responsibility and any increase or decrease in the allowance is the responsibility of management.

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Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017 (1)	2016	2016 (1)	2015	2014	2013	2012
	(Dollars in thousands)

Balance at beginning of year	$1,478	$1,551	$1,551	$1,167	$1,033	$869	$910

Charge-offs:
Commercial:
Development	—	—	—	—	—	—	—
Real estate	—	—	—	—	—	—	29
Commercial and industrial	—	—	—	—	—	—	222
Residential real estate and consumer:
One- to four-family owner-occupied	4	—	255	22	204	7	11
One- to four-family investor-owned	82	—	493	74	145	—	—
Multifamily	—	—	—	—		—	—
Consumer	—	—	169	20	40	—	9
Total charge-offs	86	—	917	116	388	7	271

Recoveries:
Residential real estate and consumer:
One- to four-family owner-occupied	18	—	—	140	—	—	—
One- to four-family investor-owned	17	—	—	—	—	—	—
Total recoveries	35	—	—	140	—	—	—

Net charge-offs	51	—	917	(24)	388	7	271
Transfer to hold for sale	—	—	—	—	—	—
Provision for loan losses	51	11	844	360	523	171	230

Balance at end of year	$1,478	$1,562	$1,478	$1,551	$1,167	$1,033	$869

Ratios:
Net charge-offs to average loans outstanding	0.03%	0.00%	0.53%	-0.01%	0.27%	0.01%	0.32%
Allowance for loan losses to non-performing loans at end of year	84.89%	46.09%	50.98%	39.60%	34.30%	58.37%	174.50%
Allowance for loan losses to total loans at end of year	0.87%	0.89%	0.87%	0.89%	0.68%	1.15%	1.03%

(1)	For a discussion of our provision for loan losses, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of First Federal Bank of Wisconsin − Comparison of Operating Results for the Three Months Ended March 31, 2017 and 2016” and ” − Comparison of Operating Results for the Years Ended December 31, 2016 and 2015.”

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Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories. At the dates indicated, we had no unallocated allowance for loan losses.

	At March 31,			At December 31,
	2017			2016			2015
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

Commercial:
Development	$44	3.0%	2.5%	$24	1.6%	1.5%	$23	1.5%	2.5%
Real estate	340	23.0	23.7	268	18.1	24.7	416	26.8	24.2
Commercial and industrial	84	5.7	5.4	57	3.9	4.5	58	3.7	5.1
Residential real estate and consumer:
One- to four-family owner-occupied	332	22.5	28.5	387	26.2	29.4	498	32.1	32.1
One- to four-family investor-owned	365	24.7	19.8	500	33.8	20.3	313	20.2	19.1
Multifamily	262	17.7	18.8	195	13.2	18.7	126	8.1	15.5
Consumer	51	3.4	1.3	47	3.2	0.9	118	7.6	1.5
Total allowance for loan losses	$1,478	100.0%	100.0%	$1,478	100.0%	100.0%	$1,551	100.0%	100.0%

	At December 31,
	2014			2013			2012
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

Commercial:
Development	$9	0.8%	1.5%	$8	0.8%	2.8%	$1	0.1%	3.1%
Real estate	322	27.6	22.2	77	7.5	20.1	9	1.0	20.3
Commercial and industrial	103	8.8	4.2	126	12.2	7.0	256	30.1	8.7
Residential real estate and consumer:
One- to four-family owner-occupied	152	13.0	34.2	447	43.3	39.9	16	1.8	37.8
One- to four-family investor-owned	384	32.8	19.0	304	29.4	12.8	557	64.2	15.0
Multifamily	26	2.3	15.8	47	4.5	13.0	6	0.7	11.0
Consumer	171	14.7	3.1	24	2.3	4.4	18	2.1	4.1
Total allowance for loan losses	$1,167	100.0%	100.0%	$1,033	100.0%	100.0%	$863	100.0%	100.0%

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At March 31, 2017, our allowance for loan losses represented 0.88% of total loans and 84.89% of non-performing loans, and at December 31, 2016, our allowance for loan losses represented 0.87% of total loans and 50.97% of non-performing loans. There were $51,000, $917,000 and $(24,000) in net loan charge-offs (recoveries) during the three months ended March 31, 2017 and the years ended December 31, 2016 and 2015, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our president and chief executive officer and our chief financial officer. All investment transactions are reviewed at the next regularly scheduled meeting of the board of directors. Since 2014, we have classified all of our investment securities as available-for-sale.

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Chicago, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities. We also are required to maintain an investment in Federal Home Loan Bank of Chicago stock. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at March 31, 2017 or December 31, 2016.

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The following table sets forth the amortized cost and fair value of our investment securities portfolio (excluding Federal Home Loan Bank of Chicago common stock) at the dates indicated. At the dates indicated, all of our investment securities were held as available-for-sale.

	At March 31,		At December 31,
	2017		2016		2015		2014
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)

U.S. government and agency securities	$3,675	$3,704	$3,885	$3,919	$7,124	$7,246	$11,064	$11,194
State and political subdivision securities	15,030	15,074	15,606	15,562	19,378	19,625	18,162	18,387
Mortgage-backed securities	22,053	21,810	23,156	22,892	14,322	14,289	18,329	18,323
Certificates of deposits	1,250	1,263	1,000	1,014	995	990	1,960	1,955
Corporate debt securities	5,110	5,193	5,159	5,226	6,771	6,771	1,826	1,970
Total securities available for sale	$47,118	$47,044	$48,806	$48,613	$48,590	$48,921	$51,341	$51,829

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2017 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All of our investment securities at this date were held as available-for-sale.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

U.S. government and agency securities	$500	5.93%	$563	3.35%	$821	3.18%	$1,791	3.40%	$3,675	$3,704	3.64%
State and political subdivision securities	166	3.33	2,129	2.40	3,756	2.69	8,979	2.92	15,030	15,074	2.77
Mortgage-backed securities	504	2.17	394	3.01	3,555	2.53	17,600	1.94	22,053	21,810	2.22
Certificates of deposits	—	—	1,250	2.11	—	—	—	—	1,250	1,263	2.11
Corporate debt securities	—	—	4,694	2.89	229	1.50	187	7.70	5,110	5,193	3.12
Total securities available for sale	$1,170	4.34	$9,030	2.72	$8,361	2.67	$28,557	2.49	$47,118	$47,044	2.64

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U.S. Government and Agency Obligations. At March 31, 2017, we had U.S. government and agency securities totaling $3.7 million, which constituted 7.9% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent we deem appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Corporate Debt Securities. At March 31, 2017, we had corporate debt securities totaling $5.2 million, which constituted 11.0% of our securities portfolio. All of our corporate debt securities are investment grade and have maturities not in excess of 10 years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities.

State and Political Subdivision (“Municipal”) Securities. At March 31, 2017, we had municipal securities totaling $15.1 million, which constituted 32.0% of our securities portfolio. Our current municipal securities have a weighted average maturity of 10.6 years. These securities often provide slightly higher after-tax yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Mortgage-Backed Securities. At March 31, 2017, we had mortgage-backed securities totaling $21.8 million, which constituted 46.3% of our securities portfolio, including $10.4 million of agency collateralized mortgage obligations (CMOs). Of the $21.8 million of mortgage-backed securities, $2.8 million were commercial and $19.0 million were residential mortgage-backed securities. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Residential mortgage-backed securities typically are collateralized by pools of one- to four-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. Commercial mortgage-backed securities typically are collateralized by pools of commercial mortgage loans. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as First Federal Bank of Wisconsin. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, the Small Business Administration or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential and commercial mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential and commercial mortgage-backed securities may be used to collateralize our borrowings. Investments in residential and commercial mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Other Securities. We held common stock of the Federal Home Loan Bank of Chicago in connection with our borrowing activities totaling $739,000 at March 31, 2017. The Federal Home Loan Bank of Chicago common stock is carried at cost. We may be required to purchase additional Federal Home Loan Bank of Chicago stock if we increase borrowings in the future.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for certain of our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. At March 31, 2017, our balance in bank-owned life

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insurance totaled $6.4 million and was issued by two insurance companies, both of which were rated AA+ by Standard & Poors.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Chicago advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, loan and mortgage-backed securities prepayments, maturities and calls of available-for-sale securities, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including noninterest-bearing checking accounts, interest-bearing checking accounts, money market accounts, statement savings, health savings and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not in the past used, and currently do not hold, any brokered deposits. However, depending on our needs, we expect to participate in the Certificate of Depository Registry Service (CDARS) and the Qwickrate programs as alternative funding sources. At March 31, 2017, our core deposits, which are deposits other than certificates of deposit, were $101.9 million, representing 56.4% of total deposits. As part of our business strategy, we intend to continue our effort to increase our core deposits while allowing higher-cost certificates of deposit to run off upon maturity.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

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The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended			For the Years Ended December 31,
	March 31, 2017			2016			2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest- bearing checking	$13,384	7.35%	0.00%	$11,508	6.20%	0.00%	$9,489	4.99%	0.00%	$10,508	6.35%	0.00%
Interest-bearing checking	4,962	2.73	0.48	7,779	4.19	0.71	7,931	4.17	0.34	7,438	4.50	0.12
Money market	52,881	29.05	0.35	49,629	26.75	0.32	48,523	25.49	0.29	43,284	26.17	0.28
Statement savings	17,035	9.36	0.12	17,618	9.49	0.13	17,615	9.26	0.15	12,806	7.74	0.30
Health savings	11,667	6.41	0.24	11,558	6.23	0.37	11,438	6.01	0.43	11,328	6.85	0.26
Certificates of deposit	82,075	45.10	1.24	87,476	47.14	1.24	95,316	50.08	0.89	80,000	48.39	0.69

Total deposits	$182,004	100.00%	0.70%	$185,568	100.00%	0.74%	$190,312	100.00%	0.57%	$165,364	100.00%	0.45%

As of March 31, 2017, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $35.1 million. The following table sets forth the maturity of those certificates as of March 31, 2017.

At March 31, 2017
(In thousands)

Three months or less	$2,071
Over three months through six months	1,934
Over six months through one year	3,813
Over one year to three years	23,222
Over three years	4,061

Total	$35,101

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Borrowed Funds. We may obtain advances from the Federal Home Loan Bank of Chicago upon the security of our capital stock in the Federal Home Loan Bank of Chicago and certain of our mortgage loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At March 31, 2017, we had $19.8 million in advances from the Federal Home Loan Bank of Chicago. At March 31, 2017, due to the Federal Home Loan Bank of Chicago’s repurchase of its stock, we had no available additional Federal Home Loan Bank of Chicago advances.

Additionally, at March 31, 2017 we had a $7.0 million federal funds rate line of credit with the Bankers’ Bank of Wisconsin, of which $0 was drawn at March 31, 2017.

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	At or for the Three Months Ended March 31,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014
	(Dollars in thousands)

Balance at end of period	$19,770	$23,797	$21,277	$23,304	$13,831
Average balance during period	$19,742	$23,856	$23,147	$14,573	$13,369
Maximum outstanding at any month end	$19,750	$24,250	$24,250	$23,250	$16,650
Weighted average interest rate at end of period	1.37%	1.25%	1.21%	1.45%	1.49%
Average interest rate during period	1.18%	1.21%	1.16%	1.30%	1.22%

Properties

As of March 31, 2017, the net book value of our real properties, including land, was $6.9 million. The following is a list of our offices:

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Home Banking Office

1617 East Racine Avenue Waukesha, Wisconsin 53186	Owned	2012	1,157

Branch Offices:

Brookfield Office 1360 South Moorland Road Brookfield, Wisconsin 53005	Owned	2015	4,688

West Office 1801 Summit Avenue Waukesha, Wisconsin 53188	Owned	1984	191

Bay View Office 3974 South Howell Avenue Milwaukee, Wisconsin 53207	Owned	1972	569

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Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Downtown Office (1) 134 Wisconsin Avenue Waukesha, Wisconsin 53186	Owned	1980	284

(1)	On July 3, 2017 we consummated the donation of our branch located at 134 Wisconsin Avenue, Waukesha, Wisconsin which will reduce our net income for the third quarter of 2017. See, “Management’s Discussion and Analysis of Financial Condition and Results of Operation of First Federal Bank of Wisconsin – Anticipated Increase in Noninterest Expense.”

Subsidiary and Other Activities

Upon completion of the conversion, First Federal Bank of Wisconsin will become the wholly owned subsidiary of FFBW, Inc. First Federal Bank of Wisconsin has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at March 31, 2017, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

First Federal Bank of Wisconsin will enter into an agreement with FFBW, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, First Federal Bank of Wisconsin and FFBW, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2017, we had 45 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

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TAXATION

First Federal Bank of Wisconsin is, and FFBW, MHC and FFBW, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to FFBW, MHC, FFBW, Inc. and First Federal Bank of Wisconsin.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, First Federal Bank of Wisconsin currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. FFBW, Inc. and First Federal Bank of Wisconsin will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, First Federal Bank of Wisconsin has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. After the computation of taxes for the year ended December 31, 2016, First Federal Bank of Wisconsin anticipates that it will have approximately $77,000 of minimum tax credit carryforward to utilize in the future. The credit is not subject to expiration.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2016, First Federal Bank of Wisconsin had a federal net operating loss carryover of $362,000 that will expire in 2036.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2016, First Federal Bank of Wisconsin had no capital loss carryovers.

Corporate Dividends. FFBW, Inc. may generally exclude from its income 100% of dividends received from First Federal Bank of Wisconsin as a member of the same affiliated group of corporations.

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State Taxation

FFBW, Inc. will be subject to the Wisconsin corporate franchise (income) tax. Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable incomes of the members of FFBW’s consolidated income tax group, which will include First Federal Bank of Wisconsin.

First Federal Bank of Wisconsin’s state tax returns have not been audited for the last five years.

Net Operating Loss Carryovers. Wisconsin law allows financial institutions to carry forward a Wisconsin net operating loss to the succeeding 20 taxable years. At December 31, 2016, First Federal Bank of Wisconsin had Wisconsin net operating loss carryover of $270,000 that will expire in 2036.

REGULATION AND SUPERVISION

General

As a federal savings association, First Federal Bank of Wisconsin is subject to examination, supervision and regulation, primarily by the Office of the Comptroller of the Currency, and, secondarily, by the Federal Deposit Insurance Corporation (“FDIC”) as deposits insurer. Prior to July 21, 2011, the Office of Thrift Supervision was First Federal Bank of Wisconsin’s primary federal regulator. However, the Dodd-Frank Act, which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of regulation and supervision establishes a comprehensive framework of activities in which First Federal Bank of Wisconsin may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

First Federal Bank of Wisconsin is also regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, First Federal Bank of Wisconsin is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System. First Federal Bank of Wisconsin’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of First Federal Bank of Wisconsin’s loan documents.

As a savings and loan holding company, FFBW, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring. FFBW, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to First Federal Bank of Wisconsin and FFBW, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on First Federal Bank of Wisconsin and FFBW, Inc. Any change in these laws or regulations, whether by Congress or the applicable

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regulatory agencies, could have a material adverse impact on FFBW, Inc., First Federal Bank of Wisconsin and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. Subsequent regulations issued by the Federal Reserve Board generally exempted from these requirements bank and savings and loan holding companies of less than $1 billion of consolidated assets. The legislation also established a floor for capital of insured depository institutions, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as First Federal Bank of Wisconsin, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank and savings and loan holding company executives, regardless of whether the company is publicly traded. Further, the legislation required that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage originations.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. The implementation of the legislation is an ongoing process and the impact on operations cannot yet fully be assessed. The Dodd-Frank Act has resulted in, and may continue to result in, an increased regulatory burden and increased compliance, operating and interest expense for First Federal Bank of Wisconsin. However, in February 2017, the President issued an executive order that a

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policy of his administration would be making regulation efficient, effective, and appropriately tailored, and directed certain regulatory agencies to review and identify laws and regulations that inhibit federal regulation of the U.S. financial system in a manner consistent with the policies stated in the executive order. Any changes in laws or regulation as a result of this review could result in a repeal, amendment to or delayed implementation of the Dodd-Frank Act.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, First Federal Bank of Wisconsin may invest in mortgage loans secured by residential and commercial real estate, commercial and industrial and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts. First Federal Bank of Wisconsin may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for First Federal Bank of Wisconsin, including real estate investment and securities and insurance brokerage.

Examinations and Assessments. First Federal Bank of Wisconsin is primarily supervised by the Office of the Comptroller of the Currency. First Federal Bank of Wisconsin is required to file reports with and is subject to periodic examination by the Office of the Comptroller of the Currency. First Federal Bank of Wisconsin is required to pay assessments to the Office of the Comptroller of the Currency to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings associations, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% of Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market

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values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% on January 1, 2019.

At March 31, 2017, First Federal Bank of Wisconsin’s capital exceeded all applicable requirements including the applicable capital conservation buffer. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of March 31, 2017, First Federal Bank of Wisconsin was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action. Under the federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized institutions

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under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a federal savings association that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2017, First Federal Bank of Wisconsin met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Qualified Thrift Lender Test. As a federal savings association, First Federal Bank of Wisconsin must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, First Federal Bank of Wisconsin must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, First Federal Bank of Wisconsin may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the QTL test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2017, First Federal Bank of Wisconsin satisfied the QTL test.

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Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as First Federal Bank of Wisconsin, must file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

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The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. First Federal Bank of Wisconsin received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as First Federal Bank of Wisconsin. FFBW, Inc. will be an affiliate of First Federal Bank of Wisconsin because of its control of First Federal Bank of Wisconsin. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

First Federal Bank of Wisconsin’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of First Federal Bank of Wisconsin’s capital.

In addition, extensions of credit in excess of certain limits must be approved by First Federal Bank of Wisconsin’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution to the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency

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that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as First Federal Bank of Wisconsin. Deposit accounts in First Federal Bank of Wisconsin are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. Under the FDIC’s risk-based assessment system, insured institutions were assigned a risk category based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s rate depended upon the category to which it is assigned, and certain adjustments specified by FDIC regulations. Institutions deemed less risky pay lower FDIC assessments. The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

Effective July 1, 2016, the FDIC adopted changes that eliminated the risk categories. Assessments for most institutions are now based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years. In conjunction with the Deposit Insurance Fund reserve ratio achieving 1.15%, the assessment range (inclusive of possible adjustments) was reduced for most banks and savings associations to 1.5 basis points to 30 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of First Federal Bank of Wisconsin. First Federal Bank of Wisconsin cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Federal Home Loan Bank System. First Federal Bank of Wisconsin is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Chicago, First Federal Bank of Wisconsin is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2017, First Federal Bank of Wisconsin was in compliance with this requirement.

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Other Regulations

Interest and other charges collected or contracted for by First Federal Bank of Wisconsin are subject to state usury laws and federal laws concerning interest rates. First Federal Bank of Wisconsin’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of First Federal Bank of Wisconsin also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance

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requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. FFBW, Inc. and FFBW, MHC will be non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, FFBW, Inc. and FFBW, MHC will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over FFBW, Inc., FFBW, MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of FFBW, Inc. and FFBW, MHC are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. FFBW, Inc. and FFBW, MHC have not elected financial holding company status.

Federal law prohibits a savings and loan holding company, including FFBW, Inc. and FFBW, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company, without prior Federal Reserve Board approval. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

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•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies have historically not been subjected to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish for all bank and savings and loan holding companies, minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, pursuant to legislation passed in December 2014, the Federal Reserve Board extended to savings and loan holding companies the applicability of the “Small Bank Holding Company” exception to its consolidated capital requirements and increased the threshold for the exception from $500 million of assets to $1.0 billion, effective May 15, 2015. As a result, savings and loan holding companies with less than $1.0 billion in consolidated assets are generally not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of FFBW, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by FFBW, MHC. FFBW, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay dividends to FFBW, MHC, unless FFBW, MHC elects to waive the receipt of dividends. Under the Dodd-Frank Act, FFBW, MHC must receive the approval of the Federal Reserve Board before it may waive the receipt of any dividends from FFBW, Inc. The Federal Reserve Board has issued an interim final rule providing that it will not object to dividend waivers under certain circumstances, including circumstances where the waiver is not detrimental to the safe and sound operation of the savings association and a majority of the mutual holding company’s members have approved the waiver of dividends by the mutual holding company within the previous twelve months. In addition, for a “non-grandfathered” mutual holding company such as FFBW, MHC,

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each officer or director of FFBW, Inc. and First Federal Bank of Wisconsin, and any tax-qualified stock benefit plan or non-tax-qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply, must waive the right to receive any such dividend declared. In addition, any dividends waived by FFBW, MHC must be considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

FFBW, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. FFBW, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” FFBW, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold non-binding advisory stockholder votes on annual executive compensation (more frequently referred to as “say-on-pay” votes) or on executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, FFBW, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. FFBW, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

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A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of FFBW, Inc. will initially consist of nine members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. Because FFBW, MHC will own a majority of our outstanding common stock, we will be a “controlled company” within the meaning of the Nasdaq corporate governance guidelines. As a “controlled company,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, we have determined that each of our directors, other than Edward H. Schaefer, Gary D. Riley and Stephen W. Johnson, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. See ” − Board Independence.”

The following table states our directors’ names, their ages as of March 31, 2017, and the calendar years when they began serving as directors of First Federal Bank of Wisconsin.

Directors	Position	Age	Director Since	Current Term to Expire

Kathryn Gutenkunst	Director	55	2007	2018
Stephen W. Johnson	Director	65	2002	2020
Thomas C. Martin	Director	76	1995	2018
Thomas L. McKeever	Director	53	2011	2019
Michael J. Pjevach	Director	54	2015	2018
Daniel D. Resheter, Jr.	Director	60	1992	2019
Gary D. Riley	Director	71	2007	2019
Edward H. Schaefer	President, Chief Executive Officer and Director	55	2016	2020
James A. Tarantino	Chairman of the Board	59	2008	2019

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

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Kathryn Gutenkunst is an attorney at Cramer, Multhauf & Hammes, a full-service law firm headquartered in Waukesha, Wisconsin. Ms. Gutenkunst concentrates her practice on civil litigation, family law, municipal law, and law related to land use and development, real estate and eminent domain. Ms. Gutenkunst’s knowledge of real estate law provides the board with valuable business acumen and knowledge of the real estate market in our market area.

Stephen W. Johnson is retired. Prior to his retirement in March 2016, from May 2014 until March 2016, Mr. Johnson served as president of First Federal Bank of Wisconsin, a position he assumed in connection with our merger with Bay View Federal. Prior to the merger, from 2006 until May 2014, Mr. Johnson served as president and chief executive officer of Bay View Federal. Mr. Johnson has over 26 years of banking experience and this extensive experience, as well as his institutional knowledge of the former Bay View Federal, provides assistance to the board in assessing trends and developments in the financial institutions industry on a local and national level.

Thomas C. Martin is retired. Prior to his retirement in 2007, from 1995 to 2007, Mr. Martin served as president and chief executive officer of First Federal Bank of Wisconsin. Mr. Martin has over 40 years of managerial and business experience. This experience provides the board with broad knowledge of corporate responsibility and oversight of management.

Thomas L. McKeever is a dentist and is a partner of Mukwonago Family Dentistry, Mukwonago, Wisconsin. As one of the managers of his dental practice, Dr. McKeever provides the board insight into the operations of a small business and provides insight into small business customer needs in our market area.

Michael J. Pjevach is Senior Vice President-Midwest/West Region of Coach USA, Inc. Mr. Pjevach has over 30 years of general business administration and corporate and financial experience. This experience provides the board with financial sophistication and general business acumen.

Daniel D. Resheter, Jr. is an attorney at the Law Office Daniel D. Resheter, Brookfield, Wisconsin. Mr. Resheter is a lifetime resident of the Milwaukee metropolitan area, and his contacts with community leaders and his involvement in civic activities provides the board with insight into the many growth areas being made in our market area as well as business generation.

Gary D. Riley is retired. Prior to his retirement in July 2016, from 2007 until 2016, Mr. Riley served as chief executive officer of First Federal Bank of Wisconsin. Mr. Riley has over 40 years of banking experience and this experience provides the board with valuable insight into banking trends locally and nationally and institutional knowledge of First Federal Bank of Wisconsin.

Edward H. Schaefer is president and chief executive officer of First Federal Bank of Wisconsin, positions he has held since July 2016. Prior to this appointment, from 2010 until 2016, Mr. Schaefer served as president and chief executive officer of Citizens Community Federal NA, a national bank headquartered in Eau Claire, Wisconsin, and its publicly traded holding company, Citizens Community Bancorp, Mr. Schaefer has over 25 years of banking experience, including managerial as well as all aspects of credit administration and underwriting. In addition to his extensive banking experience, during his career Mr. Schaefer served for seven years as president and chief executive officer of Huntsinger Farms, Inc., and its subsidiary Silver Spring Foods, Inc., Eau Claire, Wisconsin, one the world’s largest

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grower and processors of horseradish and horseradish related products. Mr. Schaefer’s broad business, banking and managerial experience, including his knowledge of commercial and residential lending, provides the board with a perspective on the day to day operations of First Federal Bank of Wisconsin and assists the board in assessing the trends and developments in the financial institutions industry on a local and national basis.

James A. Tarantino is the Founder, Sole Member and serves as Chief Operating Officer of Capri Communities LLC, one of the largest senior living operators based in Wisconsin. In addition, Mr. Tarantino serves as Managing Member of a portfolio of over 14 senior housing developments and campuses in southeastern Wisconsin. Mr. Tarantino’s expertise includes real estate development, debt and equity structuring, design and construction, real estate and health care management. Mr. Tarantino serves as Chairman of the Board and his extensive experience as a business owner provides the board with an important perspective on managerial oversight and on the development of product offerings.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of March 31, 2017. The executive officers of FFBW, Inc. and First Federal Bank of Wisconsin are elected annually.

Nikola B. Schaumberg, age 41, is our chief financial officer, a position she has held since November 2012. Prior to this, from 2001 until 2012, Ms. Schaumberg served as Controller of Westbury Bank, West Bend, Wisconsin. Ms. Schaumberg has over 18 years of experience in accounting and the financial services industry.

David D. Rosenwald, age 57, is our chief lending officer, a position he has held since October 2016. From February 2013 until October 2016, Mr. Rosenwald served as our Senior Vice President - Commercial Banking Division Head. Prior to joining First Federal Bank of Wisconsin, from 2007 until 2013, Mr. Rosenwald served as Senior Vice President-Commercial Real Estate/Residential Real Estate Manager of Pyramax Bank, Mukwonago, Wisconsin. Mr. Rosenwald has 35 years of commercial, residential and consumer lending experience.

Gary L. Wollenzein, age 61, is our Compliance/Internal Audit Officer, positions he has held since March 2015. From April 2012 until November 2014, Mr. Wollenzein served as Senior Internal Auditor of Guaranty Bank, FSB. Mr. Wollenzein has over 30 years of risk advisory and internal audit experience.

Duane R. Kilby, age 56, serves as our Vice President, Manager Residential Lending, positions he has held since September 2014. Prior to these appointments, from November 2008 until September 2014, Mr. Kilby served as Senior Mortgage Loan Officer with Pyramax Bank, Mukwonago, Wisconsin. Mr. Kilby has over 34 years of lending experience.

Board Independence

The board of directors has determined that each of our directors, other than Edward H. Schaefer, Gary D. Riley and Stephen W. Johnson, would be considered independent under the Nasdaq Stock Market corporate governance listing standards. Mr. Schaefer is not considered independent because he is

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an executive officer of First Federal Bank of Wisconsin. Messrs. Riley and Johnson are not considered independent because they are former executive officers of First Federal Bank of Wisconsin. In determining the independence of our directors, the board of directors considered relationships between First Federal Bank of Wisconsin and our directors that are not required to be reported under ” − Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at First Federal Bank of Wisconsin. In addition, we utilize the services of a law firm in which one of our directors is a partner. Fees paid to the firm for the three months ended March 31, 2017 and for the years ended December 31, 2016 and 2015 were $18,000, $81,000 and $52,000, respectively. Additionally, we utilize the services of a development company in which one of our directors is an owner. Fees paid to this company were $0, $0 and $90,000 for the three months ended March 31, 2017 and for the years ended December 31, 2016 and 2015.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as First Federal Bank of Wisconsin, to their executive officers and directors in compliance with federal banking regulations. At March 31, 2017, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to First Federal Bank of Wisconsin, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original repayment terms at March 31, 2017, and were made in compliance with federal banking regulations.

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Executive Officer Compensation

Summary Compensation Table. The table below summarizes for the year ended December 31, 2016 the total compensation paid to or earned by our President and Chief Executive Officer, Edward H. Schaefer, our former President and Chief Executive Officer Gary D. Riley, and our two other most highly compensated executive officers. Each individual listed in the table below is referred to as a named executive officer.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus (3) ($)	All Other Compensation ($)(4)	Total ($)
Edward H. Schaefer (1) President and Chief Executive Officer	2016	90,957	30,000	32,907	153,864
Nikola B. Schaumberg Chief Financial Officer	2016	130,000	13,000	5,898	148,898
David D. Rosenwald(1) Senior Vice President and Chief Lending Officer	2016	129,000	15,000	6,325	150,325
Gary D. Riley (2) Former Chief Executive Officer	2016	169,500	—	32,751	202,251

(1)	Mr. Schaefer became President and Chief Executive Officer of First Federal Bank of Wisconsin on July 20, 2016. For 2016, Mr. Schaefer’s annual base salary was $200,000, and the amount shown above reflects the amount paid to the executive in 2016.
(2)	Mr. Riley retired on December 30, 2016.
(3)	Amounts in this column represent a discretionary bonus.
(4)	The amounts in this column reflect what First Federal Bank of Wisconsin paid for, or reimbursed, the applicable named executive officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Auto Allowance ($)	Moving Expenses ($)	Board Fees ($)	Employer Contributions to Profit Sharing Plan ($)	Life Insurance (Imputed Income) ($)	Total All Other Compensation ($)
Edward H. Schaefer	4,000	15,000	10,200	3,638	69	32,907
Nikola B. Schaumberg	—	—	—	5,800	98	5,898
David D. Rosenwald	—	—	—	5,925	400	6,325
Gary D. Riley	4,500	—	20,400	7,480	371	32,751

Benefit Plans and Agreements

Employment Agreements. In connection with the reorganization, First Federal Bank of Wisconsin entered into employment agreements with each of Mr. Edward H. Schaefer and Ms. Nikola B. Schaumberg, effective as of May 24, 2017. Each agreement has similar terms; however, Mr. Schaefer’s agreement has an initial term of three years and Ms. Schaumberg’s agreement has an initial term of eighteen months. Commencing on the first anniversary of the agreements and on each subsequent

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anniversary thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years for Mr. Schaefer’s agreement and eighteen months for Ms. Schaumberg’s agreement, unless a notice is provided to the executive that the agreement will not renew. The current base salaries for Mr. Schaefer and Ms. Schaumberg are $200,000 and $132,500, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other fringe benefit plans applicable to executive employees (and for Mr. Schaefer only, automobile and club membership benefits). The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (a) failure to appoint the executive to the executive position set forth in the agreement, (b) a material change in the executive’s function, duties or responsibilities resulting in a reduction of the responsibility, scope, or importance of executive’s position, (c) relocation of the executive’s office by more than 30 miles, (d) a material reduction in the benefits or perquisites paid to the executive unless such reduction is part of a reduction that is generally applicable to officers or employees of First Federal Bank of Wisconsin, (e) a material breach of the employment agreement by First Federal Bank of Wisconsin or (f) for Mr. Schaefer’s agreement only, failure to elect the executive to the board of directors of FFBW, Inc., FFBW, MHC or First Federal Bank of Wisconsin, then the executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary and bonus the executive would be entitled to receive for the remaining unexpired term of the employment agreement. For this purpose, the bonuses payable will be deemed to be equal to the highest bonus paid at any time during the prior three years. In addition, the executive would be entitled to receive a lump sum payment equal to the present value of the contributions that would reasonably have been expected to be made on executive’s behalf under First Federal Bank of Wisconsin’s defined contribution plans (e.g., 401(k) Plan, Employee Stock Ownership Plan) if the executive had continued working for the remaining unexpired term of the employment agreement earning the salary that would have been achieved during such period. Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment, if the executive is a “key employee” under IRS rules. In addition, the executive would be entitled, at no expense to the executive, to the continuation of life insurance and non-taxable medical and dental coverage for the remaining unexpired term of the employment agreement, or, if participation by the executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject First Federal Bank of Wisconsin to penalties, then First Federal Bank of Wisconsin shall pay the executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits.

In the event of a change in control of First Federal Bank of Wisconsin or FFBW, Inc., followed by executive’s involuntary termination other than for cause, disability or retirement, or resignation for one of the reasons set forth above within 18 months thereafter, the executive would be entitled to a severance payment in the form of a cash lump sum equal to (a) three (3) times for Mr. Schaefer (1.5 times for Ms. Schaumberg) the sum of (i) the highest rate of base salary paid to the executive at any time, and (ii) the highest bonus paid to the executive with respect to the three (3) completed fiscal years prior to the change of control, plus (b) a lump sum equal to the present value of the contributions that would reasonably have

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been expected to be made on the executive’s behalf under First Federal Bank of Wisconsin’s defined contribution plans (e.g., 401(k) Plan, Employee Stock Ownership Plan) if the executive had continued working for an additional thirty-six (36) months after termination of employment, earning the salary that would have been achieved during such period. In addition, the executive would be entitled, at no expense to the executive, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following the termination of employment, or if providing such benefits would subject First Federal Bank of Wisconsin to penalties, then First Federal Bank of Wisconsin shall pay the executive a cash lump sum payment reasonably estimated to be equal to the cost of such non-taxable medical and dental benefits. In the event payments made to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Under each employment agreement, if an executive becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, the executive shall receive benefits under any short-term or long-term disability plans maintained by First Federal Bank of Wisconsin, plus, if the amount paid under such disability programs are less than the executive’s base salary, First Federal Bank of Wisconsin shall pay the executive an additional amount equal to the difference between such disability plan benefits and the amount of the executive’s full base salary for one year following the termination of employment due to disability. First Federal Bank of Wisconsin will also provide the executive with continued non-taxable medical and dental coverage until the earlier of (i) the date the executive returns to full-time employment with First Federal Bank of Wisconsin, (ii) the executive’s full-time employment with another employer, (iii) one year following the termination of employment due to disability, or (iv) death.

In the event of executive’s death, the executive’s estate or beneficiaries will be paid the executive’s base salary for one year from executive’s death, and the executive’s family will be entitled to continued non-taxable medical and dental insurance for twelve months following the executive’s death.

Upon termination of the executive’s employment, the executive shall be subject to certain restrictions on their ability to compete for a period of six months following termination of employment, or to solicit business or employees of First Federal Bank of Wisconsin and FFBW, Inc. for a period of one year following termination of employment.

Change in Control Agreement. In connection with the reorganization, First Federal Bank of Wisconsin entered into a change in control agreement with Mr. David Rosenwald effective as of May 24, 2017. The agreement has an initial term of one year and commencing on the first anniversary of the agreement and on each subsequent anniversary thereafter, the agreement will be renewed for an additional year so that the remaining term will be one year, unless a notice is provided to the executive that the agreement will not renew. In the event of a change in control of First Federal Bank of Wisconsin or FFBW, Inc., followed by executive’s involuntary termination other than for cause or resignation for good reason (as defined in the agreement), the executive would be entitled to a severance payment in the form of a cash lump sum equal to one times the sum of the executive’s base salary and the highest bonus earned by the executive with respect to the three completed fiscal years prior to the year of termination. In addition, the executive would be entitled, at no expense to the executive, to the continuation of non-taxable medical and dental coverage for twelve (12) months. In the event payments made to the executive

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include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Deferred Compensation Agreements. First Federal Bank of Wisconsin has entered into a deferred compensation agreement with Mr. Edward H. Schaefer. Under the terms of the agreement, Mr. Schaefer is entitled to the value of the account balance upon his termination of employment or death. First Federal Bank of Wisconsin will credit Mr. Schaefer’s account balance with $55,000 as of June 30, 2017, and First Federal Bank of Wisconsin will make an additional contribution of $55,000 on each subsequent June 30th through June 30, 2021, for a total contribution of $275,000, provided that Mr. Schaefer is employed with First Federal Bank of Wisconsin on the date of such contribution. First Federal Bank of Wisconsin may, in its sole discretion, make additional contributions to the account balance.

First Federal Bank of Wisconsin has entered into a deferred compensation agreement with Mr. Gary D. Riley, who retired on December 30, 2016. Under the terms of the agreement, Mr. Riley will receive a monthly payment of $2,000, commencing on January 31, 2017 and ending on December 31, 2027.

Life Insurance Agreement. First Federal Bank of Wisconsin is party to a life insurance agreement with Mr. Riley pursuant to which First Federal Bank of Wisconsin has purchased a life insurance policy on Mr. Riley’s life. Under the agreement, the beneficiary is entitled to a death benefit paid by the insurer from the policy proceeds equal to $50,000.

401(k) Plan. First Federal Bank of Wisconsin maintains the First Federal Bank of Wisconsin Profit Sharing Plan (“401(k) Plan”). Employees who have attained age 21 and completed 1,000 hours of service are eligible to participate in the 401(k) Plan. Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2017, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000, for a total contribution of $24,000. Beginning in 2017, First Federal Bank of Wisconsin matches 100% of participant salary deferrals up to 4% of a participant’s annual compensation. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of his or her termination of employment with First Federal Bank of Wisconsin. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options.

Employee Stock Ownership Plan. In connection with the reorganization, First Federal Bank of Wisconsin adopted an employee stock ownership plan for eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of our outstanding shares (including shares issued to FFBW, MHC and the charitable foundation). We expect that this purchase will be made in the offering, but the purchase may be made, in whole or in part, with the approval of the Federal Reserve Board, in the open market or directly from FFBW, Inc. following the completion of the offering. We anticipate that the employee

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stock ownership plan will fund its stock purchase with a loan from FFBW, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through First Federal Bank of Wisconsin’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Each participant will vest in his or her benefit at a rate of 20% per year, such that the participant will be fully vested upon completion of five years of credited service. However, each participant who was employed by First Federal Bank of Wisconsin prior to the offering will receive credit for vesting purposes for years of service prior to the adoption of the employee stock ownership plan. A participant also will become fully vested automatically in his or her benefit upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, a participant will receive a distribution from the employee stock ownership plan upon separation from service.

The employee stock ownership plan permits a participant to direct the trustee as to how to vote the shares of common stock allocated to his or her account. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, First Federal Bank of Wisconsin will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to each participant’s account. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in FFBW Inc.’s earnings.

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Director Compensation

The following table sets forth for the fiscal year ended December 31, 2016 certain information as to the total remuneration we paid to our directors other than to directors who are also our named executive officers. Information with respect to director compensation paid to directors who are also named executive officers is included above in ” − Executive Officer Compensation − Summary Compensation Table.”

Directors Compensation Table
Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
R. R. Flickinger (1)	10,200	—	10,200
Katheryn Gutenkunst	21,450	—	21,450
Stephen W. Johnson	20,400	353	20,753
Jeffrey Marsho (1)	20,400	91	20,491
Thomas C. Martin	20,400	—	20,400
Thomas L. McKeever	20,400	—	20,400
Michael J. Pjevach	17,000	—	17,000
Daniel D. Resheter, Jr.	20,400	—	20,400
James A. Tarantino	20,400	—	20,400

(1)	Messrs. Flickinger and Marsho retired from the board of directors in 2016.

For the year ended December 31, 2016, each director of First Federal Bank of Wisconsin was paid a fee of $1,700 for each monthly meeting attended.

Director Plan

Life Insurance Agreements. First Federal Bank of Wisconsin is party to life insurance agreements with Messrs. Johnson and Marsho pursuant to which First Federal Bank of Wisconsin has purchased life insurance policies on Messrs. Johnson’s and Marsho’s lives. Under the agreements, the beneficiaries of the directors are entitled to a death benefit paid by the insurer from the policy proceeds equal to $50,000.

Future Stock Benefit Plans

Stock-Based Incentive Plan. Following the offering, we intend to adopt a stock-based incentive plan that will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in FFBW, Inc. as an incentive to contribute to our success and reward key employees for outstanding performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares (including shares issued to FFBW MHC and the

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charitable foundation), provided that, if First Federal Bank of Wisconsin’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under stock-based benefit plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than FFBW, MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

A stock-based benefit plan will not be established sooner than six months after the consummation of the stock offering, and if adopted within one year after the consummation of the stock offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than FFBW, MHC. If a stock-based benefit plan is established more than one year after the consummation of the stock offering, it must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than FFBW, MHC. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of First Federal Bank of Wisconsin or FFBW Inc.

These restrictions do not apply to plans adopted after one year following the consummation of the offering.

We have not determined whether we will present a stock-based benefit plan for stockholder approval prior to or more than 12 months after the consummation of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering − Offering of Common Stock − Limitations on Purchase of Shares.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range

Edward H. Schaefer, President, Chief Executive Officer and Director	20,000	$200,000	*
Kathryn Gutenkunst, Director	5,000	50,000	*
Stephen W. Johnson, Director	10,000	100,000	*
Thomas C. Martin, Director	15,000	150,000	*
Thomas L. McKeever, Director	10,000	100,000	*
Michael J. Pjevach, Director	5,000	50,000	*
Daniel D. Resheter, Jr. , Director	10,000	100,000	*
Gary D. Riley, Director	10,000	100,000	*
James A. Tarantino, Chairman of the Board	24,000	240,000	*
Nikola Schaumberg, Chief Financial Officer	4,000	40,000	*
David D. Rosenwald, Chief Lending Officer	2,500	25,000	*
Gary L. Wollenzein, Compliance/Internal Audit Officer	2,500	25,000	*
Duane R. Kilby, Vice President, Manager Residential Lending	2,500	25,000	*

All directors and executive officers as a group (13 persons)	120,500	$1,205,000	2.8%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.

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THE REORGANIZATION AND OFFERING

The board of directors of First Federal Bank of Wisconsin has approved the plan of reorganization. The plan of reorganization must also be approved by First Federal Bank of Wisconsin’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and stock offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On June 14, 2017, our board of directors unanimously adopted the plan of reorganization pursuant to which we will reorganize from a federally chartered mutual savings association into a two-tier federal mutual holding company structure. After the reorganization, FFBW, Inc. will be the mid-tier stock holding company and FFBW, MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering, including shares contributed to the charitable foundation, will own 45% and FFBW, MHC will own 55% of the outstanding shares of common stock of FFBW, Inc.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization by the members of First Federal Bank of Wisconsin as of the voting record date. A special meeting of members has been called for this purpose, to be held on September 27, 2017. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	First Federal Bank of Wisconsin will organize an interim stock savings association as a wholly owned subsidiary (“Interim Bank”);

(ii)	After Interim Bank receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, First Federal Bank of Wisconsin will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $100,000 in cash, to Interim Bank, and Interim Bank will become the stock savings association resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan (the “Stock Bank”);

(iii)	First Federal Bank of Wisconsin will amend its charter and bylaws to read in the form of a federal mutual holding company to become FFBW, MHC;

(iv)	FFBW, MHC will organize FFBW, Inc. as a wholly owned subsidiary, and transfer $1,000 to FFBW, Inc. in exchange for 100 shares of FFBW, Inc. common stock; and

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(v)	FFBW, MHC will transfer all of the initially issued stock of the Stock Bank to FFBW, Inc. in exchange for additional shares of FFBW, Inc. common stock, and the Stock Bank will become a wholly owned subsidiary of FFBW, Inc.

Concurrently with the reorganization, FFBW, Inc. will offer for sale 45% of its common stock representing 45% of the pro forma market value of FFBW, Inc. and First Federal Bank of Wisconsin.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and First Federal Bank of Wisconsin’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan of reorganization.

The following is a summary of the material aspects of the plan of reorganization and the offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert First Federal Bank of Wisconsin to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of First Federal Bank of Wisconsin and FFBW, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional capital cushion against unforeseen risk and expand our asset base. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

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Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than FFBW, MHC to own a majority of the common stock of FFBW, Inc. A majority of our voting stock will be owned by FFBW, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. FFBW, MHC will be able to elect all the members of FFBW, Inc.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that FFBW, MHC will not take action adverse to the interests of stockholders other than FFBW, MHC. For example, FFBW, MHC could prevent the sale of control of FFBW, Inc., or defeat a candidate for the board of directors of FFBW, Inc. or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of FFBW, MHC to stock form. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering, including shares contributed to the charitable foundation, allows for an efficient use of net proceeds for FFBW, Inc. and First Federal Bank of Wisconsin over the next several years.

The reorganization does not preclude the future conversion of FFBW, MHC from the mutual to stock form of organization. No assurance can be given when, if ever, FFBW, MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. Additionally, public stockholders will not be able to force a future conversion of FFBW, MHC without the consent of FFBW, MHC since the transaction would require the approval of a majority of the outstanding shares of FFBW, Inc.’s common stock. See “Summary − Possible Conversion of FFBW, MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of First Federal Bank of Wisconsin

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. First Federal Bank of Wisconsin will continue to be subject to regulation by the Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management team and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to First Federal Bank of Wisconsin as of the effective date of the reorganization will continue to have such rights solely with respect to FFBW, MHC so long as they continue to hold their deposit accounts with First Federal Bank of Wisconsin. In addition, all persons

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who become depositors of First Federal Bank of Wisconsin subsequent to the reorganization will have such liquidation rights with respect to FFBW, MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of First Federal Bank of Wisconsin at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of First Federal Bank of Wisconsin will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in First Federal Bank of Wisconsin immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of First Federal Bank of Wisconsin will no longer have voting rights in First Federal Bank of Wisconsin, but will have voting rights in FFBW, MHC. Following the completion of the reorganization and offering, voting rights in FFBW, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by FFBW, Inc. stockholders. Although FFBW, Inc. will have the power to issue shares of capital stock to persons other than FFBW, MHC, as long as FFBW, MHC is in existence, FFBW, MHC will be required to own a majority of the voting stock of FFBW, Inc., and consequently will be able to control the outcome of nearly all matters put to a vote of stockholders. FFBW, Inc. must own 100% of the voting stock of First Federal Bank of Wisconsin.

Offering of Common Stock

Under the plan of reorganization, up to 2,562,500 shares (subject to increase to up to 2,950,625 shares) of FFBW, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 2:00 p.m., Central Time, on September 14, 2017, unless otherwise extended by First Federal Bank of Wisconsin. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on October 30, 2017, unless extended with the approval of the Federal Reserve Board. If the offering is not completed by October 30, 2017, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify First Federal Bank of Wisconsin of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to First Federal Bank of Wisconsin’s notice, the funds submitted will be refunded to the subscriber with interest at 0.05%, which is First Federal Bank of Wisconsin’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and

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community offering will be promptly refunded to subscribers with interest at 0.05%, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at First Federal Bank of Wisconsin as of the close of business on June 14, 2016 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$60,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers, directors and their associates in this category based on their increased deposits in First Federal Bank of Wisconsin in the one-year period preceding June 14, 2016 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 14, 2016. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

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Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of First Federal Bank of Wisconsin, such as the employee stock ownership plan and Section 401(k) plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares (including shares issued to FFBW, MHC and shares contributed to the charitable foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering. The employee stock ownership plan may, with Federal Reserve Board approval, purchase some or all of the shares of common stock in the open market or may purchase shares of common stock directly from FFBW, Inc.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on June 30, 2017, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$60,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each

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member of First Federal Bank of Wisconsin who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on July 31, 2017, including borrowers from First Federal Bank of Wisconsin as of November 1, 2012 and former borrowers of Bay View Federal as of May 17, 2014, in each case who maintained such borrowings as of the close of business on July 31, 2017, will receive nontransferable subscription rights to purchase up to $60,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit and loan accounts in which he or she had an ownership interest on July 31, 2017. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

First Federal Bank of Wisconsin and FFBW, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which First Federal Bank of Wisconsin and FFBW, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that First Federal Bank of Wisconsin or FFBW, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by FFBW, Inc. in a community offering to members of the general public to whom FFBW, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Waukesha and Milwaukee. Subject to the maximum purchase limitations, these persons may purchase up to $60,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, FFBW, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of FFBW, Inc. and First Federal Bank of Wisconsin, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Waukesha and Milwaukee whose orders are accepted by First Federal Bank of Wisconsin, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will

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be allocated among natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Waukesha and Milwaukee, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Waukesha and Milwaukee, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of FFBW, Inc. owned or controlled by persons other than FFBW, MHC at the close of the reorganization and offering shall be less than 50% of FFBW, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $60,000. No person by himself, with an associate or group of persons acting in concert, may purchase more than $240,000 of the common stock offered in the offering, except that: (i) FFBW, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by FFBW, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of FFBW, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of FFBW, Inc. or First Federal Bank of Wisconsin that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by FFBW, Inc., by any non-tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by

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such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of FFBW, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of FFBW, Inc. or First Federal Bank of Wisconsin that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by FFBW, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of FFBW, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by FFBW, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of FFBW, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of FFBW, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of FFBW, Inc. held by persons other than FFBW, MHC at the conclusion of the offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by FFBW, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than FFBW, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by FFBW, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 31% of the stockholders’ equity of FFBW, Inc. held by persons other than FFBW, MHC at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. FFBW, Inc. and/or its agents may ask for an acceptable legal opinion from any

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purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of FFBW, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than FFBW, MHC, FFBW, Inc. or First Federal Bank of Wisconsin or a majority-owned subsidiary of FFBW, MHC, FFBW, Inc. or First Federal Bank of Wisconsin, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of FFBW, MHC, FFBW, Inc. or First Federal Bank of Wisconsin or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

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•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The board of directors of FFBW, Inc. may, in its sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of FFBW, Inc. common stock under this provision will be allocated by the board of directors of FFBW, Inc. in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors of FFBW, Inc., with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of First Federal Bank of Wisconsin or FFBW, Inc. and except as described below. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and FIG Partners, LLC.

To assist in the marketing of the common stock, we have retained FIG Partners, LLC, which is a broker-dealer registered with FINRA. In its role as financial advisor, FIG Partners, LLC will:

•	provide advice on the financial and securities market implications of the plan of reorganization;

•	assist in structuring and marketing the stock offering;

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•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, as needed;

•	assist us in preparing for and scheduling meetings with potential investors, as necessary; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the stock offering.

For its services as financial advisor, FIG Partners, LLC has received a non-refundable management fee of $25,000, and will receive a success fee of $315,000 for the shares of common stock sold in the offering. The $25,000 management fee will be credited against the $315,000 success fee.

We will indemnify FIG Partners, LLC against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

FIG Partners, LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. FIG Partners, LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act so as to permit officers and directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. FIG Partners, LLC will solicit orders and conduct sales of the common stock of FFBW, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

We have also engaged FIG Partners, LLC to act as our records agent in connection with the stock offering. In its role as records agent, FIG Partners, LLC will, among other things:

•	consolidate deposit accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

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•	tabulate proxies and ballots;

•	act as or support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

FIG Partners, LLC will receive fees of $35,000 for these services. Of the fees for serving as records agent, $5,000 has been paid as of the date of this prospectus. In the event of any material changes in the regulations or the plan of conversion, or delays requiring duplicate or replacement processing due to changes to record dates, FIG Partners, LLC may be entitled to an additional fee not to exceed $10,000.

FIG Partners, LLC also will be reimbursed for its reasonable expenses in an amount not to exceed $15,000 and for its attorneys’ fees and expenses not to exceed $75,000 for its role as our financial advisor and records agent. The expense cap, including legal fees, may be increased an additional $25,000 by mutual consent, including in the event of any material delay of the offering which would require an update of the financial information in tabular form to reflect a period later than set forth in the original filing of the prospectus.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. (“Keller & Company”) to prepare an independent valuation appraisal. For its services in preparing the initial valuation Keller & Company will receive a fee of $38,000, and will receive a fee of $2,000 for each appraisal update. Keller & Company will be reimbursed for its expenses up to $1,500.

We are not affiliated with Keller & Company, and neither we nor Keller & Company has an economic interest in, or is held in common with, the other. Keller & Company represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with federal appraisal guidelines, the appraisal considers three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. Due to First Federal Bank of Wisconsin’s minimal earnings for 2016, the price-to-earnings approach was not meaningful, and therefore, was not used. The market value ratios applied in

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the utilized methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, subject to valuation adjustments applied by Keller & Company to account for differences between us and our peer group. Keller & Company placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value. Keller & Company also used the pro forma price-to-assets approach for comparison purposes, however, Keller & Company determined this approach to be less meaningful for a company like us, as we have equity well in excess of regulatory capital requirements.

The independent valuation was prepared by Keller & Company in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	the establishment and funding of the charitable foundation with cash and stock equaling $500,000;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that Keller & Company considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of 10 peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully converted form for at least one year. In addition, Keller & Company limited the peer group companies to the following two selection criteria: (i) institutions with assets of less than $800 million; and (ii) institutions with equity-to-assets ratios greater than 8.00%. The regulatory appraisal guidelines that require Keller & Company to select a minimum of 10 peer companies, whose equity securities are traded on an exchange, resulted in all of the peer companies having greater assets than we do, even though the peer companies selected represent the 10 smaller savings and loan holding companies, based on asset size, traded on the Nasdaq Stock Market with an equity-to-assets ratio greater than 9.00%.

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In applying each of the valuation methods, Keller & Company considered adjustments to the pro forma market value based on a comparison of us with the peer group. Keller & Company advised the board of directors that the valuation conclusion included the following adjustments relative to the peer group:

•	a moderate downward adjustment was applied for profitability, growth and viability of earnings which took into consideration our lower historical, recent and pro forma return on assets and return on equity, and uncertainty related to future earnings growth given our current financial characteristics;

•	a downward adjustment was made for our financial condition due to our historical and current higher level of nonperforming assets and lower ratios of reserves to loans and reserves to nonperforming assets relative to the peer group and industry;

•	a modest downward adjustment was made for liquidity of the stock due to our lower number of shares to be outstanding and lower market capitalization expected in comparison to the peer group companies;

•	a modest downward adjustment was made for marketing of the offering based on the risk and uncertainty related to a new offering; and

•	a modest upward adjustment was made for the Bank’s market area.

Keller & Company made no adjustments for dividends, subscription interest or management.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 1.96% of the shares common stock to be outstanding by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, Keller & Company advised us that as of May 19, 2017, the estimated pro forma market value of the common stock, assuming we were selling a minority of our shares in the offering, was $50.0 million. Based on applicable regulations, this forms a midpoint of a valuation range with a minimum of $42.5 million and a maximum of $57.5 million. Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering, including shares contributed to the charitable foundation, and 55% should be held by FFBW, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that FFBW, Inc. will issue will range from 4,250,000 to 5,750,000 shares, with a midpoint of 5,000,000 shares (including in each case shares issued to FFBW, MHC and the charitable foundation), and the number of shares sold in the offering will range from 1,887,500 shares to 2,562,500 shares, with a midpoint of 2,225,000 shares.

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Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the two years ended December, 2016 and for the quarter ended March 31, 2017, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions. All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $66.1 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 6,612,500 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 2,950,625 shares and the number of shares held by FFBW, MHC will be increased to up to 3,636,875 shares. The increase in the valuation range may occur to reflect demand for the shares or changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See ” − Offering of Common Stock − Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company did not independently verify the financial statements and other information provided by First Federal Bank of Wisconsin, nor did Keller & Company value independently the assets or liabilities of First Federal Bank of Wisconsin. The independent valuation considers First Federal Bank of Wisconsin as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $66.1 million or a decrease in the pro forma market value to less than $42.5 million, then FFBW, Inc., after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds submitted for subscriptions will be promptly returned to investors, with interest at 0.05% per annum from the date the stock order was received, and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further

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extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or September 27, 2019.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and FFBW, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and FFBW, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the Brookfield office of First Federal Bank of Wisconsin and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company confirms to First Federal Bank of Wisconsin and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of FFBW, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

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Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Central Time, on September 14, 2017, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond October 30, 2017 would require regulatory approval. If the offering is extended past October 30, 2017, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond September 27, 2019, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 2:00 p.m., Central Time, September 14, 2017. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to First Federal Bank of Wisconsin’s office, located at 1360 South Moorland Road, Brookfield, Wisconsin. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will not be open on bank holidays. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond October 30, 2017, or the number of shares of common stock to be sold is increased to more than 2,950,625 shares or decreased to less than 1,887,500 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

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To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by First Federal Bank of Wisconsin or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to FFBW, Inc.; or

•	authorization of withdrawal from First Federal Bank of Wisconsin deposit account(s), other than checking accounts, individual retirement accounts (“IRAs”) or health savings accounts.

Appropriate means for designating withdrawals from deposit accounts at First Federal Bank of Wisconsin are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.05% subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at First Federal Bank of Wisconsin and will earn interest at a rate of 0.05% from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit First Federal Bank of Wisconsin from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a First Federal Bank of Wisconsin line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to FFBW, Inc. You may not designate on your stock order form a direct withdrawal from a First Federal Bank of Wisconsin retirement account. See ” − Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from First Federal Bank of Wisconsin deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as

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your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or FFBW, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the stock offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, First Federal Bank of Wisconsin’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a First Federal Bank of Wisconsin individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your First Federal Bank of Wisconsin individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the September 14, 2017 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that

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they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on the qualifying deposit or loan account, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information − Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is (866) 806-1790. The Stock Information Center is open for telephone

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calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to First Federal Bank of Wisconsin, FFBW, Inc., eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that First Federal Bank of Wisconsin or FFBW, Inc. would prevail in a judicial proceeding.

First Federal Bank of Wisconsin and FFBW, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of First Federal Bank of Wisconsin to FFBW, MHC will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F).

2.	The transfer by First Federal Bank of Wisconsin in mutual form (the “Mutual Bank”) of substantially all of its assets and liabilities to First Federal Bank of Wisconsin in stock form (the “Stock Bank”) qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank.

3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held.

4.	First Federal Bank of Wisconsin will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock.

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately prior to the reorganization.

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank.

8.	First Federal Bank of Wisconsin’s members will recognize no gain or loss by reason of the reorganization.

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9.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to FFBW, MHC, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of FFBW, Inc. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.	The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in FFBW, MHC to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero.

12.	FFBW, MHC and the persons who purchased common stock of FFBW, Inc. in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to FFBW, Inc. in exchange for stock in FFBW, Inc.

13.	FFBW, Inc. will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for FFBW, Inc.

14.	FFBW, MHC’s basis in the FFBW, Inc. common stock received will be the same as its basis in the Stock Bank stock transferred.

15.	FFBW, MHC’s holding period in FFBW, Inc. common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange.

16.	FFBW, Inc.’s basis in the Stock Bank stock received from FFBW, MHC will be the same as the basis of such property in the hands of FFBW, MHC.

17.	FFBW, Inc.’s holding period for the Stock Bank stock received from FFBW, MHC will include the period during which the property was held by FFBW, MHC.

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18.	It is more likely than not that the basis of FFBW, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to FFBW, Inc., FFBW, MHC, First Federal Bank of Wisconsin and persons receiving subscription rights. The tax opinions as to items 10 and 18 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of FFBW, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of First Federal Bank of Wisconsin, the members of First Federal Bank of Wisconsin, FFBW, Inc., eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that FFBW, Inc. or First Federal Bank of Wisconsin would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to FFBW, Inc.’s registration statement. An opinion regarding the Wisconsin state income tax consequences consistent with the federal tax opinion has been issued by Wipfli LLP, tax advisors to First Federal Bank of Wisconsin and FFBW, Inc.

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Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of FFBW, Inc. or First Federal Bank of Wisconsin generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. These shares being acquired by the directors, executive officers and their associates will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of FFBW, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, or to purchases of our common stock by one or more tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit FFBW, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

FFBW COMMUNITY FOUNDATION

General

In furtherance of our commitment to the communities in our market area, the plan of reorganization provides that we will establish a new charitable foundation, FFBW Community Foundation, as a non-stock, nonprofit Delaware corporation in connection with the reorganization and offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of First Federal Bank of Wisconsin’s community banking franchise. The reorganization and offering present us with a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation.

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Purpose of the Charitable Foundation

In connection with the closing of the reorganization and offering, we intend to contribute to the charitable foundation $250,000 in cash and 25,000 shares of our common stock ($250,000 based on the $10.00 per share offering price).

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with First Federal Bank of Wisconsin, thereby forming a partnership within the communities in which First Federal Bank of Wisconsin operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Thomas C. Martin, a director of First Federal Bank of Wisconsin, Nikola Schaumberg, Chief Financial Officer of First Federal Bank of Wisconsin and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have not selected the individual to serve as the director to satisfy these requirements. For five years after the reorganization and offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of First Federal Bank of Wisconsin’s directors.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However,

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as required by applicable regulations, all shares of our common stock held by the charitable foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

The charitable foundation’s place of business will be located at our administrative offices. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable OCC regulations governing transactions between First Federal Bank of Wisconsin and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(1)	any dividends that may be paid on our shares of common stock in the future to the extent that it continues to own shares of our common stock;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt

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status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The OCC and the Federal Reserve Board require that, before our board of directors adopted the plan of reorganization, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of reorganization.

The OCC and the Federal Reserve Board will generally not object if a well-capitalized savings association contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in an offering. First Federal Bank of Wisconsin qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to the charitable foundation will not exceed this limitation.

The OCC and the Federal Reserve Board impose the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the OCC and the Federal Reserve Board may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the OCC and the Federal Reserve Board;

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•	the charitable foundation must provide annually to the OCC and the Federal Reserve Board a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

RESTRICTIONS ON THE ACQUISITION OF FFBW, INC. AND FIRST FEDERAL BANK OF WISCONSIN

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire FFBW, Inc., First Federal Bank of Wisconsin or their respective capital stock are described below. Also discussed are certain provisions in FFBW, Inc.’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire FFBW, Inc.

Mutual Holding Company Structure

FFBW, MHC will own a majority of the outstanding common stock of FFBW, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, FFBW, MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of FFBW, Inc. It will not be possible for another entity to acquire FFBW, Inc. without the consent of FFBW, MHC. FFBW, MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of FFBW, Inc.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock where (i) the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

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The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of FFBW, Inc. or First Federal Bank of Wisconsin without the Federal Reserve Board’s prior approval.

Charters and Bylaws of FFBW, Inc. and First Federal Bank of Wisconsin

The following discussion is a summary of provisions of the charter and bylaws of FFBW, Inc. and First Federal Bank of Wisconsin that may be deemed to affect the ability of a person, firm or entity to acquire FFBW, Inc. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of FFBW, Inc. is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of FFBW, Inc. for a three-year term. A classified board promotes continuity and stability of management of FFBW, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, FFBW, Inc. will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of FFBW, Inc.” Although these shares could be used by the board of directors of FFBW, Inc. to make it more difficult or to discourage an attempt to obtain control of FFBW, Inc. through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since FFBW, MHC will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. FFBW, Inc.’s charter provides that there will not be cumulative voting by stockholders for the election of FFBW, Inc.’s directors. No cumulative voting rights means that FFBW, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of FFBW, Inc. to be elected at that meeting. This could prevent minority stockholder representation on FFBW, Inc.’s board of directors.

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Restrictions on Acquisitions of Shares. A section in FFBW, Inc.’s charter provides that for a period of five years from the closing of the offering, no person, other than FFBW, MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of FFBW, Inc. held by persons other than FFBW, MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote. First Federal Bank of Wisconsin’s charter will contain a similar provision, except the ownership restriction will apply to persons other than FFBW, MHC and FFBW, Inc.

Procedures for Stockholder Nominations and Proposals for New Business. FFBW, Inc.’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of FFBW, Inc. at least five days before the date of the annual meeting. Management believes that it is in the best interests of FFBW, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Limitations on Calling Special Meetings of Stockholders. FFBW, Inc.’s federal charter provides that special meetings of our stockholders may be called by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of our outstanding shares of voting stock.

Purpose and Anti-Takeover Effects of FFBW, Inc.’s Charter and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of FFBW, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of FFBW, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of FFBW, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of FFBW, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

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Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of FFBW, Inc.’s charter and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of FFBW, Inc.’s charter and bylaws described above, benefit plans of FFBW, Inc. and First Federal Bank of Wisconsin that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of First Federal Bank of Wisconsin might conclude are not in the best interests of FFBW, Inc. and First Federal Bank of Wisconsin or FFBW, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF FFBW, INC.

General

FFBW, Inc. is authorized to issue 19,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of FFBW, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of FFBW, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of FFBW, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

FFBW, Inc. currently expects that it will have a maximum of up to 6,612,500 shares of common stock outstanding after the offering, of which up to 2,950,625 shares will be held by persons other than FFBW, MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although FFBW, MHC, so long as it is in existence, must own a majority of FFBW, Inc.’s outstanding shares of common stock. FFBW, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. FFBW, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

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Common Stock

Distributions. FFBW, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of FFBW, Inc. will be entitled to receive and share equally in such dividends as may be declared by the board of directors of FFBW, Inc. out of funds legally available therefor. Dividends from FFBW, Inc. will depend, in large part, upon receipt of dividends from First Federal Bank of Wisconsin, because FFBW, Inc. initially will have no source of income other than dividends from First Federal Bank of Wisconsin, earnings from the investment of proceeds retained by FFBW, Inc. from the sale of shares of common stock, and interest payments with respect to FFBW, Inc.’s loan to the employee stock ownership plan to fund the plan’s purchase of our common stock. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

If FFBW, Inc. pays dividends to its stockholders, it would likely pay dividends to FFBW, MHC, unless FFBW, MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current regulations significantly restrict the ability of mutual holding companies organized after December 1, 2009 to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to FFBW, MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if FFBW, MHC were permitted to waive the receipt of dividends.

Pursuant to our charter, FFBW, Inc. is authorized to issue preferred stock. If FFBW, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of FFBW, Inc. will possess exclusive voting rights in FFBW, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If FFBW, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of First Federal Bank of Wisconsin, FFBW, Inc., as holder of First Federal Bank of Wisconsin’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal Bank of Wisconsin, including all deposit accounts and accrued interest thereon, all assets of First Federal Bank of Wisconsin available for distribution. In the event of liquidation, dissolution or winding up of FFBW, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of FFBW, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of FFBW, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if FFBW, Inc. issues more shares in the future. The common stock is not subject to redemption.

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Preferred Stock

None of the shares of FFBW, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. FFBW, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company, LLC will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for First Federal Bank of Wisconsin and FFBW, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Wisconsin state income tax consequences of the reorganization and offering have been passed upon for First Federal Bank of Wisconsin and FFBW, Inc. by Wipfli LLP, Milwaukee, Wisconsin. Luse Gorman, PC and Wipfli LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for FIG Partners, LLC by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.

EXPERTS

The financial statements of First Federal Bank of Wisconsin as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016 have been audited by Wipfli LLP, an independent registered public accounting firm, as stated in its report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to First Federal Bank of Wisconsin and FFBW, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

FFBW, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates.

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The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

FFBW, Inc. and First Federal Bank of Wisconsin have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846, the Central District Office of the Office of the Comptroller of the Currency located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605, and the Chicago Regional Office of the FDIC located at 300 South Riverside Plaza, Suite 1700, Chicago, Illinois 60606.

A copy of the charter and bylaws of FFBW, Inc. is available without charge from First Federal Bank of Wisconsin.

REGISTRATION REQUIREMENTS

In connection with the offering, FFBW, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, FFBW, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, FFBW, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

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* * *

Separate financial statements for FFBW, Inc. have not been included in this prospectus because FFBW, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

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Report of Independent Registered Public Accounting Firm

Board of Directors

First Federal Bank of Wisconsin

Waukesha, Wisconsin

We have audited the accompanying balance sheets of First Federal Bank of Wisconsin (the “Bank”) as of December 31, 2016 and 2015, and the related statements of income, comprehensive income (loss), equity, and cash flows for each of the two years in the period ended December 31, 2016. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Bank of Wisconsin as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States.

Wipfli LLP

June 14, 2017

Milwaukee, Wisconsin

F-1

First Federal Bank of Wisconsin

BALANCE SHEETS (In thousands)

	March 31, 2017	December 31, 2016	December 31, 2015
	(unaudited)
Assets
Cash and cash equivalents	$4,985	$6,911	$3,093
Available for sale securities, stated at fair value	47,044	48,613	48,921
Loans held for sale	268	592	636
Loans, net of allowance for loan losses of $1,478, $1,478 and $1,551	165,697	166,974	172,132
Premises and Equipment, net	7,679	7,610	8,009
Foreclosed Assets	837	667	-
FHLB stock, at cost	739	1,347	1,347
Accrued interest receivable	776	760	806
Cash value of life insurance	6,408	6,352	6,149
Other assets	1,681	1,729	1,602

TOTAL ASSETS	$236,114	$241,555	$242,695

Liabilities and Equity

Deposits	$180,534	$184,639	$184,206
Advance payments by borrowers for taxes and insurance	301	33	41
FHLB advances	19,770	21,277	23,304
Accrued interest payable	208	29	28
Other liabilities	1,146	1,579	934
Total liabilities	201,959	207,557	208,513

Commitments and contingencies (Note 10)

Retained Earnings	34,204	34,123	33,952
Accumulated other comprehensive income (loss)	(49)	(125)	230
Total Equity	34,155	33,998	34,182

TOTAL LIABILITIES AND EQUITY	$236,114	$241,555	$242,695

See accompanying notes to financial statements.

F-2

First Federal Bank of Wisconsin

STATEMENTS OF INCOME (In thousands)

	Three months ended March 31,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Interest and dividend income:
Loans, including fees	$1,853	$1,989	$7,741	$8,067
Securities
Taxable	241	225	847	750
Tax-exempt	35	74	246	294
Other	4	7	31	10
Total interest and dividend income	2,133	2,295	8,865	9,121
Interest Expense:
Interest-bearing deposits	319	333	1,365	1,094
Borrowed funds	58	72	268	189
Total interest expense	377	405	1,633	1,283
Net interest income	1,756	1,890	7,232	7,838
Provision for loan losses	51	11	844	360
Net interest income after provision for loan losses	1,705	1,879	6,388	7,478
Noninterest income:
Service charges and other fees	59	55	247	211
Net gain on sale of loans	86	39	288	200
Net gain on sale of securities	-	6	129	15
Increase in cash surrender value of insurance	50	50	198	176
Other noninterest income	4	1	4	4
Total noninterest income	199	151	866	606
Noninterest expense:
Salaries and employee benefits	1,012	959	4,051	3,749
Occupancy and equipment	286	259	1,012	828
Data processing	156	170	724	660
Foreclosed assets, net	8	-	40	(26)
Professional fees	110	87	441	401
Other	249	248	971	1,077
Total noninterest expense	1,821	1,723	7,239	6,689
Income before income taxes	83	307	15	1,395
Provision (credit) for income taxes	2	48	(156)	417
Net income	$81	$259	$171	$978

See accompanying notes to financial statements.

F-3

First Federal Bank of Wisconsin

STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (In thousands)

	Three months ended March 31,		Years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Net income	$81	$259	$171	$978
Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the period	117	331	(394)	(141)
Reclassification adjustment for (gains) losses realized in net income	-	6	(129)	(15)
Other comprehensive income (loss) before tax effect	117	337	(523)	(156)
Tax effect of other comprehensive income (loss) items	(41)	(55)	168	70
Other comprehensive income (loss), net of tax	76	282	(355)	(86)
Comprehensive income (loss)	$157	$541	$(184)	$892

See accompanying notes to financial statements.

F-4

First Federal Bank of Wisconsin

STATEMENTS OF EQUITY (In thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2015	$32,974	$316	$33,290
Net income	978	-	978
Other comprehensive loss	-	(86)	(86)
Balance at December 31, 2015	33,952	230	34,182
Net income	171	-	171
Other comprehensive loss	-	(355)	(355)
Balance at December 31, 2016	34,123	(125)	33,998
Net income	81	-	81
Other comprehensive income	-	76	76
Balance at March 31, 2017 (unaudited)	$34,204	$(49)	$34,155

See accompanying notes to financial statements.

F-5

First Federal Bank of Wisconsin

STATEMENTS OF CASH FLOWS (in thousands)

	For the three months ended March 31,		For the years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:
Net income	$81	$259	$171	$978
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	51	11	844	360
Depreciation	122	119	473	329
Accretion of loan portfolio discount and deposit premium	(93)	(125)	(438)	(879)
Net amortization (accretion) on securities available for sale	122	(57)	543	470
Loss on sales and impairments of foreclosed assets	-	-	4	-
Gain on sale of securities	-	(6)	(129)	(15)
Increase in cash surrender value of life insurance	(50)	(50)	(198)	(176)
Accretion of discount on FHLB advances	(7)	(7)	(27)	(27)
Changes in operating assets and liabilities:
Accrued interest receivable	(16)	(78)	46	3
Loans held for sale	324	165	44	(421)
Other assets	231	13	20	18
Accrued interest payable	179	203	1	4
Other liabilities	(433)	(151)	645	310
Net cash provided by operating activities	511	296	1,999	954
Cash flows from investing activities:
Proceeds from sales of available for sale securities	-	583	9,485	6,385
Maturities, calls, paydowns on available for sale securities	1,580	2,199	11,789	12,564
Purchases of available for sale securities	(250)	(3,508)	(21,903)	(16,653)
Net (increase) decrease in loans	867	(297)	4,011	(1,892)
Purchases of premises and equipment	(191)	-	(99)	(4,513)
Proceeds from redemption of FHLB stock	608	-	-	-
Proceeds from sale of equipment	-	(10)	25	11
Purchase of life insurance	-	-	-	(1,504)
Proceeds from sale of foreclosed assets	286	-	86	-
Net cash provided by (used in) investing activities	2,900	(1,033)	3,394	(5,602)
Cash flows from financing activities:
Net increase (decrease) in deposits	(4,105)	103	433	(9,132)
Net increase (decrease) in advance payments by borrowers for taxes and insurance	268	194	(8)	10
Net increase (decrease) in FHLB open line of credit	1,000	500	(1,500)	1,500
Repayments of FHLB advances	(2,500)	-	(5,000)	(4,000)
Proceeds from FHLB advances	-	-	4,500	12,000
Net cash (used in) provided by financing activities	(5,337)	797	(1,575)	378
Net increase (decrease) in cash and cash equivalents	(1,926)	60	3,818	(4,270)
Cash and cash equivalents at beginning	6,911	3,093	3,093	7,363
Cash and cash equivalents at end	$4,985	$3,153	$6,911	$3,093

Supplemental Cash Flow Disclosures:
Cash paid for interest	$197	$199	$1,632	$1,280
Cash paid for income taxes	-	-	20	197
Loans transferred to foreclosed assets	456	-	757	-

See accompanying notes to financial statements

F-6

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies

Organization

First Federal Bank of Wisconsin (the “Bank”) is a federally chartered mutual savings bank that provides a variety of financial services to individual and corporate customers. The Bank operates as a full-service financial institution with a primary market area including Waukesha County as well as the Bay View neighborhood on Milwaukee’s south side and surrounding communities. The majority of the Bank’s loans and deposits are to customers within the primary market. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America (US GAAP).

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values of securities, fair value of financial instruments, the valuation of other real estate owned and the valuation of deferred income tax assets.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and balances due from banks and non-maturity deposits in the Federal Home Loan Bank of Chicago (FHLB). The Bank may at times maintain balances at financial institutions that exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Available for Sale Securities

Securities classified as available for sale are those securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity.  Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital requirements, and other similar factors.  Securities classified as available for sale are carried at fair value.  Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect.  Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

Declines in fair value of securities that are deemed to be other than temporary, if applicable, are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient enough to allow for any anticipated recovery in fair value.

F-7

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Loans Acquired in a Transfer

The Bank acquires loans (including debt securities) individually and in groups or portfolios. These loans are initially measured at fair value with no allowance for loan losses. The Bank’s allowance for loan losses on all acquired loans reflect only those losses incurred subsequent to acquisition.

Certain acquired loans may have experienced deterioration of credit quality between origination and the Bank’s acquisition of the loans. At acquisition, the Bank reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that the Bank will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Bank determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (for example, credit score, loan type, and date of origination). The Bank considers expected prepayments and estimates the amount and timing of undiscounted principal, interest, and other cash flows expected at acquisition for each loan and aggregated pool of loans. The excess of the loan’s or pool’s scheduled contractual principal and interest payments over all cash flows expected at acquisition is calculated as the nonaccretable difference. The excess of cash flows expected to be collected over the fair value of each loan or pool (accretable yield) is accreted into interest income over the remaining life of the loan or pool.

At each reporting date, the Bank continues to estimate cash flows expected to be collected for each loan or pool. If expected cash flows have decreased from the acquisition date estimate, the Bank recognizes an allowance for loan losses. If expected cash flows have increased from the acquisition date estimate, the Bank increases the amount of accretable yield to be recognized as interest income over the remaining life of the loan or pool.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for deferred loan fees and costs, charge-offs, and an allowance for loan losses. Interest on loans is accrued and credited to income based on the unpaid principal balance. Loan-origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to make payments as they become due. When loans are placed on nonaccrual status or charged off, all unpaid accrued interest is reversed against interest income. The interest on these loans is subsequently accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

F-8

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Allowance for Loan Losses

The allowance for loan losses is maintained at the level considered adequate by management to provide for losses that are probable as of the balance sheet date. The allowance for loan losses is established through a provision for loan losses charged to expense as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes that the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. In determining the adequacy of the allowance balance, the Bank makes evaluations of the loan portfolio and related off-balance sheet commitments, considers current economic conditions and historical loss experience, and reviews specific problem loans and other factors.

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and their relevant risk characteristics are as follows:

Commercial development: These loans are secured by vacant land and/or property that are in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. Construction loans include not only construction of new structures, but loans originated to finance additions to or alterations of existing structures. Until a permanent loan originates, or payoff occurs, all commercial construction loans secured by real estate are reported in this loan pool. Development loans also have the risk that improvements will not be completed on time, or in accordance with specifications and projected costs.

Commercial real estate: These loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities, and various special purpose properties, including restaurants. These loans are subject to underwriting standards and processes similar to commercial and industrial loans. Loans to closely held businesses are generally guaranteed in full by the owners of the business. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. The cash flows of the borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to the general economic factors or conditions specific to the real estate market, such as geographic location and/or purpose type.

Commercial and industrial: Commercial and industrial loans are extended primarily to small and middle market customers. Such credits typically comprise working capital loans, asset acquisition loans, and loans for other business purposes. Loans to closely held businesses are generally guaranteed in full by the owners of the business. Commercial and industrial loans are made based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of the borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for commercial and industrial loans.

1-4 family owner-occupied: These loans are generally to individuals and are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations, the underlying collateral, and the loan to collateral value. Also included in this category are junior liens on 1-4 family residential properties. Underwriting standards for single family loans are heavily influenced by statutory requirements, which include, but are not limited to, loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements.

F-9

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

1-4 family investor-owned: These loans may be to individuals or businesses and are subject to underwriting standards and processes similar to commercial and industrial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property(ies). The cash flows of the borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to the general economic factors or conditions specific to the real estate market, such as geographic location and/or purpose type.

Multifamily real estate: These loans include loans to finance non-farm properties with five or more units in structures primarily to accommodate households. Such credits are typically originated to finance the acquisition or refinancing of an apartment building. These loans are subject to underwriting standards and processes similar to commercial and industrial loans. Loans to closely held businesses are generally guaranteed in full by the owners of the business. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the subject multifamily property, with assumptions made for vacancy rates. Cash flows of the borrowers rely on the receipt of rental income from the tenants of the property who are themselves subject to fluctuations in national and local economic conditions and unemployment trends.

Consumer: These loans may take the form of installment loans, demand loans, or single payment loans, and are extended to individuals for household, family, and other personal expenditures. These loans generally include direct consumer automobile loans and credit card loans. These loans are generally smaller in size and are underwritten by evaluating the credit history of the borrower, the ability of the borrower to meet the debt service requirements of the loan and total debt obligations.

Management regularly evaluates the allowance for loan losses using the Bank’s past loan loss experience, known and inherent risks in the loan portfolio, composition of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, current economic conditions, and other relevant factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. Management determines whether a loan is impaired on a case-by-case basis, taking into consideration the payment status, collateral value, length and reason of any payment delays, the borrower’s prior payment record, and any other relevant factors. Large groups of smaller-balance homogeneous loans, such as residential mortgage and consumer loans, are collectively evaluated in the allowance for loan losses analysis and are not subject to impairment analysis unless such loans have been subject to a restructuring agreement. Specific allowances for impaired loans are based on discounted cash flows of expected future payments using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the Bank to make additions to the allowance for loan losses based on their judgments of collectability based on information available to them at the time of their examination.

F-10

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Troubled Debt Restructurings

Loans are accounted for as troubled debt restructurings when a borrower is experiencing financial difficulties that lead to a restructuring of the loan, and the Bank grants a “concession” to the borrower that they would not otherwise consider. These concessions include a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof to facilitate repayment. Troubled debt restructurings are considered impaired loans.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less costs to sell, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management, and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets.

Federal Home Loan Bank Stock

The Bank’s investment in Federal Home Loan Bank (“FHLB”) stock is carried at cost, which approximates fair value. The Bank is required to hold the stock as a member of the FHLB, and transfer of the stock is substantially restricted. The stock is evaluated for impairment on an annual basis.

Income Taxes

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

As changes in tax laws or rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes. The differences relate principally to the allowances for loan losses, deferred compensation, depreciation, FHLB stock dividends and non-accrual interest. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

F-11

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

The tax effects from an uncertain tax position can be recognized in the financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Bank recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Based on its evaluation, the Bank has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Bank’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. During the periods shown, the Bank did not recognize any interest or penalties related to income tax expense in its statement of income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising

Advertising costs are expensed as incurred.

Other Comprehensive Loss

Other comprehensive loss is shown on the statements of comprehensive income (loss). The Bank’s accumulated other comprehensive income (loss) is composed of the unrealized loss on securities available for sale, net of tax and is shown on the statements of equity. Reclassification adjustments out of other comprehensive loss for gains realized on sales of securities available for sale comprise the entire balance of “net gain on sale of securities” on the statements of income. As part of this reclassification, income tax expense of approximately $0 and $2 for the three months ended March 31, 2017 and 2016, and $51 and $6 was recognized for the years ended December 31, 2016 and 2015 in “provision (credit) for income taxes” on the statements of income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, unfunded commitments under lines of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Life Insurance

The Bank has purchased life insurance policies on certain key executives. Life insurance is measured at the amount that could be realized under the insurance contract as of the balance sheet date, which is generally the cash surrender value of the policy.

F-12

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 1 - Summary of Significant Accounting Policies (cont.)

Subsequent Events

Management has reviewed the Bank’s operations for potential disclosure or financial statement impacts related to events occurring after December 31, 2016, but prior to the release of these financial statements. Based on the results of this review, no subsequent event disclosure or financial statement impacts to these financial statements are required as of June 14, 2017.

Recent Accounting Pronouncements

The following Accounting Standards Updates (ASUs) have been issued by the Financial Accounting Standards Board (FASB) and may impact the Bank’s financial statements in future reporting periods.

In June 2016, FASB issued ASU No. 2016-13, “Credit Losses (Topic 326).” ASU 2016-13 requires organizations to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption will be permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Bank is currently assessing the impact of adopting ASU 2016-13 on its financial statements.

In January 2016, FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”. The standard makes a number of changes to the recognition and measurement standards of financial instruments, including the following changes: 1) equity securities with a readily determinable fair value will have to be measured at fair value with changes in fair value recognized in net income; 2) entities that are public business entities will no longer be required to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost; and 3) entities that are public business entities will be required to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. This standard is effective for financial statements issued for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2017. The adoption of this standard is not expected to have a material impact on our financial condition or results of operations, except that the Bank will no longer disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost.

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The amendment supersedes and replaces nearly all existing revenue recognition guidance. Under the amended guidance, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual and interim periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. In August 2015, FASB issued ASU No. 2015-14 Revenue from Contracts with Customer (Topic 606), Deferral of the Effective Date. The amendment defers the effective date of ASU No. 2014-09 by one year. Adoption of ASU No. 2014-04 and ASU 2015-14 is not expected to have a material impact on the Bank’s financial statements, but significant disclosures to the Notes thereto will be required.

F-13

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 2 - Cash and Due from Banks

Under Regulation D, savings institutions are generally required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The Bank was required to maintain reserve balances with the Federal Reserve Bank of $0, $0 and $54 as of March 31, 2017, and December 31, 2016 and 2015, respectively.

In the normal course of business, the Bank maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250. Management believes these financial institutions have strong credit ratings and that the credit risk related to these deposits is minimal.

NOTE 3 – Available for Sale Securities

Amortized costs and fair values of available for sale securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2017 (unaudited)
Obligations of the US government and US government sponsored agencies	$3,675	$31	$(2)	$3,704
Obligations of states and political subdivisions	15,030	150	(106)	15,074
Mortgage-backed securities	22,053	34	(277)	21,810
Certificates of deposit	1,250	16	(3)	1,263
Corporate debt securities	5,111	84	(2)	5,193
Total available for sale securities	$47,119	$315	$(390)	$47,044

December 31, 2016
Obligations of the US government and US government sponsored agencies	$3,885	$36	$(2)	$3,919
Obligations of states and political subdivisions	15,606	104	(148)	15,562
Mortgage-backed securities	23,155	39	(302)	22,892
Certificates of deposit	1,000	17	(3)	1,014
Corporate debt securities	5,159	76	(9)	5,226
Total available for sale securities	$48,805	$272	$(464)	$48,613

December 31, 2015
Obligations of the US government and US government sponsored agencies	$7,124	$138	$(16)	$7,246
Obligations of states and political subdivisions	19,378	270	(23)	19,625
Mortgage-backed securities	14,322	45	(78)	14,289
Certificates of deposit	995	-	(5)	990
Corporate debt securities	6,771	47	(47)	6,771
Total available for sale securities	$48,590	$500	$(169)	$48,921

F-14

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 3 – Available for Sale Securities (cont.)

Fair values of securities are estimated based on financial models or prices paid for similar securities. It is possible interest rates could change considerably, resulting in a material change in estimated fair value.

The following table presents the portion of the Bank’s portfolio which has gross unrealized losses, reflecting the length of time that individual securities have been in a continuous unrealized loss position:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2017 (unaudited)
Obligations of the US government and US government sponsored agencies	$794	$(1)	$173	$(1)	$967	$(2)
Obligations of states and political subdivisions	7,558	(106)	-	-	7,558	(106)
Mortgage-backed securities	15,137	(245)	1,616	(32)	16,753	(277)
Certificates of deposit	247	(3)	-	-	247	(3)
Corporate debt securities	1,597	(1)	249	(1)	1,846	(2)
Total	$25,333	$(356)	$2,038	$(34)	$27,371	$(390)
December 31, 2016
Obligations of the US government and US government sponsored agencies	$733	$(1)	$179	$(1)	$912	$(2)
Obligations of states and political subdivisions	7,087	(148)	-	-	7,087	(148)
Mortgage-backed securities	15,370	(278)	1,365	(24)	16,735	(302)
Certificates of deposit	247	(3)	-	-	247	(3)
Corporate debt securities	1,590	(8)	249	(1)	1,839	(9)
Total	$25,027	$(438)	$1,793	$(26)	$26,820	$(464)
December 31, 2015
Obligations of the US government and US government sponsored agencies	$1,239	$(3)	$771	$(13)	$2,010	$(16)
Obligations of states and political subdivisions	3,927	(23)	-	-	3,927	(23)
Mortgage-backed securities	6,222	(40)	1,972	(38)	8,194	(78)
Certificates of deposit	498	(2)	242	(3)	740	(5)
Corporate debt securities	5,780	(45)	249	(2)	6,029	(47)
Total	$17,666	$(113)	$3,234	$(56)	$20,900	$(169)

The Bank held 64 securities with aggregate depreciation of less than 2% from the Bank’s amortized cost basis at March 31, 2017. It is the opinion of management that the unrealized losses in these securities are a result of fluctuations in prevailing interest rates and a decrease in market liquidity and not a result of an impairment in the credit quality of the investment. In addition, the Bank does not have the intent to sell the securities, and it is more likely than not that it will not be required to sell the securities before the recovery of the losses. Based on this information, management believes the unrealized losses are temporary in nature.

F-15

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 3 – Available for Sale Securities (cont.)

The amortized cost and fair value of held to maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary listed below:

	March 31, 2017 (unaudited)
	Amortized Cost	Fair Value
Due in one year or less	$665	$670
Due after one year through 5 years	8,637	8,702
Due after 5 years through 10 years	4,806	4,829
Due after 10 years	10,958	11,033
Subtotal	$25,066	$25,234
Mortgage-backed securities	22,053	21,810
Total	$47,119	$47,044

	December 31, 2016
	Amortized Cost	Fair Value
Due in one year or less	$1,171	$1,178
Due after one year through 5 years	7,918	7,957
Due after 5 years through 10 years	5,045	5,043
Due after 10 years	11,516	11,543
Subtotal	$25,650	$25,721
Mortgage-backed securities	23,155	22,892
Total	$48,805	$48,613

The following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses:

	Three months ended March 31, 2017	Years ended December 31,
	(unaudited)	2016	2015
Proceeds from sale of securities	$-	$9,485	$6,385
Gross gains	-	133	94
Gross losses	-	(4)	(79)

No securities were pledged at March 31, 2017, December 31, 2016, or December 31, 2015.

F-16

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans

Major classifications of loans are as follows:

		December 31,
	March 31, 2017	2016	2015
	(unaudited)
Commercial
Development	$4,222	$2,526	$4,340
Real estate	40,275	42,276	42,213
Commercial and industrial	9,137	7,617	8,972
Residential real estate and consumer
1-4 family owner-occupied	48,688	50,284	56,086
1-4 family investor-owned	33,683	34,633	33,353
Multifamily	31,983	31,905	26,963
Consumer	2,132	1,582	2,555
Subtotal	$170,120	$170,823	$174,482
Deferred loan fees	(84)	(88)	(77)
Loans in process	(2,861)	(2,283)	(722)
Allowance for loan losses	(1,478)	(1,478)	(1,551)
Net loans	$165,697	$166,974	$172,132

Deposit accounts in an overdraft position and reclassified as loans approximated $8, $3, and $2 at March 31, 2017, and December 31, 2016 and 2015, respectively.

A summary of the activity in the allowance for loan losses by portfolio segment is as follows:

	Commercial	Residential real estate and consumer	Total

March 31, 2017 (unaudited)
Beginning balance	$348	$1,130	$1,478
Provision (credit) for loan losses	120	(69)	51
Loans charged off	-	(86)	(86)
Recoveries of loans previously charged off	-	35	35
Total ending allowance balance	$468	$1,010	$1,478

March 31, 2016 (unaudited)
Beginning balance	$497	$1,054	$1,551
Provision (credit) for loan losses	70	(59)	11
Loans charged off	-	-	-
Recoveries of loans previously charged off	-	-	-
Total ending allowance balance	$567	$995	$1,562

F-17

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

	Commercial	Residential real estate and consumer	Total

December 31, 2016
Beginning balance	$497	$1,054	$1,551
Provision (credit) for loan losses	(149)	993	844
Loans charged off	-	(917)	(917)
Recoveries of loans previously charged off	-	-	-
Total ending allowance balance	$348	$1,130	$1,478

December 31, 2015
Beginning balance	$434	$733	$1,167
Provision for loan losses	63	297	360
Loans charged off	-	(116)	(116)
Recoveries of loans previously charged off	-	140	140
Total ending allowance balance	$497	$1,054	$1,551

Information about how loans were evaluated for impairment and the related allowance for loan losses follows:

	Commercial	Residential real estate and consumer	Total
March 31, 2017 (unaudited)
Loans:
Individually evaluated for impairment	$211	$4,398	$4,609
Collectively evaluated for impairment	53,423	112,088	165,511
Total loans	$53,634	$116,486	$170,120
Related allowance for loan losses:
Individually evaluated for impairment	$-	$-	$-
Collectively evaluated for impairment	468	1,010	1,478
Total allowance for loan losses	$468	$1,010	$1,478

F-18

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

	Commercial	Residential real estate and consumer	Total
December 31, 2016
Loans:
Individually evaluated for impairment	$140	$5,038	$5,178
Collectively evaluated for impairment	52,279	113,366	165,645
Total loans	$52,419	$118,404	$170,823
Related allowance for loan losses:
Individually evaluated for impairment	$-	$-	$-
Collectively evaluated for impairment	348	1,130	1,478
Total allowance for loan losses	$348	$1,130	$1,478
December 31, 2015
Loans:
Individually evaluated for impairment	$566	$4,672	$5,238
Collectively evaluated for impairment	54,959	114,285	169,244
Total loans	$55,525	$118,957	$174,482
Related allowance for loan losses:
Individually evaluated for impairment	$-	$392	$392
Collectively evaluated for impairment	497	662	1,159
Total allowance for loan losses	$497	$1,054	$1,551

F-19

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

Information regarding impaired loans follows:

As of March 31, 2017 (unaudited)	Principal Balance	Recorded Investment	Related Allowance	Average Investment	Interest Recognized
Loans with no related allowance for loan losses:
Commercial
Commercial and industrial	$216	$211	$-	$208	$-
Residential real estate and consumer
1-4 family owner-occupied	1,916	1,816	-	1,726	3
1-4 family investor-owned	2,302	2,121	-	2,179	18
Multifamily	510	461	-	463	6
Total	$4,944	$4,609	$-	$4,576	$27

As of December 31, 2016	Principal Balance	Recorded Investment	Related Allowance	Average Investment	Interest Recognized
Loans with no related allowance for loan losses:
Commercial
Real estate	$14	$14	$-	$14	$1
Commercial and industrial	129	126	-	135	-
Residential real estate and consumer
1-4 family owner-occupied	2,363	2,104	-	2,310	20
1-4 family investor-owned	2,707	2,466	-	2,592	73
Multifamily	513	468	-	483	10
Total	$5,726	$5,178	$-	$5,534	$104

As of December 31, 2015	Principal Balance	Recorded Investment	Related Allowance	Average Investment	Interest Recognized
Loans with an allowance for loan losses:
Residential real estate and consumer
1-4 family owner-occupied	$946	$927	$205	$940	$29
1-4 family investor-owned	1,025	787	91	837	11
Multifamily	305	277	24	288	-
Consumer	195	194	72	194	-
Total	$2,471	$2,185	$392	$2,259	$40

Loans with no related allowance for loan losses:
Commercial
Development	$583	$566	$-	$638	$-
Residential real estate and consumer
1-4 family owner-occupied	2,102	2,058	-	2,101	33
1-4 family investor-owned	394	386	-	389	-
Consumer	43	43	-	43	-
Total	$3,122	$3,053	$-	$3,171	$33
Grand Total	$5,593	$5,238	$392	$5,430	$73

No additional funds are committed to be advanced in connection with impaired loans.

F-20

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

The Bank regularly evaluates various attributes of loans to determine the appropriateness of the allowance for loan losses. The credit quality indicators monitored differ depending on the class of loan.

Commercial loans are generally evaluated using the following internally prepared ratings:

“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectibility of the contractual loan payments is highly probable.

“Special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectibility of the contractual loan payments is still probable.

“Substandard” ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectibility of the contractual loan payments is no longer probable.

“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectibility of the contractual loan payments is unlikely.

Information regarding the credit quality indicators most closely monitored for commercial loans by class follows:

	Pass	Special Mention	Substandard	Doubtful	Totals
March 31, 2017 (unaudited)
Development	$4,222	$-	$-	$-	$4,222
Real estate	40,050	225	-	-	40,275
Commercial and industrial	8,353	661	123	-	9,137
1-4 family investor-owned	30,795	2,376	425	87	33,683
Multifamily	31,522	461	-	-	31,983
Totals	$114,942	$3,723	$548	$87	$119,300
December 31, 2016
Development	$2,526	$-	$-	$-	$2,526
Real estate	42,042	234	-	-	42,276
Commercial and industrial	6,895	595	127	-	7,617
1-4 family investor-owned	31,114	2,709	720	90	34,633
Multifamily	31,442	220	243	-	31,905
Totals	$114,019	$3,758	$1,090	$90	$118,957
December 31, 2015
Development	$3,774	$-	$566	$-	$4,340
Real estate	41,078	1,135	-	-	42,213
Commercial and industrial	8,288	684	-	-	8,972
1-4 family investor-owned	30,223	2,218	912	-	33,353
Multifamily	26,462	224	277	-	26,963
Totals	$109,825	$4,261	$1,755	$-	$115,841

F-21

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

Residential real estate and consumer loans are generally evaluated based on whether or not the loan is performing according to the contractual terms of the loan.

Information regarding the credit quality indicators most closely monitored for residential real estate and consumer loans by class follows:

	Performing	Non-performing	Totals
March 31, 2017 (unaudited)
1-4 family owner-occupied	47,459	1,229	48,688
Consumer	2,132	-	2,132
	$49,591	$1,229	$50,820
December 31, 2016
1-4 family owner-occupied	48,180	2,104	50,284
Consumer	1,582	-	1,582
	$49,762	$2,104	$51,866
December 31, 2015
1-4 family owner-occupied	53,101	2,985	56,086
Consumer	2,318	237	2,555
	$55,419	$3,222	$58,641

Loan aging information follows:

		Loans Past Due	Loans Past Due		Nonaccrual
March 31, 2017 (unaudited)	Current Loans	30-89 Days	90+ Days	Total Loans	Loans
Commercial
Development	$4,222	$-	$-	$4,222	$-
Real estate	40,275	-	-	40,275	-
Commercial and industrial	9,137	-	-	9,137	-
Residential real estate and consumer
1-4 family owner-occupied	47,609	789	290	48,688	1,229
1-4 family investor-owned	33,111	147	425	33,683	512
Multifamily	31,983	-	-	31,983	-
Consumer	2,132	-	-	2,132	-
Total	$168,469	$936	$715	$170,120	$1,741

F-22

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

		Loans Past Due	Loans Past Due		Nonaccrual
	Current Loans	30-89 Days	90+ Days	Total Loans	Loans
December 31, 2016
Commercial
Development	$2,526	$-	$-	$2,526	$-
Real estate	42,276	-	-	42,276	-
Commercial and industrial	7,563	54	-	7,617	126
Residential real estate and consumer
1-4 family owner-occupied	48,134	1,743	407	50,284	1,698
1-4 family investor-owned	33,896	170	567	34,633	827
Multifamily	31,905	-	-	31,905	248
Consumer	1,580	2	-	1,582	-
Total	$167,880	$1,969	$974	$170,823	$2,899
December 31, 2015
Commercial
Development	$3,774	$-	$566	$4,340	$566
Real estate	42,213	-	-	42,213	-
Commercial and industrial	8,810	162	-	8,972	-
Residential real estate and consumer
1-4 family owner-occupied	54,680	691	715	56,086	1,871
1-4 family investor-owned	31,699	650	1,004	33,353	1,003
Multifamily	26,963	-	-	26,963	277
Consumer	2,238	117	200	2,555	200
Total	$170,377	$1,620	$2,485	$174,482	$3,917

There are no loans 90 or more days past due and accruing interest as of March 31, 2017 or December 31, 2016 or 2015.

Management regularly monitors impaired loan relationships. In the event facts and circumstances change, an additional provision for loan losses may be necessary.

Nonperforming loans are as follows:

	As of March 31,	As of December 31,
	2017 (unaudited)	2016	2015
Nonaccrual loans, other than troubled debt restructurings	$-	$12	$886
Nonaccrual loans, troubled debt restructurings	1,741	2,887	3,031
Total nonperforming loans (NPLs)	$1,741	$2,899	$3,917
Restructured loans, accruing	$2,566	$2,279	$595

F-23

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

When, for economic or legal reasons related to the borrower’s financial difficulties, the Bank grants a concession to the borrower that the Bank would not otherwise consider, the modified loan is classified as a troubled debt-restructuring. Loan modifications may consist of forgiveness of interest and/or principal, a reduction of the interest rate, allowing interest-only payments for a period of time, and/or extending amortization terms.

The following presents information regarding new modifications of loans classified as troubled debt restructurings during the years ended December 31, 2016 and 2015. All troubled debt restructurings are classified as impaired loans. The recorded investment presented in the following tables does not include specific reserves for loan losses recognized for these loans, which totaled $0 at March 31, 2017 and December 31, 2016, and $56 at December 31, 2015.

	Number of Modifications	Pre-Modification Investment	Post- Modification Investment
March 31, 2017 (unaudited)
Commercial:
Commercial and industrial	1	$88	$88
	1	$88	$88
December 31, 2016
Commercial:
Real estate	1	$14	$14
Commercial and industrial	1	127	127
Residential real estate and consumer:
1-4 family owner-occupied	3	329	329
1-4 family investor-owned	26	1,947	1,947
Multifamily	1	220	220
	32	$2,637	$2,637
December 31, 2015
Residential real estate and consumer:
1-4 family investor-owned	1	$-	$14
Consumer	1	172	172
	2	$172	$186

The Bank considers a troubled debt restructuring in default if it becomes past due more than 90 days. Two 1-4 family investor-owned properties totaling $331 defaulted in the first three months of 2017 that were restructured within twelve months. $82 was charged to the allowance for loan losses relating to these properties. No troubled debt restructurings defaulted within 12 months of their modification date during the years ended December 31, 2016 and 2015.

F-24

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

The Bank continues to evaluate purchased loans for impairment in accordance with US GAAP. The purchased loans were considered impaired at the acquisition date if there was evidence of deterioration since origination and if it was probable that not all contractually required principal and interest payments would be collected under the loans. The following table reflects the carrying value of all purchased loans:

	Contractually Required Payments Receivable
As of March 31, 2017 (unaudited)	Credit Impaired	Non-Credit Impaired	Carrying Value of Purchased Loans
Commercial
Real estate	-	9,395	9,288
Residential real estate and consumer
1-4 family owner-occupied	374	7,826	8,015
1-4 family investor-owned	425	12,425	12,592
Multifamily	241	5,702	5,851
Consumer	-	-	-
Totals	1,040	35,348	35,746

	Contractually Required Payments Receivable
As of December 31, 2016	Credit Impaired	Non-Credit Impaired	Carrying Value of Purchased Loans
Commercial
Real estate	-	9,238	9,113
Residential real estate and consumer
1-4 family owner-occupied	386	9,374	9,546
1-4 family investor-owned	418	13,164	13,294
Multifamily	248	6,463	6,599
Consumer	-	-	-
Totals	1,052	38,239	38,552

	Contractually Required Payments Receivable
As of December 31, 2015	Credit Impaired	Non-Credit Impaired	Carrying Value of Purchased Loans
Commercial
Real estate	-	12,581	12,346
Residential real estate and consumer
1-4 family owner-occupied	977	12,973	13,576
1-4 family investor-owned	439	13,765	13,795
Multifamily	277	6,645	6,747
Consumer	-	28	28
Totals	1,693	45,992	46,492

F-25

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 4 - Loans (cont.)

As of March 31, 2017, the estimated contractually-required payments receivable on credit impaired and non-credit impaired loans was $1.0 million and $35.3 million, respectively. The cash flows expected to be collected related to principal as of March 31, 2017 on all purchased loans is $35.7 million. As a result, there is approximately $642 of remaining discount on the purchased loans. These amounts are based upon the estimate of the underlying collateral or discounted cash flows as of March 31, 2017. Any excess of cash flows expected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan as the purchased loans pay down, mature, renew or pay off.

As of December 31, 2016, the estimated contractually-required payments receivable on credit impaired and non-credit impaired loans was $1.0 million and $38.2 million, respectively. The cash flows expected to be collected related to principal as of December 31, 2016 on all purchased loans is $38.5 million. As a result, there is approximately $739 of remaining discount on the purchased loans. These amounts are based upon the estimate of the underlying collateral or discounted cash flows as of December 31, 2016. Any excess of cash flows expected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan as the purchased loans pay down, mature, renew or pay off.

The change in carrying amount of accretable yield for purchased loans was as follows:

	For three months ended March 31,		For years ended December 31,
	2017	2016	2016	2015
	(unaudited)
Beginning Balance	739	1,193	1,193	1,908
Additions			-	-
Accretion	(97)	(129)	(454)	(715)
Ending Balance	642	1,064	739	1,193

F-26

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 5 - Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and are summarized as follows:

	March 31, 2017	December 31,
	(unaudited)	2016	2015

Land	$765	$765	$765
Buildings	8,552	8,417	8,399
Furniture and Equipment	1,372	1,318	1,279

Totals	10,689	10,500	10,443

Less: Accumulated Depreciation	3,010	2,890	2,434

Premises and equipment, net	$7,679	$7,610	$8,009

Depreciation expense was $122, $119, $473, and $329 for the three months ended March 31, 2017 and 2016, and the years ended December 31, 2016 and 2015, respectively.

NOTE 6 - Deposits

The composition of deposits are as follows:

	March 31, 2017	December 31,
	(unaudited)	2016	2015

Non-Interest bearing checking	$18,044	$12,692	$9,256
Interest bearing checking	624	7,928	9,937
Money market	59,618	58,513	55,842
Statement savings accounts	11,957	9,613	9,347
Health savings accounts	11,664	11,396	11,352
Certificates of deposit	78,627	84,497	88,472

Total	$180,534	$184,639	$184,206

Certificates of deposit that exceed the FDIC insurance limit of $250 totaled $8.1 million, $8.4 million and $8.3 million at March 31, 2017, and December 31, 2016 and 2015, respectively.

F-27

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 6 – Deposits (cont.)

The scheduled maturities of certificates of deposit are as follows:

	As of March 31,	As of December 31,
	2017 (unaudited)	2016

2017	$22,147	$31,979
2018	32,275	29,658
2019	11,226	10,699
2020	7,377	7,287
2021	4,821	4,874
2022	781	-

Total	$78,627	$84,497

NOTE 7 – Borrowed Funds

Borrowed funds consist of the following:

	As of March 31,		As of December 31,
	2017 (unaudited)		2016		2015
	Rates	Amount	Rates	Amount	Rates	Amount

Federal Home Loan Bank (FHLB):
Open line of credit	0.96%	$1,000		$-	0.30%	$1,500
Fixed rate, fixed term advances	0.82% - 1.92%	8,770	0.82% - 1.92%	8,777	0.82% - 3.91%	13,804
Discount note floater		-	0.45%	2,500		-
Fixed advances with floating spread	1.01% - 1.74%	10,000	.91% - 1.63%	10,000	1.07% - 1.76%	8,000
Total		$19,770		$21,277		$23,304

F-28

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 7 – Borrowed Funds (cont.)

The following is a summary of scheduled maturities of fixed term borrowed funds:

As of March 31, 2017 (unaudited)

	Fixed Rate Advances		Adjustable Rate Advances
	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Total Amount

2017	0.83%	$4,020	1.01%	$2,000	$6,020
2018		-	1.34%	2,000	$2,000
2019	1.78%	2,750	1.54%	2,000	$4,750
2020	1.62%	2,000	1.69%	2,000	$4,000
2021		-	1.74%	2,000	$2,000

Total	1.31%	$8,770	1.46%	$10,000	$18,770

As of December 31, 2016

	Fixed Rate Advances		Adjustable Rate Advances
	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Total Amount

2017	0.83%	$4,027	0.65%	$4,500	$8,527
2018		-	0.94%	2,000	$2,000
2019	1.78%	2,750	1.45%	2,000	$4,750
2020	1.62%	2,000	1.60%	2,000	$4,000
2021		-	1.63%	2,000	$2,000

Total	1.31%	$8,777	1.13%	$12,500	$21,277

Actual maturities may differ from the scheduled principal maturities due to call options on the various advances.

F-29

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 7 – Borrowed Funds (cont.)

The Bank has a master contract agreement with the FHLB that provides for a borrowing up to the lesser of a determined multiple of FHLB stock owned or a determined percentage of the book value of the Bank’s qualifying 1-4 family, multifamily, and commercial real estate loans. The Bank pledged approximately $126,996, $144,859 and $76,380 of 1-4 family, multifamily, and commercial real estate loans to secure FHLB advances at March 31, 2017, December 31, 2016, and December 31, 2015, respectively. FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest, such as LIBOR, Federal funds or Treasury Bill rates. Fixed rate advances are priced in reference to market rates of interest at the time of the advance, namely the rates that FHLB pays to borrowers at various maturities. FHLB advances are subject to a prepayment penalty if they are repaid prior to maturity. FHLB advances are also secured by $739, $1,347 and $1,347 of FHLB stock owned by the Bank at March 31, 2017 and December 31, 2016 and 2015.

At March 31, 2017, the Bank’s available and unused portion of this borrowing agreement was $0. At December 31, 2016, the Bank’s available and unused portion of this borrowing agreement totaled approximately $13,400.

In addition, the Bank has a $7 million federal funds line of credit through Bankers’ Bank of Wisconsin, which was not drawn on as of March 31, 2017 or December 31, 2016. The Bank also has the authority to borrow through the Federal Reserve’s Discount Window.

NOTE 8 – Employee Benefit Plan

The Bank sponsors a 401(k) profit sharing plan that covers substantially all employees. To be eligible to participate, an employee must have completed 1,000 hours of service and be 21 years of age or older. The Bank matches 25% of employee contributions up to 4% of their annual compensation in addition to a 3% safe harbor contribution. The Bank may also make nonelective contributions to the plan at the discretion of the Board of Directors. Expense charged to operations for this plan was $39 and $33 for the three months ended March 31, 2017, and 2016, respectively, and $162 and $154 for the years ended December 31, 2016 and 2015, respectively.

F-30

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 9 - Income Taxes

The provision for income taxes included in the accompanying financial statements consists of the following components:

	Three months ended March 31, (unaudited)		Years ended December 31,
	2017	2016	2016	2015
Current Taxes (Benefit)
Federal	$(189)	$23	$4	$91
State	(4)	17	(5)	97
	(193)	40	(1)	188
Deferred Income Taxes (Benefit)
Federal	188	10	(145)	219
State	7	(2)	(10)	10
	195	8	(155)	229
Total provision (credit) for income taxes	$2	$48	$(156)	$417

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The net deferred tax asset in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

	As of March 31,	As of December 31,
	2017 (unaudited)	2016	2015
Deferred Tax Assets
Allowance for loan losses	582	$582	$601
Deferred compensation	174	176	151
Real estate owned	-	10	10
Non-accrual interest	43	43	11
Purchase accounting	49	88	163
Federal net operating loss carryforwards	123	123	-
State net operating loss carryforwards	15	15	-
AMT credit	77	77	76
Unrealized loss on available for sale securities	41	67	-
Other	-	44	11
Deferred Tax Assets	$1,104	$1,225	$1,023

Deferred Tax Liabilities
Unrealized gain on available for sale securities	$-	$-	$(100)
Depreciation and amortization	(108)	(78)	(96)
FHLB stock	(113)	(113)	(113)
Other	(17)	(14)	(16)
Deferred Tax Liabilities	$(238)	$(205)	$(325)

Net Deferred Tax Asset	$866	$1,020	$698

F-31

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 9 - Income Taxes (cont.)

A summary of the sources of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes follows:

	Three months ended March 31,				Years ended December 31,
	2017 (unaudited)		2016 (unaudited)		2016		2015
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$28	34.00%	$104	34.00%	$5	34.00%	$474	34.00%
Adjustments for
Tax exempt interest on municipal obligations	(12)	-14.46%	(25)	-8.14%	(84)	-560.00%	(94)	-6.74%
State income taxes, net of federal income tax benefit	3	3.61%	15	4.89%	(10)	-66.67%	71	5.09%
Increase in CSV of life insurance	(17)	-20.48%	(17)	-5.54%	(67)	-446.67%	(60)	-4.30%
Other -net	-	0.00%	(29)	-9.45%	-	0.00%	26	1.86%
Provision (credit) for income taxes	$2	2.67%	$48	15.76%	$(156)	-1039.34%	$417	29.91%

With few exceptions, the Bank is no longer subject to federal or state examinations by taxing authorities for years before 2012.

At December 31, 2016, the Bank had a state net operating loss carryover of approximately $270 that will expire in 2036. The Bank had a federal net operating loss carryover of approximately $362 at March 31, 2017 and December 31, 2016, that will expire in 2036.

NOTE 10 - Commitments and Contingencies

In the normal course of business, the Bank may be involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank’s financial statements. No legal proceedings existed at March 31, 2017.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual, or notional, amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments. Since some of the commitments are expected to expire without being drawn upon, and some of the commitments may not be drawn upon to the total extent of the commitment, the notional amount of these commitments does not necessarily represent future cash requirements of the Bank.

F-32

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 10 - Commitments and Contingencies (cont.)

The contract amounts of credit-related financial instruments at March 31, 2017, December 31, 2016 and 2015 are summarized below:

	As of March 31,	As of December 31,
	2017 (unaudited)	2016	2015
Unused lines of credit	12,445	13,256	10,963
Undisbursed portion of loan proceeds	2,861	2,283	722
Standby letters of credit	601	537	605

Unused commitments under lines of credit are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not require collateral and may or may not contain a specific maturity date. All of these commitments are at variable rates.

The undisbursed portion of loan proceeds represents undrawn amounts under construction loans. These loans are generally secured by real estate and generally have a specific maturity date.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. Generally, all standby letters of credit issued have expiration dates within one year. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting these commitments. Standby letters of credit are not reflected in the financial statements, since recording the fair value of these guarantees would not have a significant impact on the financial statements.

The Bank sells loans to investors and does not retain servicing responsibilities. Upon sale, the risk of credit loss is passed to the investor, unless the loan is sold with recourse. For loans sold without recourse, the Bank does not retain the risk of loss should a loan, previously sold, go into default, unless it is determined that such loan was not within the agreed-upon underwriting guidelines due to negligence on the part of the Bank or fraud on the part of the borrower. Such risk retention is standard within the mortgage banking industry. The Bank’s exposure relating to the fair value of the representations and warranties and other recourse obligations is not material. The Bank is contingently liable in the amount of $6.4 million relating to loans sold with recourse at March 31, 2017. All recourse provisions expire within four months from when the loan is sold.

As of March 31, 2017, the Bank did not engage in the use of interest rate swaps, futures or option contracts.

NOTE 11 - Concentration of Credit Risk

Financial instruments that potentially subject the Bank to credit risk consist primarily of cash and cash equivalents, investments, and loans. The Bank’s cash and cash equivalents are held in demand accounts with various institutions. The Bank’s investments are held in a variety of interest bearing investments including obligations from the U.S. government and government sponsored agencies and certificates of deposit. Such deposits are generally in excess of insured limits. The Bank has not experienced any historical losses on its deposits of cash and cash equivalents. Practically all of the Bank’s loans and commitments have been granted to customers in the Bank’s market area. Although the Bank has a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank. The concentration of credit by type of loan is set forth in Note 4.

F-33

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 12 – Related-Party Transactions

A summary of loans to directors, executive officers, and their affiliates follows:

	Three months ended March 31, 2017	Years ended December 31,
	(unaudited)	2016	2015

Beginning balance	$2,853	$2,796	$1,899
Adjustments for changes in directors and executive officers	-	(140)	-
New loans	-	546	1,330
Repayments	(156)	(349)	(433)

Ending balance	$2,697	$2,853	$2,796

Deposits from directors, executive officers, and their affiliates totaled $1,161, $1,167 and $1,010 at March 31, 2017, December 31, 2016 at December 31, 2015, respectively.

The Bank utilizes the services of a law firm in which one of the Bank’s directors is a partner. Fees paid to the firm for the three months ended March 31, 2017 and 2016 were $18 and $17, respectively, and $81 and $52 during the years ended 2016 and 2015, respectively.

The Bank utilizes the services of a development company in which one of the Bank’s directors is an owner. Fees paid to the company were $90 in 2015. No fees were paid in 2016 or 2017.

NOTE 13 – Foreclosed Assets

Foreclosed Assets consists of a 1 -4 family investor property and a commercial real estate property as of March 31, 2017 totaling $837 and one foreclosed commercial real estate property totaling $667 at December 31, 2016. There were no foreclosed properties as of December 31, 2015. There were no foreclosed residential real estate loans at December 31, 2016 or 2015. Residential real estate loans that are in the process of foreclosure totaled $921, $307 and $0 at March 31, 2017 and December 31, 2016 and 2015, respectively.

NOTE 14 – Fair Value

Accounting standards describe three levels of inputs that may be used to measure fair value (the fair value hierarchy). The level of an asset or liability within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement of that asset or liability.

Following is a brief description of each level of the fair value hierarchy:

Level 1 - Fair value measurement is based on quoted prices for identical assets or liabilities in active markets.

Level 2 - Fair value measurement is based on: (1) quoted prices for similar assets or liabilities in active markets; (2) quoted prices for identical or similar assets or liabilities in markets that are not active; or (3) valuation models and methodologies for which all significant assumptions are or can be corroborated by observable market data.

F-34

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

Level 3 - Fair value measurement is based on valuation models and methodologies that incorporate at least one significant assumption that cannot be corroborated by observable market data. Level 3 measurements reflect the Bank’s estimates about assumptions market participants would use in measuring fair value of the asset or liability.

Some assets and liabilities, such as securities available for sale, are measured at fair value on a recurring basis under accounting principles generally accepted in the United States. Other assets and liabilities, such as impaired loans, may be measured at fair value on a nonrecurring basis.

Following is a description of the Bank’s valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

Available for sale securities- Available for sale securities may be classified as Level 1 or Level 2 measurements within the fair value hierarchy. Level 1 securities include equity securities traded on a national exchange. The fair value measurement of a Level 1 security is based on the quoted price of the security. Level 2 securities include U.S. government and agency securities, obligations of states and political subdivisions, corporate debt securities, and mortgage related securities. The fair value measurement of a Level 2 security is obtained from an independent pricing service and is based on recent sales of similar securities and other observable market data.

Loans - Loans are not measured at fair value on a recurring basis. However, loans considered to be impaired may be measured at fair value on a nonrecurring basis. The fair value measurement of an impaired loan that is collateral dependent is based on the fair value of the underlying collateral. Independent appraisals are obtained that utilize one or more valuation methodologies - typically they will incorporate a comparable sales approach and an income approach. Management routinely evaluates the fair value measurements of independent appraisers and adjusts those valuations based on differences noted between actual selling prices of collateral and the most recent appraised value. Such adjustments are usually significant, which results in a Level 3 classification. All other impaired loan measurements are based on the present value of expected future cash flows discounted at the applicable effective interest rate and, thus, are not fair value measurements.

Foreclosed assets - Real estate acquired through or in lieu of loan foreclosure are not measured at fair value on a recurring basis. However, foreclosed assets are initially measured at fair value (less estimated costs to sell) when they are acquired and may also be measured at fair value (less estimated costs to sell) if they become subsequently impaired. The fair value measurement for each asset may be obtained from an independent appraiser or prepared internally. Fair value measurements obtained from independent appraisers generally utilize a market approach based on sales of comparable assets and/or an income approach. Such measurements are usually considered Level 2 measurements. However, management routinely evaluates fair value measurements of independent appraisers by comparing actual selling prices to the most recent appraisals. If management determines significant adjustments should be made to the independent appraisals based on these evaluations, these measurements are considered Level 3 measurements. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

F-35

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

Assets measured at fair value on a recurring basis are summarized below:

	Recurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of March 31, 2017 (unaudited)
Assets:
Available for sale securities:
Obligations of the US government and US government sponsored agencies	$-	$3,704	$-	$3,704
Obligations of states and political subdivisions	-	15,074	-	15,074
Mortgage-backed securities	-	21,810	-	21,810
Certificates of deposit	-	1,263	-	1,263
Corporate debt securities	-	5,193	-	5,193
Total	$-	$47,044	$-	$47,044

As of December 31, 2016
Assets:
Available for sale securities:
Obligations of the US government and US government sponsored agencies	$-	$3,919	$-	$3,919
Obligations of states and political subdivisions	-	15,562	-	15,562
Mortgage-backed securities	-	22,892	-	22,892
Certificates of deposit	-	1,014	-	1,014
Corporate debt securities	-	5,226	-	5,226
Total	$-	$48,613	$-	$48,613

As of December 31, 2015
Assets:
Available for sale securities:
Obligations of the US government and US government sponsored agencies	$-	$7,246	$-	$7,246
Obligations of states and political subdivisions	-	19,625	-	19,625
Mortgage-backed securities	-	14,289	-	14,289
Certificates of deposit	-	990	-	990
Corporate debt securities	-	6,771	-	6,771
Total	$-	$48,921	$-	$48,921

F-36

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

Information regarding the fair value of assets measured at fair value on a nonrecurring basis follows:

	Nonrecurring Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

As of March 31, 2017 (unaudited)
Assets:
Foreclosed assets	$-	$-	$837	$837

As of December 31, 2016
Assets:
Foreclosed assets	$-	$-	$667	$667

As of December 31, 2015
Assets:
Loans	$-	$-	$1,793	$1,793

Loans with a carrying amount of $2,185 were considered impaired and were written down to their estimated fair value of $1,793 as of December 31, 2015. As a result, the Bank recognized a specific valuation allowance against these impaired loans totaling $392 as of December 31, 2015. There were no loans with specific allowances as of December 31, 2016 or March 31, 2017.

Foreclosed assets with a carrying amount of $837 and $667 were determined to be at their fair value as of March 31, 2017 and December 31, 2016, respectively. There were no foreclosed assets as of December 31, 2015.

The following presents quantitative information about nonrecurring Level 3 fair value measurements:

	Fair Value	Valuation Technique	Unobservable Input(s)	Range/Weighted Average
As of March 31, 2017 (unaudited)
Foreclosed assets	$837	Market and/or income approach	Management discount on appraised values	10% - 20%

As of December 31, 2016
Foreclosed assets	$667	Market and/or income approach	Management discount on appraised values	10% - 20%

As of December 31, 2015
Impaired loans	$1,793	Market and/or income approach	Management discount on appraised values	10% - 20%

F-37

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

The Bank estimates fair value of all financial instruments regardless of whether such instruments are measured at fair value. The following methods and assumptions were used by the Bank to estimate fair value of financial instruments not previously discussed.

Cash and cash equivalents – Fair value approximates the carrying value.

Loans held for sale – Fair value is based on commitments on hand from investors or prevailing market prices.

Loans – Fair value of variable rate loans that reprice frequently is based on carrying values. Fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings. Fair value of impaired and other nonperforming loans is estimated using discounted expected future cash flows or the fair value of the underlying collateral, if applicable.

FHLB stock – Fair value is the redeemable (carrying) value based on the redemption provisions of the Federal Home Loan Bank.

Accrued interest receivable and payable – Fair value approximates the carrying value.

Cash value of life insurance – Fair value is based on reported values of the assets.

Deposits and advance payments by borrowers for taxes and insurance – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, including advance payments by borrowers for taxes and insurance, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently being offered on similar time deposits.

FHLB Advances – Fair value of fixed rate, fixed term borrowings is estimated by discounting future cash flows using the current rates at which similar borrowings would be made. Fair value of borrowings with variable rates or maturing within 90 days approximates the carrying value of those borrowings.

F-38

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

The carrying value and estimated fair value of financial instruments follow:

	March 31, 2017 (unaudited)
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	4,985	4,985
Available for sale securities	47,044		47,044
Loans held for sale	268		268
Loans	165,697			166,163
Accrued interest receivable	776	776
Cash value of life insurance	6,408			6,408
FHLB stock	739			739

Financial liabilities:
Deposits	180,534	101,907		77,980
Advance payments by borrowers for taxes and insurance	301	301
FHLB advances	19,770			19,642
Accrued interest payable	208	208

	December 31, 2016
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	6,911	6,911
Available for sale securities	48,613		48,613
Loans held for sale	592		592
Loans	166,974			167,628
Accrued interest receivable	760	760
Cash value of life insurance	6,352			6,352
FHLB stock	1,347			1,347

Financial liabilities:
Deposits	184,639	100,142		83,907
Advance payments by borrowers for taxes and insurance	33	33
FHLB advances	21,277			21,139
Accrued interest payable	29	29

F-39

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 14 – Fair Value (cont.)

	December 31, 2015
	Carrying Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	3,093	3,093
Available for sale securities	48,921		48,921
Loans held for sale	636		636
Loans	172,132			173,613
Accrued interest receivable	806	806
Cash value of life insurance	6,149			6,149
FHLB stock	1,347			1,347

Financial liabilities:
Deposits	184,206	95,734		87,557
Advance payments by borrowers for taxes and insurance	41	41
FHLB advances	23,304			23,247
Accrued interest payable	28	28

Limitations - The fair value of a financial instrument is the current amount that would be exchanged between market participants, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Consequently, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters that could affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business. Deposits with no stated maturities are defined as having a fair value equivalent to the amount payable on demand. This prohibits adjusting fair value derived from retaining those deposits for an expected future period of time. This component, commonly referred to as a deposit base intangible, is neither considered in the above amounts, nor is it recorded as an intangible asset on the consolidated balance sheets. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

F-40

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 15 – Equity and Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Common Equity Tier 1, Tier 1, and Total capital to risk-weighted assets and of Tier 1 capital to average assets. It is management’s opinion, as of December 31, 2016 and as of March 31, 2017, that the Bank meets all applicable capital adequacy requirements.

As of March 31, 2017 and December 31, 2016, the Bank is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum regulatory capital ratios as set forth in the table. There are no conditions or events since March 31, 2017 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following tables:

						To Be Well Capitalized
	Actual		For Capital Adequacy Purposes			Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
March 31, 2017 (unaudited)
Common Equity Tier 1 capital (to risk-weighted assets)	$34,112	20.38%	$	≥7,532	≥4.50%	$	≥10,880	≥6.50%
Tier 1 capital (to risk-weighted assets)	34,112	20.38%		≥10,043	≥6.00		≥13,391	≥8.00
Total capital (to risk-weighted assets)	35,590	21.26%		≥13,391	≥8.00		≥16,739	≥10.00
Tier 1 capital (to average assets)	34,112	14.43%		≥9,458	≥4.00		≥11,822	≥5.00

December 31, 2016
Common Equity Tier 1 capital (to risk-weighted assets)	$34,052	20.87%	$	≥7,344	≥4.50%	$	≥10,608	≥6.50%
Tier 1 capital (to risk-weighted assets)	34,052	20.87%		≥9,792	≥6.00		≥13,056	≥8.00
Total capital (to risk-weighted assets)	35,530	21.77%		≥13,056	≥8.00		≥16,320	≥10.00
Tier 1 capital (to average assets)	34,052	13.93%		≥9,778	≥4.00		≥12,222	≥5.00

December 31, 2015
Common Equity Tier 1 capital (to risk-weighted assets)	$33,898	20.60%	$	≥7,405	≥4.50%	$	≥10,697	≥6.50%
Tier 1 capital (to risk-weighted assets)	33,898	20.60%		≥9,874	≥6.00		≥13,165	≥8.00
Total capital (to risk-weighted assets)	35,449	21.54%		≥13,165	≥8.00		≥16,457	≥10.00
Tier 1 capital (to average assets)	33,898	14.00%		≥9,685	≥4.00		≥12,106	≥5.00

F-41

FIRST FEDERAL BANK OF WISCONSIN

NOTES TO FINANCIAL STATEMENTS

Three months ended March 31, 2017 and 2016 (unaudited)

And Years Ended December 31, 2016 and 2015

(in thousands)

NOTE 16 – Intangible Assets

The core deposit premium intangible asset had a gross carrying amount of $161 and accumulated amortization of $46 at March 31, 2017.The core deposit premium intangible asset had a gross carrying amount of $161 and accumulated amortization of $42 at December 31, 2016. The core deposit premium intangible asset had a gross carrying amount of $161 and accumulated amortization of $25 at December 31, 2015. Aggregate amortization expense for the three months ended March 31, 2017 and 2016 was $4 and $4, and for the years ended December 31, 2016 and 2015 was $16 and $16.

The following table shows the estimated future amortization of the core deposit premium intangible asset for the next five years. The projections of amortization expense are based on existing asset balances:

	As of March 31, 2017	As of December 31, 2016
2017	12	16
2018	16	16
2019	16	16
2020	16	16
2021	16	16

NOTE 17 – Deferred Compensation

The Bank has entered into various deferred compensation agreements with key officers. The liability outstanding under the agreements was $442 at March 31, 2017, $446 at December 31, 2016 and $383 at December 31, 2015. The amount charged to operations was $20 and $28 for the three months ended March 31, 2017 and 2016 and $132 and $142 for the twelve months ended December 31, 2016 and 2015.

F-42

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by FFBW, Inc. or First Federal Bank of Wisconsin. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of FFBW, Inc. or First Federal Bank of Wisconsin since any of the dates as of which information is furnished herein or since the date hereof.

Up to 2,562,500 shares

(Subject to Increase to up to 2,950,625 shares)

(Proposed Holding Company for

First Federal Bank of Wisconsin)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

FIG PARTNERS, LLC

August 14, 2017

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until October 30, 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.